UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES

EXCHANGE ACT OF 1934

FRANKLY INC.

(Name of registrant as specified in its charter)

British Columbia	98-1230527
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

333 Bryant Street, Suite 240 San Francisco, CA	94107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 861-9797

With copies to:

Richard I. Anslow, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Tel: (212) 370-1300

Fax: (212) 370-7889

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares, no par value

 (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

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CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains forward-looking statements, which reflect our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Form 10 and are subject to a number of risks, uncertainties and assumptions described under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Forward-looking statements include, but are not limited to, statements with respect to the nature of the usage of our software-as-a-service platform, our strategy and capabilities, changing audience and advertising demand for local news and media, needs for new technology from local news and media industry, the vertical and regional expansion of our market and business opportunities, the expansion of our product offering, and the estimated number of smart device users, local news and media businesses and digital advertisers in the future. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict or are beyond our control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward looking statements. Consequently, readers should not place undue reliance on such forward-looking statements. In addition, these forward-looking statements relate to the date on which they are made.

The forward-looking statements reflect our current expectations and are based on information currently available to us and on assumptions we believe to be reasonable. Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, activities, performance or achievements to be materially different from that expressed or implied by such forward-looking statements. These forward-looking statements include, but are not limited to:

●	our ability to implement our business strategy;

●	our ability to successfully integrate any acquired businesses;

●	our overall ability to effectively respond to technology changes affecting the industry and increasing competition from other technology providers;

●	our ability to retain existing content management system (“CMS”) platform customers or add new ones;

●	our ability to generate new customers for our mobile technology products;

●	the availability of advertising inventory and the market demand and prices of such inventory;

●	our ability to introduce changes to our existing products or develop and introduce new and unproven products and our customers’ or the market’s acceptance of such products;

●	our ability to manage our growth effectively;

●	the recent consolidation and vertical integration within the local news broadcasting industry;

●	the business conditions of our customers particularly in the local news broadcasting and adjacent industries;

●	the adoption of ASTC 3.0 and its implications on our customers;

●	our ability to expand our customer base to global markets;

●	our ability to protect its intellectual property; and

●	our ability to access capital markets.

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Although we have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. The forward-looking information contained herein is made as of the date of this Form 10 and, other than as required by law, we do not assume any obligation to update any forward-looking information, whether as a result of new information, future events or results or otherwise.

You should also read the matters described in “Risk Factors” and the other cautionary statements made in this Form 10 as being applicable to all related forward-looking statements wherever they appear in this Form 10. The forward-looking statements in this Form 10 may not prove to be accurate and therefore you are encouraged not to place undue reliance on forward-looking statements. You should read this Form 10 completely.

This Form 10 also includes estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

In this Form 10, currency amounts are stated in U.S. dollars (“$”), unless specified otherwise. All references to CDN$ are to Canadian dollars.

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ITEM 1. BUSINESS.

Overview

Our mission is to help TV broadcasters and media companies transform their traditional business from just delivering content over-the-air via broadcast television to distributing content in multi-platform, digital formats on new platforms such as mobile, tablets, desktop and other connected devices. Our core product is a white-labeled software platform that enables media companies to publish their official content onto multiscreen devices, increase social interaction on those multiscreen experiences, and enable digital advertising. The platform consists of a CMS platform, native mobile and over-the-top (“OTT”) applications, responsive web framework, digital video solutions and digital advertising solutions. We generate revenues by charging monthly recurring software licensing fees, variable usage fees for our platform and sharing digital advertising revenue with our customers.

Our platform is currently being used by approximately 200 U.S. local news stations, mostly affiliated with large broadcasting networks such as NBC, CBS, FOX and ABC. We plan to enhance our platform in the future by expanding our offerings to other media verticals and international markets, together with investments into channel partnerships, sales and marketing, enhanced data analytics and innovative advertising products.

History and Corporate Structure

Capital Pool Company

We were originally incorporated pursuant to the OBCA on June 7, 2013, under the name WB III Acquisition Corp. We completed our initial public offering on October 17, 2013, and were listed on the TSX Venture Exchange Inc. (“TSX-V”) as a CPC pursuant to Policy 2.4 - Capital Pool Companies of the TSX-V. As a CPC, our principal business was to identify and evaluate opportunities for the acquisition of assets or businesses for the completion of a qualifying transaction and, once identified and evaluated, to negotiate the acquisition, subject to shareholder and TSX-V approval.

Reverse Triangular Merger with TicToc (the “Qualifying Transaction”)

On September 30, 2014, we entered into a letter of intent with TicToc Planet, Inc., a Delaware Corporation (“TicToc”) incorporated in September 2012. On December 8, 2014, we entered into a merger agreement with our then wholly-owned subsidiary, WB III Subco Inc., and TicToc, pursuant to which we agreed to complete a qualifying transaction with TicToc by way of a “reverse triangular merger” (the “Qualifying Transaction”). On December 22, 2014, pursuant to articles of amendment, we changed our name to “Frankly Inc.” On December 23, 2014, we completed the Qualifying Transaction, which resulted in a reverse takeover of Frankly Inc. by the shareholders of TicToc, whereby WB III Subco Inc. merged with and into TicToc, TicToc changed its name to Frankly Co. and the security holders of Frankly Co. received securities of Frankly Inc. in exchange for their securities of Frankly Co.

Acquisition of Gannaway Web Holdings, LLC

On July 28, 2015, we signed an agreement (the “Unit Purchase Agreement”) to purchase the outstanding units of Gannaway Web Holdings, LLC, operating as Worldnow, for total consideration of $45 million. On August 25, 2015 (the “Closing Date”), the Company completed this acquisition of Worldnow. Subsequent to the acquisition, Worldnow changed its name to Frankly Media LLC (“Frankly Media”). Through the acquisition of Frankly Media, we became a software-as-a-service (“SaaS”) provider of content management and digital publishing software, also offering related digital advertising services for local media sites on the web and mobile.

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Continuation as British Columbia Corporation

On July 11, 2016, we continued the Company as a British Columbia corporation under the Business Corporations Act (British Columbia) (the “BCBCA”).

The following chart illustrates our organizational structure:

Our Products and Services

Our product offerings have evolved as our business has grown and changed. From February 2013 through August 2015, we developed mobile applications and a next generation server platform. During this time, we launched, developed and marketed a consumer focused Frankly Chat mobile application, as well as a white-labeled, business-to-business mobile communication platform via a software development kit (“SDK”) that was used by retailers. The mobile app and SDK business are no longer a material part of our business but the technology became the foundation for our current platform. Through the acquisition of Frankly Media in August 2015, we leveraged our existing mobile and platform expertise to become a SaaS provider of content management for broadcasters and media companies. Today, we provide a white-labeled, integrated software platform to broadcasters and media companies. These customers use our technology to get their content onto multiscreen devices, increase social interaction on those multiscreen experiences, and enable digital advertising.

Our current platform consists of the following offerings and features:

CMS platform connected white-labeled application frameworks. Our white-labeled application frameworks for mobile applications, connected TV applications and desktop and mobile websites connect back into our CMS platform. They simplify the distribution of content across multiple platforms. Our mobile framework is an Android or iOS mobile application framework that enables our customers to easily publish their official mobile apps to their audience. Our native connected TV framework is an Apple TV, Roku and FireTV application framework that enables our customers to easily publish their official connected TV apps to their audience. We also provide a responsive web framework which is a white-labeled desktop and mobile web, collectively, a responsive web, framework that enables our customers to easily publish their official Internet homepages.

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Robust VoD and live video solution. Our Video-On-Demand (“VoD”) live video solution ingests live video content into our on-premise server that encodes, transcodes and enables digital VoD clipping and live video publishing in an integrated format that eliminates the need for customers to deal with multiple vendors.

Digital advertising solutions. Our digital advertising solutions include both programmatic (automated) and direct agency sales efforts to place digital advertising onto our customer’s digital properties in return for a revenue share of the advertising dollars. We also provide local ad sales products and consulting and support services in exchange for monthly fees, and charge our customers for the use of our ad serving platform to serve ads for local and national advertising campaigns. The array of advertising products and services we offer provides our customers with turnkey access to the latest advertising solutions and simplifies the complicated task of monetizing their online properties.

Data-as-a-service. Our newest Data-as-a-service product leverages a Data Management Platform (“DMP”) offering our customers access to targeted audience data and user segments in order to increase targeting and higher advertising rates to advertisers on their digital properties. We plan to continue to develop this product to enable our customers to have actionable data to drive increased audience engagement and enhanced user experience.

We designed our platform and offerings to integrate into a holistic and unified platform with one seamless workflow, allowing our broadcasters and media customers to save time, achieve operational efficiency and to save on costs associated with managing an increasingly complex digital landscape. Our platform is designed to enable our customers to manage the full scope of their digital businesses from management, publishing and monetization in one place.

Customers and Customer Contracts

We enter into written contracts with our customers pursuant to which we provide access to our online, software-as-a-service, content management platform. These contracts typically cover the use of the platform and ancillary services such as delivery and storage of video content, and access to ad-serving and analytics functionality. Many of these agreements also grant us the right to sell online advertising inventory on behalf of the customer pursuant to a revenue sharing arrangement with the customer. Our agreements are generally for a three-year term and do not provide for early termination rights. We bill our customers monthly or quarterly for the fees associated with the software license, and monthly in arrears for variable usage fees incurred by a customer’s use of our platform. We generally make advertising revenue share payments to our customers on a quarterly basis. As of August 1, 2017, we had approximately 200 TV stations as customers.

While we have a diversified customer base, and are seeking to further diversify our customer base, our three largest customers, Raycom Media, Inc. (“Raycom), Gray Television Group and Meredith Corporation, accounted for, individually, 13.7%, 6.5% and 10.1% of revenue for the year ended December 31, 2015, respectively. For the year ended December 2016, our two largest customers Raycom, and Gray Television Group, Inc., accounted for, individually, 19% and 14% of revenue for the year ended December 31, 2016, respectively, and 19%, and 19% of revenue for the three months ended March 31, 2017, respectively, and, collectively, for 38% of our revenue for the three months ended March 31, 2017. Raycom is a customer of our content management platform and mobile apps and is our largest shareholder and creditor. Gray Television Group, Inc. is a customer of our advertising services and Meredith Corporation is a customer of our content management platform.

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Market Opportunity

The current global broadcast and media market participants are facing changes to their market landscape as their audiences are increasingly consuming their content via new platforms and devices. Mobile phones, tablets, connected TV, social media including Facebook, Twitter and Snapchat, and new internet-enabled devices, are beginning to take market share from the traditional television over-the-air broadcasts, radio and print publications.

According to Devoncroft’s 2016 NAB research report (the “Devoncroft Report”), the global media market for technology products and services in 2015 was approximately $49 billion and the majority of these products focused on the TV, over-the-air broadcast market. Given the increasing amounts of time the media market’s audience now spends on media consumption through mobile, Internet, and IP connected devices, broadcasters and media companies must also shift their expenditure dollars to their digital platforms. We believe that this shift will accelerate rapidly given today’s quick proliferation of always-on mobile devices and the availability of technology infrastructure to support a substantial digital business for the broadcast and media markets. According to the Devoncroft Report, there is a structural shift happening now in the industry toward IP technology.

As an increasing number of consumers have abandoned cable and over the air access to television programming in favor of online and mobile access, the Big Broadcast 2015 survey cites the overwhelming majority of technology decision-makers in U.S. local news and media groups in stating they will spend more on cloud-based service providers than on other technology categories. The new, younger audience for local news and media content demand social networking and multiscreen experiences. Millennials are consuming and sharing content through new platforms like Snapchat, BuzzFeed and other digital platforms instead of watching, listening to or reading traditional TV or print media. The U.S. local news and media markets have been rapidly adopting OTT publishing and native mobile platforms designed to reach end users on new devices. Local broadcasters are launching their own branded OTT apps to stay ahead of the curve as cable TV subscriptions fall and streaming subscriptions rise. According to Parks Associates, 36% of U.S. broadband households have at least one streaming media player, up from 27% last year. In late 2015, Apple launched the App Store on Apple TV so that media providers can participate in this industry shift. OTT is a fragmented space with many connected TV platforms available to users. However, we believe traditional media companies are at a disadvantage in this cord-cutting, mobile-first and connected devices trend as their consumers continue to flock to the internet and mobile devices. Traditional media companies have no information about their audience beyond age and gender while digital companies such as Netflix, Hulu and HBO Go have direct relationships and deep knowledge of their audience which allows them to have customer information, which in the case of Netflix and Hulu includes email and phone number, as well as billing information users used to sign-up for their services. In addition, traditional media companies have too many systems to effectively manage their digital presence and often lack the skilled personnel required to keep up with the web, mobile, advertising, data analytics and social media demands of their audience.

We believe the leading market sector for further development is the digital advertising sector both in terms of technology and market size. EMarketer projects worldwide mobile internet ad spending will increase from $19.2 billion in 2013 to $65.5 billion in 2019. In the 2016 edition of Kleiner, Perkins, Caufield and Byers’ annual Internet Trends report, Mary Meeker reported a $22 billion market opportunity in the transition from television to mobile advertising. Local media companies are looking for a better solution to run their digital advertising business, and the overall mobile advertising sector is developing quickly, especially with capabilities to hyper-target local advertising based on data and mobility.

We believe our broad reach among local media and our technology can benefit from the future development of the digital advertising markets and we expect to grow along with the digital success of our customers. Our capability to provide our media company customers with a one-stop shop to meet their digital platform needs will become more valuable as they continue to develop and grow the digital aspects of their businesses in response to the changing preferences of their audience customer base. We believe there are significant opportunities to increase the distribution of our products and services in this space.

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Strategy

We have a three-pronged growth strategy:

● First, we plan to continue to invest in developing our products so we can meet our local broadcasting market customers’ needs with an enhanced, integrated and holistic workflow. We will continue to enhance our current experience in responsive web, native applications, OTT apps and video solutions, and expand into new, emerging platforms where the audience consumes media through new IP-enabled experiences such as Amazon’s Alexa, connected/self-driving cars, artificial intelligence, and new social platforms such as Snapchat, Periscope and Reddit. We believe the value of our core strength in multi-point content ingestion into our consolidated CMS platform and our ability to push out this content on our multi-faceted publishing platform will continue to grow for our customers as we help them meet their challenges in engaging users in a multi-screen/device landscape.

● Second, we are planning to expand our industry verticals to other local media and programmers such as newspapers, radio and bloggers and to national media and programmers, cable channels, film distributors and sports and entertainment content providers, all of which have a growing need for an integrated digital and monetization platform. Our primary customers in this market today are local news broadcasters and media groups in the U.S. However, we see opportunities for growth and expansion in to adjacent verticals such as other local media such as newspapers, radio stations and local bloggers, and international media customers in the future. Whereas traditional media relied on a single medium delivered by only one platform such as television, digital media has become the great equalizer. Digital media puts media providers, including newspapers, TV stations, and Hollywood and Silicon Valley content providers, on the same playing field and forces them to compete for an audience. We believe that our integrated platform can enable anyone, from a single-individual blogger to a multi-network programmer, to manage and operate their digital business seamlessly and profitably. We plan to accelerate our target market expansion with the help of strategic partners who will resell and cross-sell our platform through our channel sales strategy, which relies on leveraging our partners’ customer relationships and sales resources to sell our own products. This will enable us to expand our sales presence efficiently and help us scale sales without incurring significant additional overhead expenses.

● Third, we believe a massive transformation is underway in the use of advertising dollars. Advertising dollars are shifting toward digital and we plan to invest and grow our data and advertising business lines by more aggressively deploying capital and assuming more calculated advertising inventory risk to grow our revenues. According to Mary Meeker’s 2016 State of the Internet report, mobile alone accounts for more than $20 billion of incremental opportunity given the misallocation of advertising dollars versus audience time spent across different platforms. We believe the increased ability to collect data and target advertising in the digital domain will shift the media industry from the legacy TV broadcasting structure where the media content platform and advertising are separate operations to a new digital framework where the content and advertising platforms are tightly coupled. We believe we are uniquely and strategically poised to capture this convergence of the business operations of content and advertising through our integrated platform and capabilities. This uniqueness is achieved as in addition to our content platform, our advertising capabilities include both the team (an established team of advertising technologists and business development professionals) and the advertising technology and partners (such as Google, Rubicon, OpenX, Krux, among others), which all take time, money and expertise to build. We currently have commercial relationships with Google, Rubicon, OpenX and Krux. Google, Rubicon and OpenX provide us with access to large competitive marketplaces in which to locate the highest bidders for our advertising inventory. Google and its affiliates also supply us with ad-serving technology, which we resell to our customers, and advertising analytics tools. We use Krux for data enhancement to help increase revenue we receive on advertising sales.

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Research and Development

In order to support our growth strategy, we plan to continue to invest in research and development. We believe this is an important way to ensure the competitiveness of our product and to take advantage of emerging market opportunities. While we don’t singularly rely on any specific equipment or particular technology, we plan to continue to invest in each area of our product suite, including our CMS platform, video solutions, OTT and mobile app frameworks, our data infrastructure and our advertising technologies. We use a combination of in-house development and external, third-party developers for this development effort because we believe the combination of in-house and third-party development allows us to manage costs and to efficiently develop products. We capitalize our development costs according to our accounting principles, and currently capitalize at the rate of approximately $4 million per year to fund product development. We anticipate these investments will continue and grow as we increase our revenues, but we will be monitoring them closely to ensure cost discipline as market dynamics fluctuate.

Competition

We have a diverse set of competitors across the different aspects of our business. In the local broadcast arena, our chief competitor is Nexstar Broadcasting’s subsidiary Lakana (NASDAQ: NXST), which is owned by a larger broadcasting group which provides it with a captive customer base of TV stations owned by its parent company and significant industry contacts. Lakana has slightly more CMS customers than we do, in part due to the fact that it is owned by a large broadcasting group that operates approximately 170 television stations. We are not aware of Lanaka’s revenues or other resources, but we believe Lakana has access to financing from its parent entity and derives other benefits of being owned by a large public company. For more generalized CMS offerings, we compete against Wordpress VIP and other open source platforms. Open source platforms utilize a developer community in which product innovation and advancements are crowdsourced rather than developed in-house as we do. Having the development of our platform in-house gives us full control of development and we are able to provide products and services that are more closely tailored to the needs of our customers. For video solutions, we compete against industry participants including Brightcove (NASDAQ: BCOV), Neulion (TSE: NLN), MLB Advanced Media and Google’s newly acquired video solutions company Anvato (NASDAQ: GOOG). These video solution companies are larger publicly listed companies with significantly larger research and development budgets. Each of these entities is larger than we are, and serves customers in many areas outside of the broadcast television market. On mobile app frameworks, we compete with Verve, Accedo and Newscycle’s recently acquired DoApps, all of which offer their products and services to the broader market, including television broadcasters. On advertising solutions, we compete against a variety of advertising programming and agency businesses that provide their services to the broader market, including the television broadcasters. The providers of mobile apps and advertising services have the advantage of being focused on singular product lines, however, we offer the advantage of convenience by offering these products and services as integrated components of our product and service offering. In addition, some larger broadcasters have opted to build in-house solutions across one or more of these areas. While such solutions may be specifically tailored to the particular requirements of that broadcaster, we believe our integrated platform provides advantages in cost of operation and access to our development and technology resources.

We believe we are different from our competitors in that we are able to offer a very comprehensive platform that integrates web, mobile apps, OTT apps, video management, advertising and data services, all in one. Therefore, given the growing fragmentation and complexity of multi-platform digital operations, we are well positioned as a one-stop solution for broadcasters and media companies to scale their digital businesses with a fully integrated workflow that enables them to focus on their core business of content creation instead of having to spend time and resources on technology management. Our integrated offering enables us to build our involvement with our customers and reduce the potential of our customers to move to one of our competitors over time as the cost of switching providers for our services will increase with each new offering to our overall platform.

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Seasonality

Our business is generally not impacted by seasonality, with the exception of our advertising revenue. Revenues from our advertising products and services experience some seasonality as they are dependent on website traffic and market price for advertising inventory both of which are usually low at the beginning of the year and high at the end of the year and during the fall and winter holiday seasons.

Intellectual Property

Our success depends in part upon our ability to use and protect our core technology and intellectual property. Our principal technology is the software we use to operate our SaaS content management system. The code for this software is maintained in object code format on secure servers under our control and is not exposed to users or otherwise made available for use in third-party environments. For protection, we also rely on U.S. federal, state, international and intellectual property law rights, as well as contractual restrictions. We control access to our services, proprietary technology and intellectual property through license and other business agreements, confidentiality procedures, non-disclosure agreements with third parties and by entering into confidentiality and invention assignment agreements with employees and independent contractor agreements and professional services agreements with consultants, independent contractors and professional services providers. Where appropriate, we pursue the registration of designs, copyright, domain names, trademarks and service marks in the U.S. and in other jurisdictions.

In addition, our success is dependent on other identifiable intangible properties, such as the Frankly brand name and reputation. Our business model is contingent on maintaining and expanding our customers and advertisers. Accordingly, protecting and enhancing the goodwill in the Frankly reputation and brand is crucial to our success.

We have an issued U.S. patent that protects a specific aspect of frame accurate web editing for our video solution which expires on January 18, 2032. This patent is not material to our present or expected future business.

In connection with the $14.5 million credit facility (the “Credit Facility”) we entered into pursuant to a credit agreement dated August 31, 2016, as amended on December 20, 2016, March 30, 2017 and June 26, 2017 (the “Credit Agreement”) with Raycom, Frankly Media has entered into an Intellectual Property Pledge Agreement pursuant to which it has granted a security interest in all of its intellectual property to Raycom and Frankly Media has deposited its intellectual property in escrow accounts for the benefit of Raycom.

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Government Regulation

As a host of online websites and a distributor of online advertising, we are subject to various federal and state regulations that apply to online activities. Principally, we are subject to FTC regulations regarding online privacy and truth in advertising; we are subject to the CAN-SPAM Act, which addresses the sending of commercial email messages and the Children’s Online Privacy Protection Act (COPPA), which address communications with and collection of information from internet users who are under 13 years old. In some instances, FCC regulations governing closed captioning apply to video content displayed online by our customers. We do not interact with banking or other sensitive personal information of online users, we limit our collection and use of personally identifiable information, and we employ online privacy policies and terms of service. To date, compliance with applicable regulation has not materially hampered our business.

Employees

As of August 1, 2017, we had 81 employees excluding full-time consultants and contractors. None of the Company’s employees is represented by a labor union or covered by a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

Property

Our registered office in British Columbia is located at 2900-550 Burrard Street, Vancouver, British Columbia, Canada V6C 0A3. Our corporate headquarters is located at 333 Bryant Street, Suite 240, San Francisco, California 94107. Our New York offices are located at 27-01 Queens Plaza North, Suite 502, Long Island City, New York 11101. The Company does not own real property and leases the real property it occupies, which is sufficient to meet the Company’s current needs.

Legal Proceedings

On July 21, 2017, a complaint was filed by Gannaway Entertainment, Inc. (“GEI”), Albert C. Gannaway III, and Samantha Gannaway, and was served on August 4, 2017, captioned Gannaway Entertainment, Inc., Albert C. Gannaway III, Samantha Gannaway V.S. Frankly Inc., Steve Chung, SKP America, LLC, JJR Private Capital Limited Partnership, Ron Schmeichel, Louis Schwartz in the United States District Court for the Northern District of California against the Frankly, our Chief Executive Office, Chief Financial Officer and Chief Operating Officer and others alleging violations of U.S. securities laws, fraud and breach of fiduciary duties, and seeking in excess of $15 million in damages, arising out of our acquisition of Gannaway Web Holdings, LLC from GEI and other parties in 2015. We are reviewing the complaint with our counsel and believe that the claims are without merit. We intend to defend the claims vigorously.

We and our affiliates may be involved, from time to time, in legal proceedings that arise in the ordinary course of business.

Enforcement of Civil Liabilities

We are a British Columbia corporation with a registered and records office in British Columbia, Canada. Certain claims may be brought against us in British Columbia. However, it may be difficult for an investor to bring an original action against us or our officers and directors in British Columbia predicated upon the civil liability provisions of the U.S. federal securities laws. Further, it may be difficult for an investor to bring an action against us or our officers and directors in the U.S. to enforce a judgment obtained in British Columbia. Additionally, it may be difficult for an investor to bring an action in British Columbia to enforce a judgment obtained in a U.S. court against us or our officers or directors.

Our U.S. subsidiaries are organized under the laws of the state of Delaware. Substantially all of our assets and all of the assets of our U.S. subsidiaries are located in the U.S. Furthermore, most of our and our U.S. subsidiaries’ current officers and directors reside in the U.S.

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While British Columbia law provides for reciprocal enforcement of judgments from certain enumerated U.S. states, there is uncertainty as to whether British Columbia courts would: (i) enforce judgments of United States courts obtained against us, our U.S. subsidiaries or our, or our U.S. subsidiaries’, directors and officers predicated upon the civil liability provisions of the United States federal securities laws, or (ii) assume jurisdiction of original actions brought in British Columbia against us, our U.S. subsidiaries, or our, or our U.S. subsidiaries’, directors and officers predicated upon the civil liability provisions of the U.S. federal securities laws, as such judgments and laws may, amongst other things, conflict with Canadian laws.

ITEM 1A. RISK FACTORS.

Any investment in our common shares involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Form 10 before deciding whether to purchase our common shares. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This Form 10 also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this Form 10. See “Cautionary Notice Regarding Forward-Looking Statements.”

Risks Related to Our Business

We have a limited operating history which may make it difficult for investors to evaluate our prospects for success.

Frankly Co. was incorporated under the laws of the State of Delaware on September 10, 2012. Frankly Inc. was incorporated on June 7, 2013 and completed a reverse triangular merger with Frankly Co. and a wholly-owned subsidiary, WB III Subco Inc., in December 2014. In addition, we completed the acquisition of Gannaway Web Holdings, LLC, now Frankly Media LLC, on August 25, 2015. Although Frankly Media LLC has been operating since 1998, we have a limited operating history as a consolidated company. This lack of consolidated operating history may make it difficult for investors to evaluate our prospects for success. There is no assurance that we will be successful and the likelihood of success must be considered in light of our relatively early stage of consolidated operations.

Since our inception, we have experienced losses and have an accumulated deficit of approximately $55.1 million as of March 31, 2017 and we may incur additional losses in the future.

We have in the past incurred, and we may in the future incur, losses and experience negative cash flow, either or both of which may be significant. We experienced losses since our inception. We recorded net losses of $1.5 million, $1.6 million, $10.7 million and $24.7 million for the three months ended March 31, 2017 and 2016 and the years ended December 31, 2016 and 2015, respectively. As of March 31, 2017, our consolidated accumulated deficit was approximately $55.1 million. We cannot assure you that we can achieve profitability on a quarterly or annual basis in the future. Failure to become profitable may materially and adversely affect the market price of our common shares.

Our independent registered public accounting firm has expressed in its report on our audited consolidated financial statements a substantial doubt about our ability to continue as a going concern.

We have not yet generated sufficient revenues from our operations to fund our activities, and we are therefore dependent upon external sources for the financing of our operations. As a result, our independent registered public accounting firm has expressed in its report on the audited consolidated financial statements included as part of this Form 10 a substantial doubt regarding our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our common shares might lose their entire investment.

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We and certain of our current and former officers and directors and others have been named as defendants in a purported securities lawsuit. This could result in substantial damages and may divert management’s time and attention from our business.

Securities-related actions and shareholder derivative litigation has often been brought against companies, including many technology companies, which experience volatility in the market price of their securities. This risk is especially relevant for us because technology companies often experience significant stock price volatility in connection with their product development programs.

On July 21, 2017, a complaint was filed by Gannaway Entertainment, Inc. (“GEI”), Albert C. Gannaway III, and Samantha Gannaway, and was served on August 4, 2017, captioned Gannaway Entertainment, Inc., Albert C. Gannaway III, Samantha Gannaway V.S. Frankly Inc., Steve Chung, SKP America, LLC, JJR Private Capital Limited Partnership, Ron Schmeichel, Louis Schwartz in the United States District Court for the Northern District of California against the Frankly, our Chief Executive Office, Chief Financial Officer and Chief Operating Officer and others alleging violations of U.S. securities laws, fraud and breach of fiduciary duties, and seeking in excess of $15 million in damages, arising out of our acquisition of Gannaway Web Holdings, LLC from GEI and other parties in 2015.

This lawsuit and any other potential related lawsuits are subject to inherent uncertainties, and the actual cost will depend upon many unknown factors. The outcome of the litigation is necessarily uncertain, we could be forced to expend significant resources in the defense of these suits and we may not prevail. Monitoring and defending against legal actions is time-consuming for our management and detracts from our ability to fully focus our internal resources on our business activities. In addition, we may incur substantial legal fees and costs in connection with the litigation. We are not currently able to estimate the possible cost to us from these matters, as the lawsuit is currently at an early stage and we cannot be certain how long it may take to resolve these matters or the possible amount of any damages that we may be required to pay. We have not established any reserves for any potential liability relating to this lawsuit. It is possible that we could, in the future, incur judgments or enter into settlements of claims for monetary damages. A decision adverse to our interests on this action could result in the payment of substantial damages, or possibly fines, and could have a material adverse effect on our cash flow, results of operations, financial position and ability to raise additional funds. In addition, the uncertainty of the currently pending litigation could lead to more volatility in our stock price.

Our revenue and operating results may fluctuate, which may make our results difficult to predict and could cause our results to fall short of expectations.

As a result of the rapidly changing nature of the markets in which we compete, our quarterly and annual revenue and operating results may fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. For example, changes in industry or third-party specifications may alter our development timelines and consequently our ability to deliver and monetize new or updated products and services. Additionally, impending changes to technology standards may cause customers to delay investing in new or additional products and services such as the ones we offer. Other factors that may cause fluctuations in our revenue and operation results include but are not limited to:

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●	any failure to maintain strong customer relationships;

●	any failure of significant customers to renew their agreements with us;

●	our ability to attract and retain current and new customers;

●	variations in the demand for our services and products and the use cycles of our services and products by our customers;

●	changes in our pricing policies or those of our competitors;

●	service outages, other technical difficulties or security breaches;

●	limitations relating to the capacity of our networks, systems and processes;

●	maintaining appropriate staffing levels and capabilities relative to projected growth;

●	the timing of costs related to the development or acquisition of technologies, services or businesses to support our existing users and potential growth opportunities; and

●	general economic, industry and market conditions and those conditions specific to internet usage and advertising businesses.

For these reasons and because the market for our services and products is relatively new and rapidly changing, it is difficult to predict our future financial results.

If we are unable to retain and acquire new CMS platform customers, our financial performance may be materially and adversely affected.

Our financial performance and operations are dependent on retaining our current CMS platform customers and acquiring new CMS platform customers. We compete with the other technology providers in the market and increasing competition may affect our ability to retain current and acquire new customers. Any number of factors could potentially negatively affect our customer retention or acquisition. For example, a current customer may request products or services that we currently do not provide and may be unwilling to wait until we can develop or source such additional features. Other factors that affect our ability to retain or acquire new CMS platform customers include:

●	customers increasingly use competing products or services;

●	we fail to introduce new and improved products or if we introduce new products or services that are not favorably received;

●	we are unable to continue to develop new products and services that work with a variety of mobile operating systems and networks and/or that have a high level of market acceptance;

●	there are changes in customer preference;

●	there is consolidation or vertical integration of our customers;

●	there are changes in customer sentiment about the quality or usefulness of our products and services;

●	there are adverse changes in our products that are mandated by legislation, regulatory authorities, or litigation, including settlements or consent decrees;

●	technical or other problems prevent us from delivering our products in a rapid and reliable manner;

●	we fail to provide adequate customer service to our customers; or

●	we, our software developers, or other companies in our industry are the subject of adverse media reports or other negative publicity.

If we are unable to retain and acquire new customers, our financial performance may be materially and adversely affected.

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If we are unable in the future to generate new customers for our mobile technology products, our financial performance may be materially and adversely affected.

As consumer preferences migrate to accessing news and information content through mobile devices, we expect that an increasing amount of our revenue will be derived from our native mobile technology software applications. Our ability to grow our revenues is dependent, in part, on our ability to increase the number of customers that license our mobile software applications. If we are unable to provide compelling native mobile technology and platforms to our customers or if customer adoption of native mobile technology and platforms is slow to develop, we may be unable to retain our current customers or acquire new customers.

A significant portion of our projected revenue is generated from the sale of national and local online advertising inventory, which is dependent on available advertising inventory and market demand and prices for such inventory. A decline in available supply of advertising inventory, general demand for advertising inventory and general economic conditions may materially and adversely affect our advertising revenue.

A significant portion of our projected revenue is generated from the sale of national and local online advertising inventory, the majority of which we sell on an automated basis through real-time bidding. We also sell a small portion of our inventory to premium direct advertising customers to whom we provide advertisement inventory on a fixed price and placement basis. Our advertising revenue is dependent on the amount of advertising inventory that is available to us to sell and market demand and prices for such inventory.

The amount of advertising inventory available for us to sell is affected by many variables including but not limited to:

●	the negotiated amount of inventory we receive from our current CMS customers;

●	the amount of additional inventory our current CMS customers permit us to sell on their behalf;

●	our ability to acquire inventory to sell on behalf of parties that are not customers of our CMS;

●	the amount of end-user traffic to our customers’ online properties; and

●	the specific type of advertising to be sold, such as display, video or mobile advertising.

While we endeavor to maximize the amount of inventory we are able to sell, some of the foregoing variables, and by extension the amount of inventory we may sell, are affected by market forces and other contingencies that we do not control.

The other principal component of gross advertising revenue is the price at which advertising inventory may be sold. To a large extent, the prices we are able to achieve for our advertising inventory are a product of the market supply and demand, which may vary based on several factors including ad size, ad type, geographic region and time of year. At a macro level, advertising spending is also sensitive to overall economic conditions, and our advertising revenues will be adversely affected if advertisers respond to weak and uncertain economic conditions by reducing their budgets or changing their spending patterns. There are limitations on the amount that we can compensate for fluctuations in the prevailing market prices for advertising inventory. Any reduction in spending by existing or potential advertisers and a decline in available advertising inventory or demand for such inventory would negatively affect our advertising revenue and could affect our ability to grow our advertising customer base.

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Some of our customer agreements require us to guarantee certain advertising revenues. If market rates fall below our guaranteed customer agreement rates, we will experience a loss on those advertising inventory units subject to the guarantee.

We have entered into agreements with certain of our existing customers, and in the future we may enter into additional customer agreements, that require us to guarantee minimum amounts of revenue per advertising unit sold, for national advertising inventory that we sell on behalf of these customers. In the event that market rates for national advertising inventory fall below the rates we have guaranteed, we will experience a loss on those advertising inventory units subject to the guarantee. If the amount of advertising inventory subject to guarantees and sold at a loss is large enough and/or the margin by which the market rates fall short of the guaranteed rates is great enough, we could experience a material reduction in our advertising revenues, which would materially and adversely affect our overall revenues.

If we are unable to respond to the rapid technological changes in our industry or develop new products and services in a cost effective manner, we may be unable to compete successfully in the competitive market in which we operate and our financial results could be adversely affected.

Business on the internet is characterized by rapid technological change. Accordingly, we continue to upgrade and improve the features of our products and services. Given the high level of competition in our market and the ever changing technology needs of our customers, our ability to successfully compete depends on our successful development of new products and services. If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions in our industry or address or satisfy our customers’ requirements or preferences in their technology needs, our business, results of operations and financial condition would be materially and adversely affected. Sudden changes in user requirements and preferences, frequent new product and service introductions embodying new technologies, and the emergence of new industry and regulatory standards and practices such as data privacy and security standards could render our products, services and our proprietary technology and systems obsolete. The rapid evolution of these products and services will require that we continually improve the performance, features and reliability of our products and services. However, the complexity of developing new technology in a rapidly changing marketplace may increase our development costs. If we are unable to develop new products and services in a cost-effective manner, we may be unable to compete successfully in the market in which we operate.

We may introduce significant changes to our existing products or develop and introduce new and unproven products. If any of our new products or services, including upgrades to our current products or services, do not meet our customers’ expectations or fail to generate revenue, we could lose our customers or fail to generate any revenue from such products or services and our business may be harmed.

We may introduce significant changes to our existing products or develop and introduce new and unproven products or services, including using technologies with which we have little or no prior development or operating experience. If new or enhanced products fail to attract or retain customers or to generate sufficient revenue, operating margin, or other value to justify certain investments, our business may be adversely affected. If we are not successful with new approaches to monetization, we may not be able to maintain or grow our revenue as anticipated or recover any associated development costs.

In addition, updating our technology may require significant additional capital expenditures. If any of our upgrades to our current services do not meet our customer’s expectations, we could lose customers and our business may be harmed. If new services require us to grow rapidly, this could place a significant strain on our managerial, operational, technical and financial resources. In order to manage our growth, we could be required to implement new or upgraded operating and financial systems, procedures and controls. Our failure to expand our operations in an efficient manner could cause our expenses to grow, our revenue to decline or grow more slowly than expected.

A significant percentage of our revenue for the year ended December 31, 2016 and for the year ended December 31, 2015 was generated by two large customers and three large customers, respectively. If we are unable to maintain our relationship with these customers, our business and operations may be materially and adversely affected.

Approximately 33% and 36% of our revenue for the years ended December 31, 2016 and 2015, respectively, was generated in the aggregate by two large customers and three large customers, respectively, each individually accounting for greater than 10% of revenue. If we are unable to maintain our relationship with these customers, or if any of these customers reduce their purchase commitments, our business and operations may be materially and adversely affected.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We currently depend on the continued services and performance of our key personnel, including Steve Chung, our Chief Executive Officer, Louis Schwartz, our Chief Financial Officer and Chief Operating Officer, and Omar Karim, Head of Engineering. We do not currently have an employment agreement with Mr. Schwartz. The loss of key personnel, including members of management as well as key engineering, product development, marketing, and sales personnel, could disrupt our operations and have an adverse effect on our business. As we continue to grow, we cannot guarantee that we will continue to attract the personnel we need to maintain our competitive position. In particular, we intend to hire a significant number of personnel in the coming years, and we expect to face significant competition from other companies in hiring such personnel, particularly in the San Francisco Bay Area and New York City markets. As we grow, the incentives to attract, retain, and motivate employees provided by our equity awards or by future arrangements, such as through cash bonuses, may not be as effective as in the past. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

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We have recorded significant impairment charges relating to the impairment of a portion of our goodwill and amortizable intangible assets as of December 31, 2015 and December 31, 2016 and may incur additional impairment charges in future periods.

Under U.S. generally accepted accounting principles (“U.S. GAAP”), we review our goodwill for impairment at least annually as of December 31 and when events or changes in circumstances indicate that the carrying value may not be recoverable. Similarly, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or amortizable intangible assets may not be recoverable include a decline in stock price and market capitalization, reduced future cash flow estimates, and slower growth rates in our industry. As a result of these review processes, we determined that a portion of our goodwill and amortizable intangible assets were impaired as of December 31, 2016 and 2015 and, accordingly, we recorded an impairment charge to earnings of approximately $4.2 million for the year ended December 31, 2016 and $12.2 for the year ended December 31, 2015. No assurance can be given that we will not record significant impairment charges in future periods.

We may expand our business through acquisitions of, or investments in, other companies or new technologies, or joint ventures or other strategic alliances with other companies, which may divert our management’s attention or prove not to be successful or result in equity dilution.

In December 2014, we completed a qualifying transaction through a reverse triangular merger with TicToc and WB III Subco Inc. In August 2015, we acquired Frankly Media. We may decide to pursue other acquisitions of, investments in, or joint ventures involving other technologies and businesses in the future. Such transactions could divert our management’s time and focus from operating our business.

Integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures, including, among other things, with respect to:

●	incorporating new technologies into our existing business infrastructure;

●	consolidating corporate and administrative functions;

●	coordinating our sales and marketing functions to incorporate the new business or technology;

●	maintaining morale, retaining and integrating key employees to support the new business or technology and managing our expansion in capacity; and

●	maintaining standards, controls, procedures and policies (including effective internal control over financial reporting and disclosure controls and procedures).

In addition, a significant portion of the purchase price of companies we may acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our earnings based on this impairment assessment process, which could harm our operating results.

Future acquisitions could result in potentially dilutive issuances of our equity securities, including our common shares, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could harm our business, financial condition and results of operations. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all.

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Finally, our skill at investing our funds in illiquid securities issued by other companies is untested. Although we will review the results and prospects of any such investments carefully, it is possible that such investments could result in a total loss. Additionally, we may have little or no control over the companies in which we may invest, and we may be forced to rely on the management of the companies in which we invest to make reasonable and sound business decisions. If the companies in which we invest are not successfully able to manage the risks facing them, such companies could suffer, and we may lose all or part of our investment in such companies.

If we fail to manage our growth effectively, our business, financial condition and results of operations may suffer.

We have grown rapidly since our incorporation and we plan to continue to grow at a rapid pace. This growth has put significant demands on our processes, systems and personnel. We have made and we expect to make further investments in additional personnel, systems and internal control processes to help manage our growth. In addition, we have sought to, and may continue to seek to, grow through strategic acquisitions. Our growth strategy may place significant demands on our management and our operational and financial infrastructure. Our ability to manage our growth effectively and to integrate new technologies and acquisitions into our existing business will require us to continue to expand our operational, financial and management information systems and to continue to retain, attract, train, motivate and manage key employees. Growth could strain our ability to:

●	develop and improve our operational, financial and management controls;

●	enhance our reporting systems and procedures;

●	recruit, train and retain highly skilled personnel;

●	maintain our quality standards; and

●	maintain our user satisfaction.

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows or if we are unable to successfully manage and support our rapid growth and the challenges and difficulties associated with managing a larger, more complex business, this could cause a material adverse effect on our business, financial position and results of operations, and the market value of our shares could decline.

Our degree of leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting operational goals.

As of March 31, 2017, our total indebtedness was approximately $13.3 million. Our degree of leverage could have important consequences for the holders of our common shares, including:

●	increasing our vulnerability to general economic and industry conditions;

●	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

●	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

●	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

●	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We may incur substantial additional indebtedness in the future, subject to the restrictions contained in the Credit Facility. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

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Our debt agreements contain restrictions that limit our flexibility in operating our business. Our obligations under such agreements are secured by liens on substantially all of our assets.

Amounts outstanding under the Credit Facility are secured by security interests in substantially all of our assets and are guaranteed by our subsidiaries.

The terms of the Credit Agreement and the Credit Facility contain various covenants that limit our ability to engage in specified types of transactions. The covenants limit and restrict our and our subsidiaries’ ability to, among other things:

●	incur additional indebtedness or issue certain preferred shares;

●	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

●	make certain investments;

●	sell or transfer assets;

●	create liens;

●	amalgamate, consolidate or merge with any other person;

●	sell or otherwise dispose of all or substantially all of our assets; and

●	enter into certain transactions with our affiliates.

We are also required under the Credit Agreement and the Credit Facility to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control and we may not meet those ratios and tests. A breach of any of these covenants could result in a default under the Credit Agreement or the Credit Facility. Upon the occurrence of an event of default under the Credit Agreement, Raycom could elect to declare all amounts outstanding under the Credit Agreement and Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, Raycom could proceed against the collateral granted to them to secure the indebtedness.

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We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations.

We cannot be certain that additional financing will be available on reasonable terms when required, or at all.

From time to time, we may need additional financing. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. To the extent we draw on our credit facilities, if any, to fund certain obligations, we may need to raise additional funds and we cannot assure investors that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our common shares, and existing shareholders may experience dilution.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants, and third parties with whom we have relationships. In the future we may acquire patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business. In addition, we occasionally include open source software in our products. As a result of the use of open source in our products, we may license or be required to license innovations that turn out to be material to our business and may also be exposed to increased litigation risk. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

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We are a holding company and our only asset is the direct ownership of Frankly Co. and Frankly Media.

We are a holding company and have no material non-financial assets other than direct ownership of Frankly Co. and Frankly Media. We have no independent means of generating revenue. To the extent that we will need funds beyond our own financial resources to pay liabilities or to fund operations, and Frankly Co. and/or Frankly Media are/is restricted from making distributions to us under applicable laws or regulations or agreements, or not have sufficient earnings to make these distributions, we may have to borrow or otherwise raise funds sufficient to meet these obligations and operate our business and, thus, our liquidity and financial condition could be materially adversely affected.

We may be party to litigation, which can be expensive and time consuming, and, if resolved adversely, could have a significant impact on our business, financial condition, or results of operations.

Our business, financial condition, or results of operations could be adversely affected as a result of an unfavorable resolution of future disputes and litigation. Companies in the internet, technology, and media industries own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. Furthermore, from time to time we may introduce new products, including in areas where we currently do not compete, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities.

Defending patent and other intellectual property litigation is costly and can impose a significant burden on management and employees, and there can be no assurances that favorable final outcomes will be obtained in all cases. In addition, plaintiffs may seek, and we may become subject to, preliminary or provisional rulings in the course of any such litigation, including potential preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. Similarly, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. In addition, we may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices could require significant effort and expense or may not be feasible.

Our software is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our products incorporate software that is highly technical and complex. Our software may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors in our software codes may only be discovered after the codes have been released. Any errors, bugs, or vulnerabilities discovered in our codes after release could result in damage to our reputation, loss of users, loss of revenue, or liability for damages.

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We rely on third parties to provide the technologies necessary to deliver products and services to our customers, and any change in the licensing terms, costs, availability, or acceptance of these technologies could adversely affect our business.

We rely on third parties to provide the technologies that we use to deliver our products and services to our customers. These technologies include software that provides some of the core functionality contained within our CMS, as well as third-party software and services that provide some of the external features of our CMS, such as email functionality, user traffic reporting, ad-serving, content delivery services and ad-exchange services. There can be no assurance that these providers will continue to license their technologies or otherwise make them available to us on reasonable terms, or at all. Providers may change the fees they charge users or otherwise change their business models in a manner that impedes the acceptance of their technologies. In order for our services to be successful, there must be a large base of users of the technologies necessary to deliver our products and services. We have limited or no control over the availability or acceptance of these technologies, and any change in the licensing terms, costs, availability or user acceptance of these technologies could adversely affect our business.

Failure to license necessary third party software for use in our products and services, or failure to successfully integrate third party software, could cause delays or reductions in our sales, or errors or failures of our service.

We license third party software that we incorporate into our products and services. In the future, we might need to license other software to enhance our products and meet evolving customer requirements. These licenses may not continue to be available on commercially reasonable terms or at all. Some of this technology could be difficult to replace once integrated. The loss of, or inability to obtain, these licenses could result in delays or reductions of our applications until we identify, license and integrate or develop equivalent software, and new licenses could require us to pay higher royalties. If we are unable to successfully license and integrate third party technology, we could experience a reduction in functionality and/or errors or failures of our products, which may reduce demand for our products and services.

Third-party licenses may expose us to increased risks, including risks associated with the integration of new technology, the impact of new technology integration on our existing technology, open source software disclosure risks, the diversion of resources from the development of our own proprietary technology, and our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs.

Computer malware, viruses, hacking and phishing attacks, and spamming could harm our business and results of operations.

Computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in our industry and may occur on our systems in the future. Our main customers are local media companies and given the ability of American news outlets to reach a large user base, our technology and content platform could be the targets of hostile attempts to breach the security and integrity of the platform. A coordinated attack on our infrastructure is a risk to the stability of the platform. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain the performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of our customers may harm our reputation and our ability to retain existing customers and attract new customers.

System failures or capacity constraints could harm our business and financial performance.

The provision of our services and products depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could result in interruptions in our service. Such interruptions could harm our business, financial condition and results of operations, and our reputation could be damaged if people believe our systems are unreliable. Our systems are vulnerable to damage or interruption from extreme weather events, terrorist attacks, floods, fires, power loss, telecommunications failures, security breaches, computer malware, computer hacking attacks, computer viruses, computer denial of service attacks or other attempts to, or events that, harm our systems. Our data centers may also be subject to break-ins, sabotage and intentional acts of vandalism and to potential disruptions if the operators of the facilities have financial difficulties. If we were forced to rely on our system back-ups to restore the systems, we could experience significant delays in restoring the functionality of our platform and could experience loss of data, which could materially harm our business and our operating results. Although we maintain insurance to cover a variety of risks, the scope and amount of our insurance coverage may not be sufficient to cover our losses resulting from system failures or other disruptions to our online operations. Any system failure or disruption and any resulting losses that are not recoverable under our insurance policies may materially harm our business, financial condition and results of operations. To date, we have never experienced any material losses as a result of system failures or online disruptions.

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Our business depends on continued and unimpeded access to the Internet by us, our customers and their end users. Internet access providers or distributors may be able to block, degrade or charge for access to our content, which could lead to additional expenses to us and our customers and the loss of end users and advertisers.

Products and services such as ours depend on our ability and the ability of our customers’ users to access the Internet. Currently, this access is provided by companies that have, or in the future may have, significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Some of these providers may take, or have stated that they may take, measures that could degrade, disrupt, or increase the cost of user access to products or services such as ours by restricting or prohibiting the use of their infrastructure to support or facilitate product or service offerings such as ours, or by charging increased fees to businesses such as ours to provide content or to have users access that content. Such interference could result in a loss of existing viewers, subscribers and advertisers, and increased costs, and could impair our ability to attract new viewers, subscribers and advertisers, thereby harming our revenues and growth.

We may not maintain acceptable website performance for our platform, which may negatively impact our relationships with our customers and harm our business, financial condition and results of operations.

A key element to our continued growth is the ability of our customers’ audience to access the platform and other offerings within acceptable load times. We refer to this as website performance. We may in the future experience platform disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our technology simultaneously, and denial of service or fraud or security attacks.

In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve website performance, especially during peak usage times, as our solutions become more complex and our user traffic increases. If our platform is unavailable when consumers attempt to access them or do not load as quickly as they expect, our customers seek alternative services or services from our competitors. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

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We may incur liability as a result of information retrieved from or transmitted over the internet or through our customer websites and claims related to our products.

We may face claims relating to information that is retrieved from or transmitted over the internet or through our customers’ websites and claims related to our products. In particular, the nature of our business exposes us to claims related to defamation, intellectual property rights, and rights of publicity and privacy. This risk is enhanced in certain jurisdictions outside the U.S. where our protection from liability for third-party actions may be unclear and where it may be less protected under local laws than it is in the U.S. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. If any of these events occur, our business and financial results could be adversely affected.

We may expand our operations into international markets where we have limited experience and we will be subject to risks associated with international operations.

Although our current primary focus is on the North American market, we may expand our product offerings internationally. We have limited experience in marketing and operating our services and products in international markets, and we may not be able to successfully develop or grow our business in these markets due to local competition and regulations. If we cannot manage these risks effectively, the costs of doing business in some international markets may be prohibitive or our costs may increase disproportionately to our revenue.

We have no operating experience as a publicly traded company in the U.S.

We have no operating experience as a publicly traded company in the U.S. and we are a relatively new reporting issuer in Canada. Although the individuals who now constitute our management team have experience managing a publicly-traded company, there is no assurance that the past experience of our management team will be sufficient to operate the Company as a publicly traded company in the U.S., including timely compliance with the disclosure requirements of the SEC. Following the effectiveness of this Form 10, we will be required to develop and implement internal control systems and procedures in order to satisfy the periodic and current reporting requirements under applicable SEC regulations. This transition could place a significant strain on our management team, infrastructure and other resources. In addition, our management team may not successfully or efficiently manage a public company that is subject to significant regulatory oversight and reporting obligations.

We cannot be certain that our net operating loss (“NOL”) carryforwards will be available to offset future taxable income for tax purposes.

As of December 31, 2016, we had federal and state NOL carryforwards of approximately $28.1 million and $11.4 million, respectively, which, if unused will expire on various dates in the next 20 years. Additionally, as of December 31, 2016, we had Canadian tax NOL carryforwards of approximately $3.7 million which will begin to expire in 2033. As of December 31, 2016, we had no research and development credit carryforwards. To the extent available, we intend to use these net operating loss carryforwards to offset future taxable income associated with our operations. There can be no assurance that we will generate sufficient taxable income in the carryforward period to utilize any remaining net operating loss carryforwards before they expire.

The use of our U.S. federal income tax NOLs (and possibly our state income tax NOLs) may be further limited under applicable tax laws. Under Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if a corporation with NOLs undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-ownership change NOL carryforwards and other pre-ownership change tax attributes (such as tax credits) to offset its post-ownership change income may be limited. We believe that our U.S. initial public offering, taken together with certain stock offerings and other stock transactions that have occurred over the past three years, may cause us to experience an ownership change. However, we will not make a determination as to whether an ownership change has occurred until we generate taxable income that could be offset by our NOLs. We may also experience ownership changes in the future as a result of subsequent offerings of stock or other changes in our stock ownership. As a result, if we earn net taxable income for U.S. federal income tax purposes, our ability to use our pre-change NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which potentially could result in increased future tax liability to us.

In addition, we may be limited in the use of our NOLs in the United States because of the potential application of the “dual consolidated loss” rules as described below under “Material U.S. Federal Income Tax Considerations.”

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The preparation of our financial statements will involve the use of estimates, judgments and assumptions, and our financial statements may be materially affected if such estimates, judgments and assumptions prove to be inaccurate.

Financial statements prepared in accordance with U.S. GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of our assets and the timing and amount of cash flows from our assets. These estimates, judgments and assumptions are inherently uncertain and, if they prove to be wrong, we face the risk that charges to income will be required. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. Estimates and assumptions are made on an ongoing basis for the following: revenue recognition, capitalization of software development costs, impairment of long-lived assets, impairment of goodwill and stock-based compensation expense. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our future plan of operations.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would likely negatively affect our business and the market price of our common shares.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing conducted by us, or any testing conducted by our independent registered public accounting firm may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which is likely to negatively affect our business and the market price of our common shares.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

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We will incur increased costs as a result of being a U.S. public company.

As a publicly traded company in the United States, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our Board and management and will significantly increase our costs and expenses. We will need to:

●	institute a more comprehensive compliance function;

●	design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	prepare and distribute periodic public reports in compliance with our obligations under the U.S. federal securities laws;

●	involve and retain to a greater degree outside counsel and accountants in the above activities; and

●	establish a more robust investor relations function

In addition, being a public company subject to these rules and regulations requires us to incur substantial costs to increase coverage under our director and officer liability insurance. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on our audit committee, and qualified executive officers.

We are an “emerging growth company,” and we cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1 billion, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. We cannot predict if investors will find our common shares less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our common shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for our common shares and the market price and trading volume of our common shares may be more volatile and decline significantly.

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Risks Related to Our Industry

Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

Our current primary focus is the North American market in which we face significant competition from a number of service and software providers, nearly all of whom have greater financial, marketing and technical resources than us. Specifically in the local broadcast segment, our chief competitor is Nexstar Broadcasting’s subsidiary Lakana, LLC (NASDAQ: NXST), which is owned by a larger broadcasting group which provides it with a captive customer base of TV stations owned by its parent company and significant industry contacts. In generalized CMS offerings, we compete against Wordpress VIP and other open source platforms. Open source platforms utilize a developer community in which product innovation and advancements are crowdsourced rather than developed in-house as we do. In video solutions, we compete against providers such as Brightcove, Inc. (NASDAQ: BCOV), Neulion, Inc. (TSE: NLN), MLB Advanced Media and Google’s newly acquired video solutions company, Anvato (NASDAQ: GOOG). These video solution companies are larger publicly listed companies with significantly larger research and development budgets. In mobile app frameworks, we compete with Verve, Accedo and Newscycle’s recently acquired DoApps. In advertising solutions, we compete against a variety of advertising programmatic and agency businesses. In addition, some larger broadcasters have opted for in-house solutions. Many of these competitors focus on singular product lines and thus may have a competitive advantage compared to companies like ours that offer a range of products and services.

Additionally, as we introduce new products and as our existing products evolve, or as other companies introduce new products and services, we may become subject to additional competition. Some of our current and potential competitors have significantly greater resources and better competitive positions in certain markets than us. These factors may allow our competitors to respond more effectively than we can to new or emerging technologies and changes in market requirements. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Certain competitors could use strong or dominant positions in one or more markets to gain a competitive advantage against us.

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We believe that our ability to compete effectively depends upon many factors both within and beyond our control, including:

●	the usefulness, ease of use, performance, and reliability of our products compared to our competitors;

●	the timing and market acceptance of products, including developments and enhancements to our or our competitors’ products;

●	our ability to monetize our products;

●	customer service and support efforts;

●	marketing and selling efforts;

●	our financial condition and results of operations;

●	our ability to establish and maintain customer interest in building on our platform;

●	changes mandated by legislation, regulatory authorities, or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

●	acquisitions or consolidation within our industry, which may result in more formidable competitors;

●	acquisitions or consolidation within the media industry in which we focus our current customer base, which may result in loss of customers or advertising inventory;

●	our ability to attract, retain, and motivate talented employees, particularly software engineers;

●	our ability to cost-effectively manage and grow our operations; and

●	our reputation and brand strength relative to that of our competitors.

If we are not able to effectively compete, we may lose our customer base which will materially and adversely affect our revenue and results of operations.

Recent consolidation within the local news broadcasting industry may materially and adversely affect our ability to expand our customer base.

The majority of our customers are local television stations that use our white-label CMS to distribute their content online and to mobile devices. The local media industry has experienced consolidation and ownership of local television stations that have news operations is increasingly being concentrated in entities that operate large groups of stations. If the trend of consolidation continues, our customer base may decline which could materially and adversely affect our results of operations.

Our business may be subject to the adverse effects of Federal Communications Commission (“FCC”) regulations.

The majority of our customers are television broadcasters that are subject to comprehensive regulation by the FCC and the future amendment, repeal or enactment of FCC regulations could affect our customers and/or their demand for our services. Changes in FCC regulations may limit our customers’ ability to acquire other broadcast properties or may require or make it advantageous for them to divest themselves of current broadcast properties. Additionally, in the past, the FCC has and in the future may promulgate additional regulations that govern the online activities of our customers and the websites and other services they provide to end-users. Such regulations may increase the cost and complexity of the services we provide, and we may not be able to recover the full amount of such additional costs from our customers.

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The adoption of ATSC 3.0 has the potential to disrupt the demand for or composition of the products and services we provide to our customers.

The Advanced Television Systems Committee, which determines the industry standards for television signals, is promulgating a revised standard called ATSC 3.0. The revised standard may require or enable our customers to internally adopt in their newsroom operations some of the technology we currently supply or otherwise obviate the need for some of the services we provide. It is not known whether ATSC 3.0, when implemented, will require us to incur additional costs to ensure compatibility and/or may reduce customer demand for some of the services we currently provide.

The broadcast industry is subject to changing demographics and user preferences.

Our ability to maintain and grow our business with television broadcasters is subject our customers’ ability to retain and grow online audiences. As technology, audience composition and user preferences change, our customers face the ongoing challenge of competing for online users in a diverse and changing online marketplace for news and information content. Changing end-user demographics, the online availability of alternative sources of news and platform and technology preferences are challenges our broadcast customers face in retaining and developing audiences for their online services. If our customers are not successful in meeting these challenges, our ability to monetize the services we provide may diminish and/or our customers may reduce the amount of services they purchase from us, the foregoing having the potential to reduce the amount of revenue we realize from this category of customers. While we are empowering our customers to meet their online challenges and seeking to diversify our business into other market sectors, we will remain subject to the risk that our customers may experience a reduction in their online business operations and the risk that we may not be able to effectively diversify our current customer base to mitigate this risk.

The growth of the market for our services and products depends on the continued growth of the internet and mobile devices as mediums for content, advertising, commerce and communications.

Our growth depends on the continued acceptance of the internet and mobile devices as platforms for content, advertising, commerce and communications. The acceptance of the internet and mobile devices as mediums for such uses could be adversely impacted by delays in the development or adoption of new standards and protocols to handle increased demands of internet activity and mobile phone services, security, privacy protection, reliability, cost, ease of use, accessibility and connectivity, and quality of service. The performance of the internet and mobile devices and their acceptance as such mediums has been harmed by connectivity issues, viruses, worms, and similar malicious programs, and the internet and mobile phone services have experienced a variety of outages and other delays as a result of damage to portions of their infrastructure. If for any reason the internet and mobile devices do not remain mediums for widespread content, advertising, commerce and communications, the demand for our services and products would be significantly reduced, which would harm our business.

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The growth of the market for our services and products depends on the development and maintenance of the internet infrastructure and the mobile phone services and technology.

Our business strategy depends on continued internet and high-speed internet access growth and development of mobile device services and technology. Any downturn in the use or growth rate of the internet or high-speed internet access or the quality and connectivity of mobile devices would be detrimental to our business. If the internet and mobile devices continue to experience significant growth in number of users, frequency of use and amount of data transmitted, the internet infrastructure or mobile device services may not be able to support the demands placed on them and the performance or reliability of the internet or mobile device services may be adversely affected. The success of our business therefore depends on the development and maintenance of a sound internet infrastructure and mobile device services. Consequently, as internet and mobile device usage increases, the growth of the market for our products depends upon improvements made to the internet and mobile device services and technology as well as to individual customers’ networking infrastructures to alleviate overloading and congestion. In addition, any delays in the adoption of new standards and protocols required to govern increased levels of internet activity or mobile device activity or increased governmental regulation may have a detrimental effect on the internet infrastructure and mobile device activity and technology.

Government regulation of the internet continues to evolve, and new laws and regulations could significantly harm our financial performance.

Today, there are relatively few laws specifically directed towards conducting business over the internet. We expect more stringent laws and regulations relating to the internet to be enacted. The adoption or modification of laws related to the internet could harm our business, financial condition and results of operations by, among other things, increasing our costs and administrative burdens. Due to the increasing popularity and use of the internet, many laws and regulations relating to the internet are being debated at the international, federal and state levels, which are likely to address a variety of issues such as:

●	user privacy and expression;

●	ability to collect and/or share necessary information that allows us to conduct business on the internet;

●	export compliance;

●	pricing and taxation;

●	fraud;

●	advertising;

●	intellectual property rights;

●	consumer protection;

●	protection of minors;

●	content regulation;

●	information security; and

●	quality of services and products.

Several federal laws that could have an impact on our business have been adopted. The Digital Millennium Copyright Act of 1998 reduces the liability of online service providers of third-party content, including content that may infringe copyrights or rights of others. The Children’s Online Privacy Protection Act imposes additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children from Sexual Predators Act requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

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It could be costly for us to comply with existing and potential laws and regulations, and they could harm our marketing efforts and our attractiveness to advertisers by, among other things, restricting our ability to collect demographic and personal information from consumers or to use or disclose that information in certain ways. If we were to violate these laws or regulations, or if it were alleged that we had, we could face private lawsuits, fines, penalties and injunctions and our business could be harmed.

Finally, the applicability to the internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the internet and other online services could also increase our costs of doing business, discourage internet communications, reduce demand for our services and expose us to substantial liability.

Risks Related to Our Securities

There is no existing market for our securities in the United States, and we do not know if one will develop to provide you with adequate liquidity. The price of our securities may fluctuate significantly, and you could lose all or part of your investment.

There has been no public market for our securities in the United States. An active and liquid public market for our securities may not develop or be sustained in the United States after the effectiveness of this registration statement. The market price of our securities could fluctuate significantly for various reasons, many of which are beyond our control. These factors include:

●	actual or anticipated quarterly fluctuations in our operating results and financial condition;

●	changes in financial estimates or publication of research reports and recommendations by financial analysts with respect to us or other financial institutions;

●	reports in the press or investment community generally or relating to our reputation or the industry in which we operate;

●	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions, or financings;

●	fluctuations in the common share price and operating results of our competitors;

●	future sales of our common shares or sales of significant number of common shares by large investors;

●	proposed or adopted regulatory changes or developments;

●	domestic and international economic factors unrelated to our performance; and

●	general market conditions and, in particular, developments related to market conditions for the social media industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our common share price, notwithstanding our operating results. We expect that the market price of our securities will fluctuate and there can be no assurances about the levels of the market prices for our securities.

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If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our common shares, the price of our common shares and their trading volume could decline.

The trading market for our common shares may depend in part on the research and reports that research analysts publish about us and our business. If we do not maintain adequate research coverage, or if one or more analysts who covers us downgrades our common shares or publishes inaccurate or unfavorable research about our business, the price of our common shares could decline. If one or more of the research analysts ceases to cover us or fails to publish reports on us regularly, demand for our common shares could decrease, which could cause the price or trading volume to decline.

We may issue additional equity securities, or engage in other transactions that could dilute our book value or affect the priority of our common shares, which may adversely affect the market price of our common shares.

Our Articles allow our Board, subject to the provisions of the BCBCA, to issue an unlimited number of common shares and Class A Restricted Voting Shares (“Restricted Shares”) without shareholder approval. Our Board may determine from time to time that we need to raise additional capital by issuing common shares or other equity securities. Except as otherwise described in this Form 10, we are not restricted from issuing additional securities, including securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be affected. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Holders of our common shares are not entitled to pre-emptive rights or other protections against dilution. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, the then-current holders of our common shares. Additionally, if we raise additional capital by making offerings of debt or preference shares, upon our liquidation, holders of our debt securities and preference shares, and lenders with respect to other borrowings, may receive distributions of our available assets before the holders of our common shares.

The exercise of outstanding options, RSUs and warrants may dilute current shareholders.

As of August 1, 2017, there were outstanding warrants and options to purchase a total of 1,230,810 common shares. Additionally, as of August 1, 2017, there were outstanding RSUs that, subject to vesting, are convertible into 121,653 common shares. The exercise or conversion of a substantial number of these outstanding warrants, options and RSUs could adversely affect our share price and dilute current shareholders.

We have not paid any cash dividends in the past and have no plans to issue cash dividends in the future, which could cause our common shares to have a lower value than that of similar companies which do pay cash dividends.

We have not paid any cash dividends on our common shares to date and do not anticipate any cash dividends being paid to holders of our common shares in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board. In addition, the Credit Facility contains a negative covenant which prohibits us from paying dividends to our shareholders without the prior written consent of Raycom and the terms of any future debt or credit facility may preclude us from paying any dividends. See “Dividend Policy”.

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While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion. As we have no plans to issue cash dividends in the future, our common shares could be less desirable to other investors and as a result, the value of our common shares may decline, or fail to reach the valuations of other similarly situated companies that pay cash dividends.

Two large shareholders have substantial control over us, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

As of August 1, 2017, two large shareholders own approximately 25.6% and 25.5% of our outstanding common shares, respectively, excluding common shares underlying warrants held by the shareholder owning 25.6%. Upon exercise of such warrants, the shareholder holding 25.6% will hold approximately 47.1%. In addition, the shareholder owning 25.6%, will receive additional common shares and warrants to purchase common shares pursuant to the Raycom Agreement (defined below). See “—We are substantially dependent on our relationship with Raycom and the Raycom Conversion, and if such conversion is not approved by our shareholders or if we can no longer depend on our relationship with Raycom, our operations and financial condition would be materially and adversely affected” below. Such shareholders have the ability to control or substantially influence aspects of our business, including the determination to enter into a corporate transaction or to prevent a transaction, regardless of whether our other shareholders believe that any such transaction is in their or our best interests. They may also have interests that differ from other investors and may vote in a manner that is adverse to investors’ interests. This concentration of ownership may discourage, delay or prevent a change in control, which could deprive our shareholders of an opportunity to receive a premium for their common shares as part of a sale of the Company.

We are substantially dependent on our relationship with Raycom and the Raycom Conversion, and if such conversion is not approved by our shareholders or if we can no longer depend on our relationship with Raycom, our operations and financial condition would be materially and adversely affected.

We are substantially dependent on our relationship with Raycom, our largest customer. Raycom has provided substantial financing to our company and is a large shareholder with designated seats on our board of directors. If we are no longer able to rely on our relationship with Raycom, our operations and expected growth may be materially and adversely affected. If we are unable to obtain additional financing from Raycom, we may be unable to obtain alternative financing. In addition, Raycom currently holds approximately 47.1% of our outstanding common shares, including warrants to purchase common shares, which gives Raycom significant influence on any action that requires shareholder approval. In the event that Raycom terminates its relationship with us or materially decreases its support for our company, our business would be materially and adversely affected.

We have entered into the Raycom Agreement, which amends our Credit Agreement and reduces our outstanding debt obligations, subject to shareholder approval and completion of our U.S. initial public offering with gross proceeds to us of at least $11 million by October 31, 2017 and the listing of our common shares on Nasdaq Capital Markets (the “US offering”). Pursuant to the Raycom Agreement and Raycom Conversion, Raycom will receive additional common shares and warrants to purchase common shares. Upon the approval of the Raycom Conversion, warrants to purchase 675,900 common shares would be issuable to Raycom and based on an assumed combined initial public offering price of $5.25 per common share and a warrant to purchase a common share (the midpoint of the price range set forth on the cover page of the preliminary prospectus included in the Form S-1, as amended, that we have filed with the SEC for our U.S. initial public offering), 1,567,952 common would be issuable to Raycom. If the Raycom Conversion is not approved by our shareholders or the US offering is not consummated, we will be unable to reduce our indebtedness which may affect our ongoing operations and affect our ability to obtain additional financing.

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ITEM 2. FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our consolidated financial statements and the related notes included elsewhere in this Form 10. This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. See “Cautionary Notice Regarding Forward-Looking Statements.” Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under “Risk Factors” and elsewhere in this Form 10.

Overview

We have had two distinct phases of product evolution in our history. From February 2013 until August 2015, we developed mobile applications and a next generation server platform. Through the acquisition of Frankly Media in August 2015, we leveraged our existing mobile and platform expertise to become a SaaS provider of content management for broadcasters and media companies.

Our mission is to help TV broadcasters and media companies transform their traditional business from just delivering content over-the-air via broadcast television to distributing content in multi-platform, digital formats on new platforms such as mobile, tablets, desktop and other connected devices. Our core product is a white-labeled software platform that enables media companies to publish their official content onto multiscreen devices, increase social interaction on those multiscreen experiences, and enable digital advertising. The platform consists of a CMS platform, native mobile and OTT applications, responsive web framework, digital video solutions and digital advertising solutions.

We generate revenues by charging monthly recurring software licensing fees, variable usage fees for our platform and sharing digital advertising revenue with our customers. We enter into written contracts with our customers pursuant to which we provide access to our online, software-as-a-service, content management platform. These contracts typically cover the use of the platform and ancillary services such as delivery and storage of video content, and access to ad-serving and analytics functionality. Many of these agreements also grant us the right to sell online advertising inventory on behalf of the customer pursuant to a revenue sharing arrangement with the customer. Our agreements are generally for a three-year term and do not provide for early termination rights. We bill our customers monthly or quarterly for the fees associated with the software license, and monthly in arrears for variable usage fees incurred by a customer’s use of our platform. We generally make advertising revenue share payments to our customers on a quarterly basis.

Our platform is currently being used by approximately 200 U.S. local news stations, mostly affiliated with large broadcasting networks such as NBC, CBS, FOX and ABC. We plan to enhance our platform in the future by expanding our offerings to other media verticals and international markets, together with investments into channel partnerships, sales and marketing, enhanced data analytics and innovative advertising products.

We acquired Worldnow in August 2015. Since the acquisition, our revenues have increased significantly, primarily as a result of the acquisition and the inclusion of Worldnow’s results in our consolidated financial statements. Our revenues increased from $6.9 million for the year ended December 31, 2015 to $22.8 million for the year ended December 31, 2016, representing a period-over-period increase of $15.9 million, or 232%. We had a net loss of $24.7 million in 2015 and $10.7 million in 2016.

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Trends Affecting Our Business

Our primary customers today are local affiliate TV stations, which as an industry, are undergoing consolidation which we believe will continue in the coming years. This would result in a contraction of the number of customers available to use our services in this particular customer segment, although not necessarily in the total aggregate value of the addressable market size of this segment. In parallel, the local affiliate TV stations are facing increasing competition from companies that deliver video content over the internet, commonly referred to as “over-the-top,” or OTT. The increased competition includes both direct competition from other local affiliate TV stations that are keeping pace with these changing trends and early adoption of OTT alternatives for their user base, as well as new competitors which include a range of players from an individual YouTube star at one end, to large well-funded technology enabled companies such as Netflix, Hulu, Google, Apple and Amazon.

With such growth of OTT programming, consumers’ video content consumption preferences may shift away from existing viewing habits. As a result, many of our customers and potential customers are compelled to find new ways to deliver services and content to their consumers via the internet. We expect this pressure to become even greater as more video content becomes available online. As our customers typically do not have adequate resources in-house to adapt to this changing landscape, we expect to benefit from this trend as customers adopt our solutions to enable digital media and OTT services using our multi-platform technology and services. In fact, customers are enhancing / upgrading their websites to use the internet to deliver rich media content, such as newscasts and weather updates, to attract advertisers and to compete with other internet sites and smart phone and tablet device applications and other social media outlets.

We also see the growth of non-traditional media players that is driven by the availability of less expensive content production and distribution methods. With technology advances in the tools and platforms that enable content producers to produce content with less people and financial resources, content is further becoming more democratized. We expect our results of operations to benefit from this trend as our software-as-a-service platform further enables content producers to leverage technology to produce, distribute and monetize their content.

Another trend affecting our customers and our business is the proliferation of internet-connected devices, especially mobile devices. Smartphones, tablets and connected TVs have made it more convenient for consumers to access services and content online, including television programming. To remain competitive, our customers and potential customers must have the capability to deliver their services and products to consumers on these new devices. Our technology enables them to extend their presence beyond traditional personal computers, and we expect that some portion of our revenue growth will come from traffic on these devices.

Our business is also affected by growth in advertising on the Internet, for which the proliferation of high-speed internet access and internet-connected devices will be the principal drivers. As such, we expect to see growth in new platforms such as mobile, tablets, Internet-connected TVs, and other emerging platforms that require an advertising solutions like ours. We expect our results of operations will benefit from the growth in the number of new platforms as our customers adopt these new platforms to drive their business growth.

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Key Metrics

In addition to measures of financial performance presented in our consolidated financial statements, we monitor the key metrics set forth below to help us evaluate growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies.

Adjusted EBITDA

We monitor Adjusted EBITDA, a non-GAAP financial measure, to analyze our financial results and believe that it is useful to investors, as a supplement to U.S. GAAP measures, in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. We believe that Adjusted EBITDA helps illustrate underlying trends in our business that could otherwise be masked by the effect of the income or expenses that we exclude in Adjusted EBITDA. Furthermore, we use this measure to establish budgets and operational goals for managing our business and evaluating our performance. We also believe that Adjusted EBITDA provides an additional tool for investors to use in comparing our recurring core business operating results over multiple periods with other companies in our industry.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP. Therefore, it may not be comparable to similar financial measures presented by other issuers. Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. We calculate Adjusted EBITDA as net income (loss) before interest expense, net, income tax expense, depreciation and amortization, further, adjusted to exclude certain non-cash charges and other items that we do not believe are reflective of our ongoing operating results.

The following unaudited table presents the reconciliation of net loss to Adjusted EBITDA for the years ended December 31, 2015 and 2016 and the three months ended March 31, 2016 and 2017.

	Year Ended December 31,		Three Months Ended March 31,
	2015	2016	2016	2017

Net Loss	$(24,723,588)	$(10,710,942)	$(1,627,847)	$(1,503,819)
Interest expense, net	300,420	1,266,096	220,936	610,205
Income tax expense	-	-	-	-
Depreciation and amortization	1,156,143	3,398,491	795,256	1,066,731
Stock-based compensation	1,050,916	1,190,960	271,998	228,166
Impairment expense	12,195,985	4,209,000	-	-
Loss on disposal of assets	25,935	1,093	1,093	-
Transaction costs	1,271,854	-	-	-
Nasdaq listing fees	-	774,152	-	-
Other expense	251,987	205,681	341,212	27,017
Non-operating income	(86,767)	-	-	-
Adjusted EBITDA	$(8,557,115)	$334,531	$2,648	$428,300

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Limitations of Adjusted EBITDA

Adjusted EBITDA, non-GAAP financial measure, has limitations as an analytical tool, and should not be considered in isolation from or as a substitute for measures presented in accordance with U.S. GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect certain cash and non-cash charges that are recurring;

●	Adjusted EBITDA does not reflect income tax payments that reduce cash available to us;

●	Adjusted EBITDA excludes depreciation and amortization of property and equipment and intangible assets, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

●	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently or not at all, which reduces their usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should be considered alongside other financial performance measures, including revenues, net income (loss) and our financial results presented in accordance with U.S. GAAP.

Components of our Results of Operations

Revenue

We derive our revenue from three categories: recurring fee based revenue for use of our platform (including license fees and usage fees), revenue generated from digital advertising activities (national and local advertising) and professional services revenue.

License fees and usage fees

We enter into license agreements with customers for our CMS, video software, and mobile applications. These license agreements, generally non-cancellable and multiyear, provide the customer with the right to use our application solely on a company-hosted platform or, in certain instances, on purchased encoders. The license agreements also entitle the customer to technical support. Revenue from these license agreements, which are accounted for as service arrangements, is recognized ratably over the license term.

We charge our customers for the optional use of our content delivery network to stream and store videos. Revenue from these fees is recognized as earned based on actual usage because it has stand-alone value and delivery is in the control of the customer. We also charge our customers for the use of our ad serving platform to serve ads under local advertising campaigns. We report revenue as earned based on the actual usage.

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National and local advertising

Under national advertising agreements with advertisers, we source, create, and place advertising campaigns that run across our network of publisher sites. National advertising revenue, net of third-party costs, is shared with publishers based on their respective contractual agreements. We invoice national advertising amounts due from advertisers and remit payments to publishers for their share. Depending on the agreement with the publisher, the obligation to remit payment to the publisher is based on either billing to the advertiser or the collection of cash from the advertiser. National advertising revenue is recognized in the period during which the ad impressions are delivered. We report revenue earned through national advertising agreements either on a net or gross basis in accordance with ASC Subtopic 605-45, Revenue Recognition - Principal Agent Considerations. Under national advertising agreements wherein we do not bear inventory risk and only have credit risk on our portion of the revenue, national advertising revenues are accounted for on a net basis and the publisher is identified as the customer. Beginning in the second quarter of 2016, we began amending certain advertising agreements with our publishers to take on inventory risk and additional credit risk. Under these revised agreements, we either a) provide the publisher with a guaranteed minimum gross selling price per advertising unit delivered, wherein the greater of the actual selling price or guaranteed minimum selling price is used in determining the publisher’s share or b) provide the publisher with a fixed rate per advertising unit delivered, wherein the publisher is paid the fixed rate per advertising unit delivered irrespective of the actual selling price. Under these national advertising agreements, national advertising revenues are accounted for on a gross basis with the advertiser identified as the customer and the publisher identified as a supplier, with amounts billed to the advertiser reported as revenue and amounts due to the publisher reported as a revenue sharing expense, within cost of revenue.

Under local advertising agreements with customers, we provide local ad sales consulting and support services in exchange for monthly fees over the term of the agreement. The fees are established in the agreement with the customer in one of three ways: fixed annual amounts for an unlimited number of advertisers, flat fee paid per advertiser, or a commission rate of the local advertising revenue paid by the advertiser. Fixed amounts are recognized as revenue ratably over the contract term, and flat fee and commission-based amounts are recognized as revenue based on the revenue earned for each respective period based on actual delivery of the local advertising campaigns.

Professional services

Professional services consist primarily of installation and website design services. Installation fees are contracted on a fixed-fee basis. We recognize revenue as services are performed. Such services are readily available from other vendors and are not considered essential to the functionality of the product. Website design services are also not considered essential to the functionality of the product and have historically been insignificant; the fee allocable to website design is recognized as revenue as we perform the services.

Costs and expenses

Cost of revenue (excluding depreciation and amortization)

Cost of revenue consists of the following: compensation-related expenses of employees, primarily our client services personnel, and outsourced services that directly service our customers, infrastructure costs, licenses and computer support used directly in the delivery of service, content delivery and storage costs including ad serving costs, fees paid for content and revenue sharing expenses related to national advertising revenue.

General and administrative (excluding depreciation and amortization)

General and administrative expenses consist primarily of compensation-related expenses for executive management, finance, accounting, legal and human resources, professional fees and other administrative functions. It also includes certain technology overhead expenses that are not considered to be part of research and development expenses.

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Selling and marketing

Selling and marketing expenses consist primarily of compensation-related expenses to our direct sales and marketing personnel, as well as costs related to advertising, industry conferences, and other sales and marketing programs. Advertising cost is expensed as incurred.

Research and development (excluding depreciation and amortization)

Research and development expenses consist primarily of compensation-related expenses to employees and outsourced services incurred for the research and development of, enhancements to, and maintenance and operation of our products, equipment and related infrastructure. Research and development expenses are reported net of amounts capitalized as software development costs. We account for our software development costs as internal-use software in accordance with ASC 350-40 – Intangibles, Goodwill and other Internal-Use Software because software usage by our customers is cloud-based. Development costs that do not meet the criteria of ASC 350-40 are expensed as incurred.

Depreciation and amortization

	Three Months Ended March 31,
	2016	2017	Variance

Total Revenue	$5,220,270	$6,359,154	$1,138,884

Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	1,457,439	2,760,414	1,302,975
General and administrative (excluding depreciation and amortization)	2,091,988	1,892,983	(199,005)
Selling and marketing	804,667	663,684	(140,983)
Research and development (excluding depreciation and amortization)	1,132,004	848,415	(283,589)
Depreciation and amortization	795,256	1,066,731	271,475
Loss on disposal of assets	1,093	-	(1,093)
Other expense	341,212	27,017	(314,195)
Loss from operations	(1,403,389)	(900,090)	503,299

Foreign exchange (gain) loss	3,522	(6,476)	(9,998)
Interest expense, net	220,936	610,205	389,269
Loss before income tax expense	(1,627,847)	(1,503,819)	124,028

Income tax expense	-	-	-
Net Loss	$(1,627,847)	$(1,503,819)	$124,028

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Depreciation and amortization includes depreciation and amortization of our computer hardware and software, office equipment, leasehold improvements, capitalized software development costs and intangible assets.

Other expense

Other expense is comprised of items that we do not believe are reflective of our ongoing operating results, such as costs incurred in integration efforts and legal or other settlements.

Interest expense, net

Interest expense, net consists of interest on debt and capital leases, net of interest income.

Income tax expense

Income tax expense consists of federal and state income taxes in the United States and taxes in certain foreign jurisdictions, as well as any changes to deferred tax assets or liabilities, and deferred tax valuation allowances.

Results of Operations

For purposes of the discussion on the results of operation, reference is made to “former business” and “acquired business”. “Former business” is defined as our operations before the acquisition of Worldnow on August 25, 2015 which consisted solely of the operations in San Francisco, California. “Acquired business” is defined as our operations after the acquisition of Worldnow on August 25, 2015, excluding the former business. The segregation noted above is purely for analytical purposes only to assist in identifying variances pre- and post-acquisition of Worldnow. We do not view our operations as two separate businesses.

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

The following is a breakdown of total revenue for the three months ended March 31, 2017 compared to the three months ended March 31, 2016:

	Three Months Ended March 31,
	2016	2017	Variance
Revenue:
License fees	$2,622,388	$2,544,213	$(78,175)
Advertising	1,499,938	2,602,767	1,102,829
Usage fees	729,785	817,161	87,376
Professional services and other	368,159	395,013	26,854
Total Revenue	$5,220,270	$6,359,154	$1,138,884

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License fees

License fees for the three months ended March 31, 2017 were $2.5 million compared to $2.6 million for the comparable period of 2016, a decrease of $0.1 million. The decrease was primarily due to a small number of customer losses on platform license fees which were partially offset by increases in mobile license fees due to the launch of native mobile applications to select customers in the fourth quarter of 2016 and first quarter of 2017.

Advertising

Advertising revenue for the three months ended March 31, 2017 was $2.6 million compared to $1.5 million for the comparable period of 2016, an increase of $1.1 million. The increase was primarily due to amendments to national advertising contracts with select publishers that required us to account for national advertising revenues on a gross basis as amount billed to advertisers with amounts due to publishers presented as a revenue sharing expense within cost of sales. See below for related increase to cost of sales.

Usage fees

Usage fees for the three months ended March 31, 2017 were $0.8 million compared to $0.7 million for the comparable period of 2016, an increase of $0.1 million. The increase was primarily due to increases in local ad serving revenue.

Professional services and other

Professional services and other for the three months ended March 31, 2017 and 2016 was $0.4 million. There was no change between the periods presented.

Cost of revenue (excluding depreciation and amortization)

Cost of revenue for the three months ended March 31, 2017 was $2.8 million compared to $1.5 million for the comparable period of 2016, an increase of $1.3 million. The increase was primarily due to the approximately $1.1 million increase in revenue sharing expense related to advertising as described above.

General and administrative (excluding depreciation and amortization)

General and administrative expense for the three months ended March 31, 2017 was $1.9 million compared to $2.1 million for the comparable period of 2016, a decrease of $0.2 million. The decrease was due to headcount reduction, including resignation of the former Chief Product Officer effective January 31, 2017 and decrease in technology overhead required to support the legacy instant messaging apps.

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Selling and marketing

Selling and marketing expense for the three months ended March 31, 2017 was $0.7 million compared to $0.8 million for the comparable period of 2016, a decrease of $0.1 million. The decrease was primarily due to headcount reduction.

Research and development (excluding depreciation and amortization)

Research and development expense for the three months ended March 31, 2017 was $0.8 million compared to $1.1 million for the comparable period of 2016, a decrease of approximately $0.3 million. The decrease resulted primarily due to reduction in headcount of the technology department and reduction in outsourced research and development relating to the legacy instant messaging apps.

Depreciation and amortization

Depreciation and amortization expense was $1.1 million for the three months ended March 31, 2017 compared to $0.8 million for the comparable period of 2016, an increase of approximately $0.3 million. The increase resulted from an increase to amortization of capitalized software costs due to the increased software development throughout 2016.

Other expense

Other expense was zero for the three months ended March 31, 2017 compared to $0.3 million for the comparable period of 2016, a decrease of approximately $0.3 million. The decrease resulted from the integration expenses incurred in the first quarter of 2016 subsequent to the acquisition of Worldnow on August 25, 2015. No such costs were incurred in the first quarter of 2017.

Interest expense, net

Interest expense, net was $0.6 million for the three months ended March 31, 2017 compared to $0.2 million for the comparable period of 2016, an increase of $0.4 million. The increase was primarily due to the $15 million Worldnow Promissory Notes issued in connection with the acquisition of Worldnow and the $14.5 million non-revolving credit facility with Raycom Inc., a related party, which closed on September 1, 2016 and refinanced the Worldnow Promissory Notes. The 2016 period included interest expense of $187,500 on the $15 million Worldnow Promissory Notes compared to $510,000 for the 2017 period on the $14.5 million non-revolving credit facility with Raycom Inc., an increase of approximately $320,000.

Income tax expense

No income tax expense was recognized during the periods presented.

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Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

	Year Ended December 31,
	2015	2016	Variance

Total Revenue	$6,877,671	$22,803,335	$15,925,664

Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	1,408,625	8,582,189	7,173,564
General and administrative (excluding depreciation and amortization)	7,524,273	8,482,152	957,879
Selling and marketing	1,552,549	2,930,867	1,378,318
Research and development (excluding depreciation and amortization)	6,023,697	3,670,684	(2,353,013)
Depreciation and amortization	1,156,143	3,398,491	2,242,348
Impairment expense	12,195,985	4,209,000	(7,986,985)
Loss on disposal of assets	25,935	1,093	(24,842)
Transaction costs	1,271,854	-	(1,271,854)
Nasdaq listing fees	-	774,152	774,152
Other expense	251,987	205,681	(46,306)
Loss from operations	(24,533,377)	(9,450,974)	15,082,403

Non-operating income	(86,767)	-	86,767
Foreign exchange (gain) loss	(23,442)	(6,128)	17,314
Interest expense, net	300,420	1,266,096	965,676
Loss before income tax expense	(24,723,588)	(10,710,942)	14,012,646

Income tax expense	-	-	-
Net Loss	$(24,723,588)	$(10,710,942)	$14,012,646

The following is a breakdown of total revenue for the year ended December 31, 2016 compared to the year ended December 31, 2015:

	Year Ended December 31,
	2015	2016	Variance
Revenue:
License fees	$3,684,078	$10,577,548	$6,893,470
Advertising	2,086,831	8,197,475	6,110,644
Usage fees	825,530	2,949,926	2,124,396
Professional services and other	281,232	1,078,386	797,154
Total Revenue	$6,877,671	$22,803,335	$15,925,664

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License fees

License fees for the year ended December 31, 2016 were $10.6 million compared to $3.7 million for the comparable period of 2015, an increase of $6.9 million. The increase was due to the acquisition of Worldnow which resulted in a revenue increase of $6.9 million attributable to the operations of the acquired business.

Advertising

Advertising revenue for the year ended December 31, 2016 was $8.2 million compared to $2.1 million for the comparable period of 2015, an increase of $6.1 million. The increase was due to the acquisition of Worldnow which resulted in a revenue increase of $ 6.1 million attributable to the operations of the acquired business. A significant portion of the increase beginning in the third quarter of 2016 was also due to the change in certain advertising contracts and the resulting accounting for advertising revenues described above.

Usage fees

Usage fees for the year ended December 31, 2016 were $2.9 million compared to $0.8 million for the comparable period of 2015, an increase of $2.1 million. The increase was due to the acquisition of Worldnow which resulted in a revenue increase of $2.1 million attributable to the operations of the acquired business.

Professional services and other

Professional services and other for the year ended December 31, 2016 was $1.1 million compared to $0.3 million for the comparable period of 2015, an increase of $0.8 million. The increase was partially due to the acquisition of Worldnow which resulted in a revenue increase of $0.6 million attributable to the operations of the acquired business. The remaining increase of $0.2 million attributable to the former business was due to one consulting agreement which began November 2015 and terminated in August 2016.

Cost of revenue (excluding depreciation and amortization)

Cost of revenue for the year ended December 31, 2016 was $8.6 million compared to $1.4 million for the comparable period of 2015, an increase of $7.2 million. The increase resulted primarily from an increase of $7.0 million attributable to the operations of the acquired business.

General and administrative (excluding depreciation and amortization)

General and administrative expense for the year ended December 31, 2016 was $8.5 million compared to $7.5 million for the comparable period of 2015, an increase of $1.0 million. The increase resulted primarily from an increase of $2.7 million attributable to the operations of the acquired business, offset in part by a $1.7 million decrease to general and administrative expense of the former business. The decrease attributable to the former business resulted primarily from a reduction of technology overhead required to support the legacy instant messaging apps and decrease in professional fees. Professional fees in the first half of 2015 primarily related to legal, audit and accounting fees associated with our company becoming public in Canada at the end of 2014 and related post-closing matters.

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Selling and marketing

Selling and marketing expense for the year ended December 31, 2016 was $2.9 million compared to $1.6 million for the comparable period of 2015, an increase of $1.3 million. The increase resulted primarily from an increase of $1.7 million attributable to the operations of the acquired business, offset in part by a $0.4 million decrease to selling and marketing expense of the former business due to reduction in marketing efforts of the legacy instant messaging apps.

Research and development (excluding depreciation and amortization)

Research and development expense for the year ended December 31, 2016 was $3.7 million compared to $6.0 million for the comparable period of 2015, a decrease of approximately $2.3 million. The decrease resulted primarily from an increase of $1.0 million attributable to the operations of the acquired business, which was more than offset by a $3.3 million decrease attributable to the former business. Research and development expenses are reported net of amounts capitalized as software development costs. Beginning in 2016, upon completion of integration of the former and acquired businesses, technology employees and consultants of the former business began to work on our software projects which met the capitalization criteria as defined by ASC 350-40 – Intangibles, Goodwill and other Internal-Use Software. Capitalized software development costs for the year ended December 31, 2016 of $1.9 million were attributable to the former business. The remaining decrease of $1.4 million was primarily due to reduction in headcount of the technology department and reduction in outsourced research and development relating to the legacy instant messaging apps.

Depreciation and amortization

Depreciation and amortization expense was $3.4 million for the year ended December 31, 2016 compared to $1.2 million for the comparable period of 2015, an increase of approximately $2.2 million. The increase resulted primarily from an increase of $2.1 million attributable to the operations of the acquired business, which included amortization of acquired intangible assets.

Impairment expense

Impairment expense was $4.2 million for the year ended December 31, 2016 compared to $ 12.2 million for the comparable period of 2015, a decrease of $8.0 million During the year ended December 31, 2015, we purchased intellectual property for $228,275 for which no royalties were collected and, consequently, the asset was considered fully impaired and a loss equal to the carrying value of $195,000 was recognized later in 2015. Further, as a result of our annual goodwill impairment analysis performed as of December 31, 2015 and 2016, we recorded a goodwill impairment charge of $12.0 and $4.2 million, respectively, against the goodwill recognized on the acquisition of Worldnow.

Transaction costs

Transaction costs were $0 for the year ended December 31, 2016 compared to $1.3 million for the comparable period of 2015, a decrease of $1.3 million. Transaction costs of $1.3 million were incurred during the year ended December 31, 2015 related to the acquisition of Worldnow.

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Nasdaq listing fees

Nasdaq listing fees were $774,000 for the year ended December 31, 2016 compared to $0 for the comparable period of 2015, an increase of $774,000. We began the process of listing to Nasdaq in the third quarter of 2016. The fees incurred are professional fees which include audit, tax, valuation and legal fees, related to this process but not capitalizable. Recurring professional fees we otherwise would have incurred if the listing was not pursued, such as 2016 audit fees, are not included is this line item.

Interest expense, net

Interest expense, net was $1.3 million for the year ended December 31, 2016 compared to $0.3 million for the comparable period of 2015, an increase of $1.0 million. The increase was primarily due to the $15 million Worldnow Promissory Notes issued in connection with the acquisition of Worldnow and the $14.5 million non-revolving credit facility with Raycom Inc., a related party, which closed on September 1, 2016 and refinanced the Worldnow Promissory Notes. The 2015 period included four months interest expense of $250,000 on the $15 million Worldnow Promissory Notes compared to $500,000 for the eight months in 2016, an increase of $250,000. Further, the 2016 period included four months interest expense on the $14.5 million non-revolving credit facility of $673,000.

Income tax expense

No income tax expense was recognized during the periods presented.

Liquidity and Capital Resources

Since inception, we have financed our cash requirements primarily through the issuance of securities and convertible promissory notes. Due to our start-up status and limited revenue generated from operations, we have had recurring losses and negative cash flows from operating activities. With the acquisition of Worldnow on August 25, 2015, we have been able to utilize the positive cash flows from operating activities of the acquired business to help finance and support our operations. As of March 31, 2017, we had total current assets of approximately $8.9 million and total current liabilities of approximately $9.3 million. As of March 31, 2017, our principal sources of liquidity were our cash and trade accounts receivable. Our cash and cash equivalents and trade accounts receivable, net balances as of March 31, 2017 were $3.9 million and $3.4 million, respectively.

As of March 31, 2017, we had an accumulated deficit of $55.1 million representative of recurring losses since inception. Additionally, we had not generated positive cash flow from operations since inception, except in 2016. In the first quarter of 2017, we used cash in operations. The Company must also continue to comply with the covenants in its revolving credit facility to continue to borrow under that facility.

These conditions raise substantial doubt about our ability to continue as a going concern into the foreseeable future. Our ability to continue as a going concern is ultimately dependent upon our ability to achieve sustainable positive cash flow from operations. While improvements in cash flow from operations have been achieved with the acquisition of the Worldnow business, we will likely need additional cash to meet our needs in the next 12 months. In December 2016 and in 2017, we increased our cash resources through (i) borrowings under the SVB Line of Credit, (ii) the net proceeds of the December Private Placement, and (iii) the Original Raycom Advance and the Second Raycom Advance (each as defined below). Our plan continues to be to develop new customer relationships and substantially increase our cash flows from operations and revenue derived from our products and services. If our revenues do not reach the level anticipated in our plan, we may require additional financing in order to execute our operating plan. There can be no assurances that we will be successful in achieving sustainable positive cash flow from operations or that we will be able to raise additional cash needed to finance operations, if required.

Operating Activities

Net cash provided by (used in) operating activities for the three months ended March 31, 2017 was $(1.4) million compared to $0.1 million for the comparable period of 2016, a decrease of $1.5 million. The decrease resulted primarily from a decrease of $2.6 million relating to a change in accounts payable partially offset by an increase of $1.3 million due to change in due to related parties.

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Net cash provided by (used in) operating activities for the year ended December 31, 2016 was $3.4 million compared to $(14.1) million for the comparable period of 2015, an increase of $17.5 million. The increase resulted primarily from a decrease in net loss of $14.0 million and an increase of $8.8 million for changes in operating assets and liabilities, of which $4.3 million was due to change in accounts payable and $2.6 million was due to change in due to related parties, offset by a decrease of $5.3 million in non-cash adjustments to net loss, of which $8.0 million related to a reduction of impairment expense.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2017 was $0.6 million compared to $1.3 million for the comparable period of 2016, a decrease of $0.7 million. The decrease resulted primarily from a decrease of $0.6 million in capitalized software costs. As discussed below, beginning in 2016 we started a large scale development effort for development of our next-generation content management system, native mobile applications, connected TV applications and mobile responsive web products. Capitalized software costs were reduced to a more normalized level in the first quarter of 2017.

Net cash used in investing activities for the year ended December 31, 2016 was $4.2 million compared to $6.0 million for the comparable period of 2015, a decrease of $1.8 million. The decrease resulted primarily from a decrease of $4.5 million of net cash used in the acquisition of Worldnow, partially offset by an increase of $3.3 million in capitalized software costs. Beginning in 2016, upon completion of integration of the former and acquired businesses, employees and consultants of the former business began to work on our capitalized software projects which met the capitalization criteria as defined by ASC 350-40 – Intangibles, Goodwill and other Internal-Use Software. Further, beginning in 2016, we began the process of enhancing and expanding the existing product offerings of the acquired business. This large scale development effort consisted of development of our next-generation content management system, native mobile applications, connected TV applications and mobile responsive web products.

Financing Activities

Net cash used in financing activities for the three months ended March 31, 2017 was $0.1 million compared to $0.1 million for the comparable period of 2016. There was no change between the periods presented.

Net cash used in financing activities for the year ended December 31, 2016 was $0.6 million compared to $1.1 million for the comparable period of 2015, a decrease in the amount used of $0.5 million. The decrease resulted primarily from a decrease of $0.4 million in revolving credit facility net borrowings / payments, increase of $0.4 million in net proceeds from issuance of debt in connection with the August 2016 Refinancing and increase of $0.4 million in proceeds from issuance of common shares, partially offset by a decrease of $0.6 million due to an increase of restricted cash.

Unit Purchase Agreement and Worldnow Promissory Notes

On July 28, 2015, we entered into the Unit Purchase Agreement, pursuant to which we issued the Worldnow Promissory Notes to GEI and Raycom in the aggregate principal amounts of $11 million and $4 million, respectively as partial consideration for their respective membership interests in Gannway Web Holdings, LLC. The Worldnow Promissory Notes bore simple interest at a rate of 5% per year.

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The August 2016 Refinancing

On August 31, 2016, we entered into a $14.5 million credit facility (the “Credit Facility”) under a credit agreement, as amended on December 20, 2016, March 30, 2017 and June 26, 2017 (the “Credit Agreement”) with Raycom Media, Inc. (“Raycom”). The proceeds of the Credit Facility were used to pay in full the $11 million promissory note (the “GEI Promissory Note”) issued to Gannaway Entertainment Inc. (“GEI”) and $3 million of the $4 million promissory note issued to Raycom (the “Original Raycom Note” and together with the GEI Promissory Note, the “Worldnow Promissory Notes”), each issued in connection with the acquisition of Gannaway Web Holdings, LLC, now Frankly Media. In addition, we issued to Raycom warrants to purchase 871,160 common shares (the “Raycom Warrants”) at a price per share of CDN$8.50 ($6.63 based on the exchange rate at August 18, 2016) and repaid in full our $2.0 million outstanding revolving credit facility with Bridge Bank (the “Bridge Bank Loan”). Subject to Raycom’s discretion, we also have an additional $1.5 million available for borrowing under the Credit Facility. We also entered into a share purchase agreement, as amended on December 20, 2016 and March 30, 2017 (the “Raycom SPA”) pursuant to which we converted $1 million of the Original Raycom Note into 150,200 common shares. We refer to these transactions as the “August 2016 Refinancing”.

Securities Purchase Agreement

Pursuant to the Raycom SPA, we issued to Raycom an aggregate of 150,200 common shares for a purchase price of CDN$1,276,700 (or $1 million based on the exchange rate at August 18, 2016) in repayment of $1 million of the Original Raycom Note. Raycom’s 397,125 Restricted Shares were also converted into our common shares on a one-for-one basis. Under the Raycom SPA, we agreed to enlarge our Board of Directors to seven (7) directors, subject to shareholder approval, within 90 days of August 31, 2016. In addition, so long as Raycom held not less than 20% of our issued and outstanding common shares calculated on a fully diluted basis, it had (i) the designation rights to two (2) directors as management’s nominees for election to our Board, one of whom is our current Board member, Joseph G. Fiveash, III and one of which must be an independent director as defined in Rule 5605(a)(2) of the Nasdaq Rules, and (ii) approval rights to one of the independent directors named as management’s nominees for election to our Board outside of the two Raycom designated directors. Pursuant to the SPA, Raycom had designated Joseph Fiveash as one of its director designees. On December 20, 2016, we entered into an amendment to the Raycom SPA and Credit Agreement, pursuant to which Raycom and we agreed to extend the time period for enlargement of the Board to seven members from 90 days following August 31, 2016, to the earlier of, and subject to shareholder approval: (a) 45 days following the effective date of the Form S-1 registration statement for our U.S. initial public offering, or (b) April 15, 2017. On March 30, 2017, we entered into amendments to the Raycom SPA and Credit Agreement, pursuant to which Raycom and we agreed to further extend the time period for enlargement of the Board to seven members to the earlier of, and subject to shareholder approval: (a) 45 days following the effective date of our Form S-1 registration statement for our U.S. initial public offering, or (b) May 31, 2017. On May 25, 2017, we entered into amendments to the Raycom SPA and Credit Agreement, pursuant to which Raycom and we agreed to further extend the time period for the successful listing of our common shares on Nasdaq from May 31, 2017 to June 30, 2017 and the enlargement of the Board to seven members to the earlier of, and subject to shareholder approval: (a) 45 days following the effective date of the Form S-1 registration statement for our U.S. initial public offering, or (b) July 31, 2017. On June 26, 2017, we further amended the Raycom SPA as more fully described below under “—Recent Developments—Raycom Conversion”.

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Credit Agreement

Pursuant to a Credit Agreement, we entered into a Credit Facility with Raycom in the principal amount of $14.5 million and issued to Raycom Warrants to purchase 871,160 common shares at a price per share of CDN$8.50 ($6.63 based on the exchange rate at August 18, 2016). The Credit Facility terminates on August 31, 2021. The warrants have a 5-year term but upon a repayment of principal under the Credit Agreement, a pro-rata portion thereof will expire on the date which is later of (a) August 31, 2017 or (b) 30 days from the date of each principal repayment. Upon each payment of principal, the number of warrants that will expire will equal the product of the (i) then outstanding number of warrants and (ii) the principal repayment divided by the then outstanding principal balance of the loan. The exercise price and the number of shares underlying the warrants will be subject to adjustment as set forth in the Credit Agreement. We incurred interest expense under the Credit Facility during the year ended December 31, 2016 and the three months ended March 31, 2017 of $673,353 and $510,080, respectively.

Subject to approval of Raycom, at its sole discretion, we may require further loans up to an aggregate amount of $1.5 million. We will pay interest on each loan outstanding at any time at a rate per annum of 10%. Interest will accrue and be calculated, but not compounded, daily on the principal amount of each loan on the basis of the actual number of days each loan is outstanding and will be compounded and payable monthly in arrears on each interest payment date. To the maximum extent permitted by applicable law, we will pay interest on all overdue amounts, including any overdue interest payments, from the date each of those amounts is due until the date each of those amounts is paid in full. That interest will be calculated daily, compounded monthly and payable on demand of Raycom at a rate per annum of 12%. We have the option to repay all or a portion of loans outstanding under the Credit Facility without premium, penalty or bonus upon prior notice to Raycom and repayment of all interest, fees and other amounts accrued and unpaid under the Credit Facility.

We also agreed to make the following mandatory repayments:

(a) $2 million prior to August 31, 2019;

(b) commencing on November 30, 2019 and on the last day of the month of each three month period thereafter, an amount of $687,500 per three month period;

(c) proceeds (less actual costs paid and income taxes) on any asset sales or issuances of debt or equity;

(d) upon a successful listing of our common shares on Nasdaq with a capital raise of between $8 million to $11 million, mandatory repayment in the amount of $2 million, which will be applied toward the repayment obligation required by (a) above if completed by June 30, 2017;

(e) upon a successful listing of our common shares on Nasdaq with a capital raise of more than $12 million, a mandatory repayment in the amount of $3 million which will be applied toward the $2 million repayment obligation required by (a) above if completed by June 30, 2017 and any amounts raised in excess of $2 million will be applied pro rata to repayment obligations required by (b) above commencing November 30, 2019; and

(f) commencing on the financial year ending December 31, 2017, and each financial year ending thereafter, 100% of the current year excess cash flow amount in excess of $2 million must be paid to Raycom as a mandatory repayment amount no later than May 1 of the following year until a total leverage ratio of not more than 3:1 has been met for such fiscal year, at which point 50% of the current year excess cash amount in excess of $2 million will be paid to Raycom as mandatory repayment amounts. Such excess cash flow payments will be applied pro rata to reduce other mandatory payments due thereunder.

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The mandatory prepayment provision described in subsection (c) above is not applicable to the December Private Placement (as described below), the SVB Line of Credit (as described below) or a U.S. public offering of equity resulting in proceeds to us of less than $8 million.

In addition, we must maintain certain leverage ratios and interest coverage ratios beginning the fiscal quarter ending December 31, 2017. The leverage ratios range from 4:1 to 2.5:1 and 2:1 to 3.5:1 for the interest coverage ratio. We are also subject to certain covenants relating to, among others, indebtedness, fundamental corporate changes, dispositions, acquisitions and distributions.

Upon an event of default, Raycom may by written notice terminate the facility immediately and declare all obligations under the Credit Agreement and the related loan documents, whether matured or not, to be immediately due and payable. Raycom may also as and by way of collateral security, deposit and retain in an interest bearing account, amounts received by Raycom from us under the Credit Agreement and the related loan documents and realize upon the Security Interest Agreements, Guaranty Agreements and Pledge Agreement as described below. If we fail to perform any of our obligations under the Credit Agreement and the related loan documents, Raycom may upon 10 days’ notice, perform such covenant or agreement if capable. Any amount paid by Raycom under such covenant or agreement will be repaid by us on demand and will bear interest at 12% per annum.

On June 26, 2017, we further amended the Credit Agreement as more fully described below under “—Recent Developments—Raycom Conversion”.

Guaranty Agreements, Security Interest Agreements and Pledge Agreement

In connection with the Credit Agreement, our subsidiaries Frankly Co. and Frankly Media LLC have entered into Guaranty Agreements whereby Frankly Co. and Frankly Media LLC have guaranteed our obligations under the Credit Agreement. In addition, each of Frankly Inc., Frankly Co. and Frankly Media LLC have entered into security interest agreements (the “Security Interest Agreements”) pursuant to which Raycom has first priority security interests in substantially all of our assets. Under the Security Interest Agreements, we do not have a right to sell or otherwise dispose of all or part of the collateral except in the ordinary course of business that are not material. Frankly Media LLC has also entered into an Intellectual Property Pledge Agreement pursuant to which it has granted a security interest in all of its intellectual property to Raycom. We have also (i) deposited our intellectual property in escrow accounts for the benefit of Raycom, (ii) in furtherance of the security interest granted to Raycom in our equity interest in Frankly Media LLC, entered into a pledge agreement and a control agreement pursuant to which we granted Raycom control of the equity interest of Frankly Media LLC and (iii) entered into an insurance transfer and consent assigning our rights and payments under insurance policies covering our operations and business naming Raycom as mortgagee, first loss payee and additional named insured.

In addition, we have entered into a Pledge Agreement pursuant to which we granted Raycom a security interest on substantially all the assets and securities of our current and future subsidiaries.

Upon an event of default, we will be required to deposit all interests, income, dividends, distributions and other amounts payable in cash in respect of the pledged interests into a collateral account over which Raycom has the sole control and may apply such amounts in its sole discretion to the secured obligations under the Credit Agreement. Upon the cure or waiver of a default, Raycom will repay to us all cash interest, income, dividends, distributions and other amounts that remain in such collateral account. In addition, upon an event of default, Raycom has the right to (i) transfer in its name or the name of any of its agents or nominees the pledged interests, (ii) to exercise all voting, consensual and other rights and power and any and all rights of conversion, exchange, subscription and other rights, privileges or options pertaining to the pledged interests whether or not transferred into the name of Raycom, and (iii) to sell, resell, assign and deliver all or any of the pledged interests. We have also agreed to use our best efforts to cause a registration under the Securities Act and applicable state securities laws of the pledged interests upon the written request from Raycom.

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Raycom may transfer or assign, syndicate, grant a participation interest in or grant a security interest in, all or any part of its rights, remedies and obligations under the Credit Agreement and the related loan documents, without notice or our consent.

Repayment of Bridge Bank Loan

As a condition to entering into the Credit Agreement, on August 31, 2016, we fully repaid the Bridge Bank Loan.

Western Alliance Bank Letter of Credit

On August 31, 2016, in lieu of a security deposit under the lease dated October 26, 2010, with Metropolitan Life Insurance Company, for real property located at 27-01 Queens Plaza North, Long Island City, NY, we entered into a standby letter of credit with Western Alliance Bank for an amount of $500,000 (the “Letter of Credit”). For each advance, interest will accrue at a rate equal to the sum of (i) the Base Rate (as defined below), plus (ii) 3.50%, provided that such interest rate will change from time to time as the Base Rate changes. The “Base Rate” means the rate of interest used as the reference or base rate to establish the actual rates charged on commercial loans and which is publicly announced or reported from time to time by the Wall Street Journal as the “prime rate”. Interest will accrue from the date of the advance until such advance is paid in full. We have granted Western Alliance Bank a security interest in a $524,115 restricted account together with (i) all interest, whether now accrued or hereafter accruing; (ii) all additional deposits hereafter made to the account; (iii) any and all proceeds from the account; and (iv) all renewals, replacements and substitutions for any of the foregoing.

Intercompany Loan Agreements

Pursuant to a loan agreement dated February 17, 2015 by and between Frankly Inc. and Frankly Co., Frankly Co. has agreed to transfer to Frankly Inc. up to $15 million to cover expenditures of the Company. The interest rate of the loan is fixed at 3% annually and installments will be made until 2020. Frankly Co. unilaterally determines the number, the amount and the frequency of each installment. As of December 31, 2016, there was approximately $13.9 million outstanding.

Recent Developments

Reverse Stock Split

On February 3, 2017, we effected a one-for-seventeen reverse split (the “Reverse Stock Split”) of our issued and outstanding common shares. Upon effectiveness of the Reverse Stock Split, every 17 common shares outstanding decreased to one common share.

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Raycom Advance

On December 22, 2016, pursuant to an amendment (the “Advance Agreement”), to the Website Software and Services Agreement (the “Raycom Services Agreement”) dated October 1, 2011 by and between the Company and Raycom, Raycom pre-paid $3 million of future fees for services (the “Original Raycom Advance”) to be provided by the Company pursuant to the Raycom Services Agreement. Pursuant to the Advance Agreement, if we had completed an equity raise of at least $5 million before March 31, 2017, then we could have either (i) refunded the prepayment to Raycom within 30 days of the completion of the equity raise along with an additional $30,000 for fees in connection with the prepayment by Raycom, or (ii) applied the prepayment to services provided by us for the year ending December 31, 2017 in which case Raycom would have received a discount of $300,000 (the “Discount”) for the services to be provided by us. If we did not complete an equity raise of at least $5 million by March 31, 2017, then the prepayment would have been applied to the services to be provided for the year ending December 31, 2017 and the Discount will be applied to services to be provided by us for the year ending December 31, 2017.

On March 30, 2017, we entered into an amendment to the Advance Agreement (the “Second Raycom Advance”) pursuant to which Raycom pre-paid an additional $2 million of future fees for services to be provided by the Company pursuant to the Raycom Services Agreement. The amendment also extended the date for completing the equity raise and if we did not complete an equity raise of at least $5 million by May 31, 2017, then the prepayment would have been applied to the services to be provided for the period commencing June 1, 2017 and Raycom would have received the Discount for services to be provided by us for the year ending December 31, 2017. On May 25, 2017, we entered into an amendment to the Advance Agreement, pursuant to which if we do not complete an equity raise of at least $5 million by June 30, 2017, then the prepayment will be applied to the services to be provided for the period commencing July 1, 2017 and Raycom will receive the Discount for services to be provided by us for the year ending December 31, 2017.

We recognized interest expense on the Raycom Advance during the three months ended March 31, 2017 of $57,998. We did not recognize any interest expense on the Raycom Advance during the year ended December 31, 2016.

Silicon Valley Bank Line of Credit

On December 28, 2016, we, Frankly Media and Frankly Co. had entered into the Loan and Security Agreement pursuant to which SVB has provided us with a $3 million revolving line of credit (the “SVB Line of Credit”). Borrowings under the SVB Line of Credit accrued interest at a floating per annum rate equal to 2.25% above the Prime Rate published in the Wall Street Journal, which interest was payable monthly.

The SVB Line of Credit was secured by substantially all of our and our subsidiaries’ assets. We and our subsidiaries had also entered into Intellectual Property Security Agreements pursuant to which we and our subsidiaries have granted a security interest in all of our respective rights, titles and interests in our intellectual property. Pursuant to an intercreditor agreement dated December 28, 2016 (the “Intercreditor Agreement”) between Raycom, The Teachers’ Retirement Systems of Alabama, as agent for Raycom (“TRS”) and SVB, Raycom had a first priority security interest in substantially all of our assets other than accounts receivable, cash, cash accounts, short and long term investments, all bank accounts including, without limitation, all operating accounts, depository accounts, savings accounts, and investment accounts, and all property contained therein, stock, securities, and investment property, and all proceeds arising out of any of the foregoing (the “SVB Priority Collateral”) while SVB had a first priority security interest in the SVB Priority Collateral.

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On August 1, 2017, the Company repaid all amounts owed to SVB under these agreements and such agreements were terminated.

December Private Placement

In December 2016, we issued a total aggregate of 85,131 units (“Units”), with each Unit consisting of one common share and one-half warrant to acquire a common share (each whole warrant entitled the holder to purchase one common share for CDN$9.52 for a period of 24 months from the date of issuance, a “Private Placement Warrant”) at a price of CDN$7.65 per Unit raising gross proceeds of CDN$651,250 or $486,116 and net proceeds of approximately CDN$619,660 or $462,536, net of 6% finders’ fee discussed below. Each Private Placement Warrant entitles the holder thereof to purchase one additional common share upon payment of the exercise price of CDN$9.52 for a period of 24 months from issuance. In connection with sale of Units outside of the U.S., we paid finders’ fees of 6% cash totaling CDN$31,590 or $23,580 to Canaccord Genuity Corp. and Industrial Alliance Securities Inc. (the “Private Placement Finders”). We also issued the Broker Warrants to purchase 4,129 common shares (the “Broker Warrants” and together with the Private Placement Warrants, the “December Warrants”) to the Private Placement Finders, representing 6% of the total aggregate Units placed by the Private Placement Finders. 70,294 Units issued pursuant to the exemption under Regulation S are subject to a one year distribution compliance period and an offer and sale of such securities cannot be not made to a U.S. person or for the account or benefit of a U.S. person until the expiration of the one year distribution compliance period. In connection with the December Private Placement, we incurred $61,131 in share issuance costs, offset by $9,319, being the value attributed to the Broker Warrants, for net share issuance costs of $51,812. The net proceeds from such offering will be used for general working capital and product development. We refer to these transactions as the “December Private Placement”.

Raycom Conversion

We entered into a Securities Purchase Agreement with Raycom (the “Raycom Agreement”) dated June 26, 2017, pursuant to which we agreed to issue to Raycom common shares and warrants in exchange for a US$7,000,000 reduction in the principal amount of indebtedness due to Raycom pursuant to the Credit Agreement and the associated promissory note. Upon the consummation of the transactions contemplated by the Raycom Agreement, the principal amount due to Raycom will be reduced from US$14,500,000 to US$7,500,000. The issuance of the common shares and warrants pursuant to the Raycom Agreement will be subject to approval by our shareholders (other than Raycom, which will not be permitted to vote on the matter) and completion of the US offering. We have agreed to seek such shareholder approval as promptly as may be practicable. Pursuant to Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”), the transactions with Raycom Media, Inc. will be “related-party transactions.” Unless there is an exemption available under applicable securities law, the Company will need to obtain a formal valuation for the transaction.

Pursuant to the Raycom Agreement, Raycom will receive (i) such number of our common shares as is equal to the Canadian dollar equivalent of US$7,000,000 as of the date of the Raycom Agreement, divided by the greater of (A) 85% of the last closing price of our common shares on the TSX-V on the last trading day completed prior to the issuance of the news release announcing the execution of the Raycom Agreement, which closing price was CDN$4.89 ($3.14 based on the exchange rate on June 26, 2017), and (B) 85% of the Canadian dollar equivalent of the initial combined public offering price of securities sold in our initial public offering in the U.S., and (ii) warrants to purchase up to 675,900 common shares. The warrants will have an exercise price per share equal to the greater of (A) the U.S. dollar equivalent of the last closing price of our common shares on the TSX-V on the last trading day completed prior to the issuance of the news release announcing the execution of the Raycom Agreement, or (B) 120% of the initial combined public offering price of the securities sold in our initial public offering in the U.S., and will expire on August 31, 2021. Upon the approval of the Raycom Conversion, warrants to purchase 675,900 common shares would be issuable to Raycom and based on an assumed combined initial public offering price of $5.25 per common share and warrant to purchase a common shares (the midpoint of the price range set forth on the cover page of the preliminary prospectus included in the Form S-1, as amended, that we have filed with the SEC for our U.S. initial public offering), 1,567,952 common would be issuable to Raycom.

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In addition, the Raycom Agreement amends the Credit Agreement to provide that, (i) commencing with the closing date thereunder, the interest rate payable under the Credit Agreement and the associated promissory note will increase from 10% to 15.75% per annum. The 5.75% additional interest will accrue and be calculated daily and be payable quarterly. Such amount will be payable in our discretion either in cash or an equivalent amount of our common shares, based on the last closing price of the common shares on the TSX-V on the last trading day before the end of the applicable quarter (or, if our common shares are not trading on the TSX-V, on such other exchange on which the common shares may then be traded). If the common shares are not traded on a public exchange, the additional interest will be paid in cash.

In addition, the Raycom Agreement provides that, commencing with the closing date thereunder, the amount of each mandatory repayment due under the Credit Agreement will be reduced from US$687,500 to US$355,600, reflecting the proportionate reduction in the principal amount outstanding.

The Raycom Agreement also provides that (i) we will increase the size of our Board of Directors from five to seven on or before September 30, 2017, subject to shareholder approval, (ii) so long as Raycom owns common shares representing not less than 20% of the issued and outstanding common shares calculated on a fully-diluted basis, (A) a total of two individuals, neither of whom need be independent of our company, designated by Raycom will be named as part of management’s nominees for election as directors in our annual proxy circular (subject to compliance with certain TSX-V requirements) and (B) Raycom will have the right to approve one of management’s other nominees, who shall be independent of our company, for election as director in such proxy circular. Raycom will also be entitled to certain redesignation rights should any of its director nominees die, resign, or be disqualified or removed. If we are not successful in obtaining shareholder approval to increase the number of directors on the Board to seven by September 30, 2017, we will, by December 31, 2017, call a special shareholders’ meeting for the purpose of enlarging the Board to seven directors, subject to TSX-V Personal Information Form clearance and shareholder approval.

Pursuant to TSX-V rules, if the transactions contemplated by the Raycom Agreement are completed, the expiration date for warrants to purchase 420,560 common shares previously issued to Raycom in connection with the Credit Agreement will be accelerated from August 31, 2021 to August 31, 2017. All other terms of such warrants will remain unchanged. The remaining warrants to purchase 450,600 common shares will continue to be exercisable until August 31, 2021.

We have agreed to seek such shareholder approval as promptly as may be practicable. Because the effectiveness of the Raycom Agreement will likely occur following the closing of our U.S. initial public offering, and because such effectiveness will be subject to a vote of our shareholders, the effect of the cancellation of debt and issuance of common shares and warrants pursuant to the Raycom Agreement have not been reflected in the sections of this Form 10 relating to beneficial ownership of securities.

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Critical Accounting Policies

Our discussion of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. During the preparation of these consolidated financial statements, we were required to make estimates and assumptions that affect the reported amounts of assets, liabilities, net revenues, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions, including those related to revenue recognition, capitalization of software development costs, impairment of long-lived assets, impairment of intangible assets including goodwill and stock-based compensation expense. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to our consolidated financial statements.

We consider certain accounting policies to be critical accounting policies when that policy requires management to make significant estimates and assumptions in applying the policy or in determining carrying values. Such critical accounting policies include:

Revenue Recognition

Revenue is measured as the fair value of the consideration received or receivable, and represents amounts receivable for services rendered. Our primary sources of revenue are license fees for the use of our CMS and video software, and digital advertising revenue. We begin to recognize revenue when all of the following criteria under ASC 605-10 – Revenue Recognition, are met: (i) we have evidence of an arrangement with a customer; (ii) license agreement terms are fixed or determinable and free of contingencies or uncertainties that may alter the agreement such that it may not be complete and final; (iii) we deliver the specified services or products; and (iv) collection is reasonably assured. Revenue is recorded net of applicable sales taxes.

We account for the license fees for the use of our content management system in accordance with ASC 605-25 – Multiple Element Arrangements. License fees and maintenance (post-contract support) relating to our video software are accounted for in accordance with ASC 985-605 – Certain Revenue Arrangements that Include Software Elements. As we account for our video software in accordance with the software accounting guidance, we allocate revenue to deliverables based on the Vendor Specific Objective Evidence (“VSOE”) of each element, and if VSOE does not exist revenue is recognized when elements lacking VSOE are delivered.

License Fees. We enter into license agreements with customers for our CMS, video software, and mobile applications. These license agreements, generally non-cancellable and multiyear, provide the customer with the right to use our application solely on a company-hosted platform or, in certain instances, on purchased encoders. The license agreements also entitle the customer to technical support. Revenue from these license agreements is recognized ratably over the license term. Early termination fees are recognized when a customer ceases use of agreed upon services prior to the expiration of their contract. These fees are recognized in full on the date the customer has completed their migration off of our solutions and there is no continuing service obligation to the customer.

Usage Fees. We charge our customers for the optional use of our content delivery network to stream and store videos. Revenue from these fees is recognized as earned based on actual usage because it has stand-alone value and delivery is in control of the customer. We also charge our customers for the use of our ad serving platform to serve ads under local advertising campaigns. We report revenue as earned based on the actual usage.

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Advertising (National Advertising). Under national advertising agreements with advertisers, we source, create, and place advertising campaigns that run across our network of publisher sites. National advertising revenue, net of third-party costs, is shared with publishers based on their respective contractual agreements. We invoice national advertising amounts due from advertisers and remit payments to publishers for their share. Depending on the agreement with the publisher, the obligation to remit payment to the publisher is based on either billing to the advertiser or the collection of cash from the advertiser. National advertising revenue is recognized in the period during which the ad impressions are delivered. We report revenue earned through national advertising agreements either on a net or gross basis in accordance with ASC Subtopic 605-45, Revenue Recognition - Principal Agent Considerations. Under national advertising agreements wherein we do not bear inventory risk and only have credit risk on our portion of the revenue, national advertising revenues are accounted for on a net basis and the publisher is identified as the customer. Beginning in the second quarter of 2016, we began amending certain advertising agreements with our publishers to take on inventory risk and additional credit risk. Under these revised agreements, we either a) provide the publisher with a guaranteed minimum gross selling price per advertising unit delivered, wherein the greater of the actual selling price or guaranteed minimum selling price is used in determining the publisher’s share or b) provide the publisher with a fixed rate per advertising unit delivered, wherein the publisher is paid the fixed rate per advertising unit delivered irrespective of the actual selling price. Under these national advertising agreements, national advertising revenues are accounted for on a gross basis with the advertiser identified as the customer and the publisher identified as a supplier, with amounts billed to the advertiser reported as revenue and amounts due to the publisher reported as a revenue sharing expense, within cost of revenue.

Advertising (Local Advertising). Under local advertising agreements with customers, we provide local ad sales consulting and support services in exchange for monthly fees over the term of the agreement. The fees are established in the agreement with the customer in one of three ways: fixed annual amounts for an unlimited number of advertisers, flat fee paid per advertiser, or a commission rate of the local advertising revenue paid by the advertiser. Fixed amounts are recognized as revenue ratably over the contract term, and flat fee and commission-based amounts are recognized as revenue based on the revenue earned for each respective period based on actual delivery of the local advertising campaigns.

Professional Services and Other. Professional services consist primarily of installation and website design services. Installation fees are contracted on a fixed-fee basis. We recognize revenue as services are performed. Such services are readily available from other vendors and are not considered essential to the functionality of the product. Website design services are also not considered essential to the functionality of the product and have historically been insignificant; the fee allocable to website design is recognized as revenue as we perform the services.

Capitalization of Software Development Costs

We account for our software development costs on our content management system and mobile applications as internal-use software in accordance with ASC 350-40 – Intangibles, Goodwill and other Internal-Use Software because software usage by our customers is cloud-based. Costs incurred during the preliminary project stage for internal use software programs are expensed as incurred. External and internal costs incurred during the application development stage of new software development as well as for upgrades and enhancements for software programs that result in additional functionality are capitalized. We account for our software development costs on our video software in accordance with ASC 985-20 – Costs of Software to Be Sold, Leased, or Marketed because software is maintained by the client on purchased encoders. All costs incurred to establish the technological feasibility of a software product to be sold, leased, or otherwise marketed are expensed as incurred. Costs incurred subsequent to establishing technological feasibility are capitalized.

During the years ended December 31, 2015 and 2016, we capitalized $834,073 and $4,167,588, respectively, of combined internal and external costs related to the application development stage. Internal and external training and maintenance costs are expensed as incurred. Capitalized costs are amortized on a straight-line basis over the software’s estimated useful life, which is three to five years beginning when the software is ready for use. Periodically, we reassess the useful life considering technology, obsolescence, and other factors.

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Impairments and Fair Value Measurements

Goodwill Impairment. We use a two-step process to evaluate our goodwill for possible impairment at least annually or more frequently if changes in circumstances or the occurrence of events suggest impairment exists. To identify any impairment, the estimated fair value of the reporting unit is compared with its carrying amount, including goodwill. We have one reporting unit, which is the same as our reportable segment. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and no further analysis is required. If the carrying amount of the reporting unit exceeds its estimated fair value, then the second step is performed to determine and measure the amount of the potential impairment charge.

For the second step, if it were required, implied fair value of the goodwill for the reporting unit is compared with its carrying amount and an impairment charge equal to the excess of the carrying amount over the implied fair value would be recorded. The implied fair value of the goodwill would be determined by allocating the estimated fair value of the reporting unit to its assets and liabilities. The excess of the estimated fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill. In connection with our annual goodwill impairment testing as of December 31, 2015 and 2016, we determined that under ASC 350-20 – Intangibles, Goodwill and other Internal-Use Software, a portion of the goodwill related to the Worldnow acquisition was impaired and recorded a non-cash goodwill impairment charge of $12.0 million and $4.2 million, respectively.

Significant judgments and estimates are required in assessing the fair value of the reporting unit. These estimates and assumptions are complex and subject to a significant degree of judgment with respect to certain factors including, but not limited to, revenue growth rates, future cash flows, discount rates, future economic and market conditions and determination of appropriate market comparables. We base our fair value estimates on assumptions that are consistent with information used by the business for planning purposes and that we believe to be reasonable; however, actual future results may differ from those estimates. Changes in judgments on any of these factors could materially affect the value of the reporting unit.

Impairment of Long-Lived Assets, excluding Goodwill. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models or, when available, quoted market values and third-party appraisals.

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Fair Value Measurements. We follow the authoritative guidance on fair value measurements and disclosures with respect to assets and liabilities that are measured at fair value on both a recurring and non-recurring basis. Under this guidance, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy is broken down into three levels defined as follows:

●	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

●	Level 3 – Inputs are unobservable for the asset or liability.

As part of our testing of goodwill and intangible assets for impairment, we determine the fair value of our assets and liabilities, many of which were based on discounted cash flows analysis and forecasted future operating results which represent Level 3 inputs.

Stock-Based Compensation

We record compensation costs related to stock-based awards in accordance with ASC 718, Compensation—Stock Compensation whereby we measure stock-based compensation cost at the grant date based on the estimated fair value of the award. Compensation cost is recognized on a straight-line basis over the requisite service period of the award. We utilize the Black-Scholes option-pricing model to estimate the fair value of stock options granted, which requires the input of highly subjective assumptions including: the expected option life, the risk free interest rate, the dividend yield, the volatility of our stock price and an assumption for employee forfeitures. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected term of the option. We have not historically issued any dividends and do not expect to in the near future. Changes in any of these subjective input assumptions can materially affect the fair value estimates and the resulting stock-based compensation recognized.

Recent Accounting Pronouncements

ASU 2014-09: Revenue from Contracts with Customers (Topic 606). In May 2014, the FASB issued ASU 2014-09 that will replace most existing revenue recognition guidance in U.S. GAAP. In July 2015, the FASB issued a one-year deferral of the effective date of the new revenue recognition standard. In March, April and May 2016, the FASB issued additional amendments to the technical guidance of Topic 606. Topic 606 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The new standard will be effective for us in 2018 and early application is permitted (unless we choose to delay until 2019 as permitted under our election as an EGC). We are evaluating the effect that this guidance will have on our consolidated financial statements and related disclosures and have not yet selected a transition method.

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ASU 2014-15: Presentation of Financial Statements – Going Concern (Subtopic 205-40) Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. In June 2014, the FASB issued ASU 2014-15. Before the issuance of ASU 2014-15, there was no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. This guidance is expected to reduce the diversity in the timing and content of footnote disclosures. ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards as specified in the guidance. ASU 2014-15 was adopted at December 31, 2016 and did not have a significant impact on our consolidated financial statements.

ASU 2015-17: Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes — In November 2015, the FASB issued ASU 2015-17 to simplify the presentation of deferred taxes in the balance sheet. Current guidance requires an entity to separate deferred income tax assets and liabilities into current and noncurrent amounts. The new guidance requires all deferred tax assets and liabilities to be presented as noncurrent. ASU 2015-17 was adopted in 2017 and did not have a significant impact on the consolidated financial statements.

ASU 2016-02: Leases (Topic 842) — In February 2016, the FASB issued ASU 2016-02, which requires a lessee to recognize assets and liabilities on its consolidated balance sheet for leases with accounting lease terms of more than 12 months. ASU 2016-02 will replace most existing lease accounting guidance in U.S. GAAP when it becomes effective. The new standard states that a lessee will recognize a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of operations. ASU 2016-02 will be effective for us in 2019 and requires the modified retrospective method of adoption. Early adoption is permitted. Although we are currently evaluating the effect that ASU 2016-02 will have on our consolidated financial statements and related disclosures, we expect that most of our operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon adoption.

ASU 2016-09: Compensation – Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. In March 2016, the FASB issued ASU 2016-09, which is intended to simplify several aspects of the accounting for share-based payment award transactions, including the income tax consequences and classification on the statement of cash flows. ASU 2016-09 was adopted in 2017.

Off-Balance Sheet Financing

Other than our operating lease obligations, we have no off-balance sheet arrangements such as guarantees, retained or contingent interests in assets transferred to an unconsolidated entity, obligations indexed to our own stock or variable interests in unconsolidated entities. Future obligations under operating leases, capital leases and debt arrangements are detailed in our consolidated financial statements included elsewhere in this Form 10.

ITEM 3. PROPERTIES.

Our registered office in British Columbia is located at 2900-550 Burrard Street, Vancouver, British Columbia, Canada V6C 0A3. Our corporate headquarters is located at 333 Bryant Street, Suite 240, San Francisco, California 94107. Our New York offices are located at 27-01 Queens Plaza North, Suite 502, Long Island City, New York 11101. The Company does not own real property and leases the real property it occupies, which is sufficient to meet the Company’s current needs.

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ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, as of August 1, 2017, the total number of common shares owned beneficially by (i) each of our named executive officers, (ii) each of our directors, (iii) all of our current directors and officers as a group and (iv) each person who beneficially owns 5% or more of our outstanding common shares. For purposes of calculating beneficial ownership, the applicable percentage of ownership is based upon 2,139,392 common shares outstanding as of August 1, 2017, which excludes (i) 191,307 options issued and outstanding under our Equity Plan, and (ii) 121,653 RSUs issued and outstanding under our Equity Plan. Shares issuable pursuant to options or warrants exercisable within 60 days after the date of this Form 10 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of ownership for any other person. Unless otherwise indicated in the footnotes to this table, beneficial ownership of our common shares represents sole voting and investment power with respect to those shares.

Name	Number of common shares	% of common shares
Directors and Named Executive Officers:
Steve Chung(1)	43,964	2.0%
Louis Schwartz(2)	35,402	1.6%
Omar Karim(3)	4,597	*
Choong Sik Hyun	-	-
Joseph Gardner Fiveash III	-	-
Steven Zenz(4)	4,704	*
Tom Rogers(5)	4,704	*
All directors and executive officers as a group (7 persons)	93,371	4.2%

5% Owners (not included above):
Raycom Media, Inc.(6)(7)	1,418,485	47.1%
SKP America, LLC(8)	545,289	25.5%
Gannaway Entertainment, Inc.(9)	177,710	8.3%

* Less than one percent.

(1)	Includes options to purchase 36,415 common shares and 7,549 RSUs that will vest by September 30, 2017. Excludes options to purchase 42,216 common shares and 15,539 RSUs that will vest after September 30, 2017.

(2)	Includes options to purchase 7,454 common shares and 16,451 RSUs that will vest by September 30, 2017. Excludes options to purchase 20,720 common shares and 14,579 RSUs that will vest after September 30, 2017.

(3)	Includes options to purchase 438 common shares and 1,509 RSUs that will vest by September 30, 2017. Excludes options to purchase 4,472 common shares and 10,910 RSUs that will vest after September 30, 2017.

(4)	Excludes 5,883 RSUs that will vest after September 30, 2017.

(5)	Excludes 5,883 RSUs that will vest after September 30, 2017.

(6)	The business address for Raycom Media, Inc. is 201 Monroe Street, RSA Tower, 20th Floor. Warren Spector, Raycom’s Chief Financial Officer, holds the voting power and dispositive power with respect to such shares.

(7)	Includes 871,160 warrants to purchase one common share per warrant at a price per common share equal to CDN$8.50 ($6.63 based on the exchange rate at August 18, 2016). Excludes warrants to purchase 675,900 common shares and, based on an assumed initial combined public offering price of $5.25 per common share and related warrant to purchase a common share (the midpoint of the price range set forth on the cover page of the preliminary prospectus included in the Form S-1, as amended, that we have filed with the SEC for our U.S. initial public offering), 1,567,952 common shares that would be issuable to Raycom pursuant to the Raycom Conversion.

(8)	The business address for SKP America, LLC is 900 Middlefield Road, Redwood City, California 94063. Mr. Sang Won Kim, Head of Growth Office (Corporate Development) holds the voting power and dispositive power with respect to such shares.

(9)	The business address for Gannaway Entertainment, Inc. is 767 3rd Avenue, New York, NY 10017. Gary Gannaway, Chief Executive Officer, holds the voting power and dispositive power with respect to such shares.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

MANAGEMENT

Directors and Executive Officers

The directors and executive officers of the Company as of August 1, 2017 are as follows:

Name	Age	Position(s) Presently Held
Steve Chung	38	Chief Executive Officer and Director
Louis Schwartz	49	Chief Financial Officer and Chief Operating Officer(1)
Omar Karim	43	Head of Engineering
Tom Rogers	62	Chairman of our Board
Choong Sik (Samuel) Hyun	46	Director
Joseph Gardner Fiveash III	55	Director
Steven Zenz	63	Director

(1) Mr. Schwartz was appointed as our Chief Financial Officer on July 14, 2016. Prior to his appointment, Avi Aronovitz served as our Chief Financial Officer from May 16, 2016 to July 12, 2016. From December 31, 2015 to May 15, 2016, Jungsoo Park served as our Interim Chief Financial Officer.

Executive Officers

Steve Chung has served as a director and our Chief Executive Officer since February 1, 2013, inclusive of the Qualifying Transaction with Frankly Co. in December 2014. Over the past 15 years, Mr. Chung has held senior leadership roles in the media, technology and investment sector. Mr. Chung began his career at Goldman Sachs as an analyst in New York starting July 2001, and served in various media, technology and investment roles subsequently. More recently, Mr. Chung served as Chief Strategy Officer of CDNetworks, a global Internet content delivery network from December 2007 until October 2010, and then left to serve as Executive Vice President of KIT Digital, Inc., a white-labeled OTT video software and services company from October 2010 until January 2012. Mr. Chung then served as Chief Operating Officer of We Heart It, a photo-curation social media platform for millennials from February 2012 until January 2013. Mr. Chung holds a Bachelor of Arts degree from Harvard University, and a Master of Business Administration from Stanford University. We believe Mr. Chung’s deep media industry background, coupled with broad operational and transactional experience, make him well qualified to serve as our Chief Executive Officer and a member of our Board.

Louis Schwartz has served as our Chief Operating Officer since February 2016 and Chief Financial Officer since July 2016. Mr. Schwartz joined the Company in August 2015 in connection with the acquisition of Frankly Media and served as President of Frankly Media. Prior to that, Mr. Schwartz was the Chief Digital Officer of World Wrestling Entertainment, Inc., a professional wrestling entertainment company, where he oversaw all digital platforms and helped lead the development of the WWE Network, the first OTT 24/7 streaming network from October 2014. Mr. Schwartz also served as CEO of UUX from November 2012, an OTTP video technology company, where he successfully led the merger of Totalmovie, a leading Latin American retail OTT service, with OTT Networks, an OTT video technology company. From March 2010 to March 2012, Mr. Schwarz served as CEO of the Americas and General Counsel for Piksel, a video production company, and in May 2000, he co-founded Multicast Media Technologies, one of the first Internet video platform companies, which was sold to Piksel in March 2010. Mr. Schwartz graduated from Pennsylvania State University with a Bachelor of Science degree in Real Estate Finance before receiving a Juris Doctorate from the Mississippi College School of Law. We believe Mr. Schwartz’s deep technology and media background and operational and transactional experience make him well qualified to serve as our Chief Operating Officer and Chief Financial Officer.

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Omar Karim has served as our Head of Engineering since October 2015. Mr. Karim served as the Chief Technology Officer of Gannaway Web Holdings, LLC d/b/a Worldnow from May of 1999 through August of 2005 and served as Worldnow’s Chief Technology Advisor from September 2005 through December of 2011. In March 2008, Mr. Karim founded Mobdub LLC (“Mobdub”), a company that created mobile applications but currently functions only as an intellectual property holding company. Mr. Karim has served as the Chief Executive Officer of Mobdub since its formation. Mr. Karim devotes 100% of his business time to the affairs of our Company as he performs his duties at Mobdub outside of the Company’s work hours. Mr. Karim attended Hampshire College, where he received a Bachelor of Arts in Computer Science and Political Philosophy. We believe Mr. Karim’s deep technology background makes him well qualified to serve as our Head of Engineering.

Non-Employee Directors

Choong Sik (Samuel) Hyun has served as a director on our Board since April 2016. Mr. Hyun joined SK Group, South Korea’s third-largest conglomerate in 1998 and held increasingly senior positions, culminating in his service as Manager of SK Networks from January 1998 to May 2012, as Project Leader of M&A office for SK Planet Co., Ltd., an Internet services and e-Commerce company (“SK Planet”) from June 2012 to December 2012, and currently as Head of Global Planning Team of SK Planet Co., Ltd. since January 2013. Mr. Hyun has been involved in several M&A deals and strategic partnerships with globally-renowned players like Shopkick, a leading Silicon Valley-based mobile commerce and shopping service, Suning Commerce Group, one of the largest retailers in China, and Megabox, a top-tier multiplex cinema company in Korea. Mr. Hyun holds a Master of Education in Pedagogy and Bachelor of Science from Seoul National University, South Korea and a MBA degree from China Europe International Business School. Mr. Hyun has over 20 years in strategic long/short term planning, mergers & acquisitions, strategic consulting and securities trading which enables him to contribute important skills to our Board.

Joseph Gardner Fiveash III has served as a director on our Board since August 2015. Mr. Fiveash has been the Senior Vice President of Digital Media and Strategy at Raycom since 2013 and was Executive Vice President/General Manager of Interactive Media at The Weather Channel from 1999 to 2010. Mr. Fiveash has also been President of Vertical Acuity, a venture-backed content marketing platform, from February 2011 to August 2012, and was a Senior Vice President of Ecommerce for CafePress Services, an ecommerce platform, from November 2012 to December 2013. Mr. Fiveash received a Bachelor of Arts from Princeton University in Politics and a JD and MBA from University of Virginia. We believe Mr. Fiveash’s 10 plus years in the media industry make him well qualified to serve as a member of our Board.

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Steven Zenz has served as a director on our Board since October 3, 2016. Mr. Zenz has served as a consultant since January 2011, advising companies on matters including merger and acquisition transactions and SEC offerings and filings. From 1976 until 2010, he was with KPMG LLP, where he was a partner for 22 years. At KPMG, he served in various leadership capacities, including partner in charge of the audit group and partner in charge of the firm’s SEC and technical accounting practices for KPMG’s Minneapolis and Des Moines offices. He also served as the lead audit partner for publicly held companies. Mr. Zenz also has been a member of the board of directors of Insignia Systems, Inc., a company that manufactures point of sale in-store signage and promotional advertising media for consumer packaged goods companies and retailers since October 2013, and serves as the audit committee chair and is a member of the compensation committee. He also serves as a director and audit committee chair of Redbrick Health, a venture-backed private health technology company. Mr. Zenz holds a Bachelor of Science degree in accounting and a Masters of Business Taxation from the University of Minnesota. We believe Mr. Zenz’s extensive experience in advising public companies, including on SEC offerings and filings, makes him well qualified to serve as a member of our Board.

Tom Rogers is the Chairman of our Board and has served as a director on our Board since October 3, 2016. Mr. Rogers has served since June 2016 and is currently still serving as Executive Chairman of WinView, Inc., a company that operates at the intersection of TV sports, social media, gaming and mobility, and with 28 patents, is the leading player in the application of games in which viewers can engage while simultaneously watching live TV sports. Mr. Rogers also has served since June 2003 and is currently still serving as Chairman and Chief Executive Officer of TRget Media, LLC, a media investment and operations advisory firm. From May 1981 to December 1986, Mr. Rogers served as Senior Counsel to the U.S. House of Representatives Telecommunications, Consumer Protection and Finance Subcommittee, where he was responsible for drafting a number of communications laws, including the Cable Act of 1984, which established a federal framework to replace a patchwork of local regulatory burdens. Thereafter, Mr. Rogers served as President of NBC Cable from August 1988 to October 1999 and served as Executive Vice President of The National Broadcasting Company (“NBC”) as well as NBC’s Chief Strategist from September 1992 to October 1999. At NBC, Mr. Rogers oversaw the creation of CNBC, the NBC/Microsoft cable channel and Internet joint venture, MSNBC. In addition, he served as Co-Chairman of the Arts and Entertainment and History Channels, and was responsible for overseeing many other cable channels, including Court TV, Bravo, American Movie Classics, Independent Film Channel, the National Geographic Channel, and numerous regional sports channels. From November 1999 to April 2003, Mr. Rogers served as Chairman and CEO of Primedia (NYSE: PRM) which at the time was the leading targeted media company in the US, where he oversaw such diverse properties as New York Magazine, Motor Trend, Seventeen, and Cable World. Mr. Rogers drove the digital development and online presence of scores of the company’s print properties. From July 2005 and September 2016, when the company was sold, Mr. Rogers served as President and CEO and then as Chairman of TiVo, Inc. (“TiVo”). Under Mr. Roger’s leadership, TiVo emerged as the leader in providing cable operators worldwide with an advanced television user experience while also providing consumers the only retail cable set top box and the media industry with an array of unique audience research data solutions. Mr. Rogers has also served as Chairman of the Board of Teleglobe (NASDAQ: TLGB), a leading international telecommunications, voice-over-internet, and mobile telephony provider from 2004 to 2006. He was also Chairman of the Board and a board member of Supermedia (NASDAQ: SPMD), the print and digital yellow pages spin off of Verizon. Mr. Rogers also served on the board of Dex Media (NASDAQ: DXM), a print and digital marketing company and successor company to Supermedia. Mr. Rogers holds a Bachelor of Arts from Wesleyan University and a J.D. from Columbia Law School. He has also been inducted into the Broadcasting Hall of Fame, as well as the Cable Hall of Fame. We believe Mr. Rogers’ deep background and extensive experience in the media industry make him well qualified to serve as a member of our Board.

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Leadership Structure and Risk Oversight

Our board of directors is currently led by its chairman, Tom Rogers. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the Company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the Company.

The Board is actively involved in overseeing our risk management processes. The Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the Board include consideration of the challenges and risks of our businesses, and the Board and management actively engage in discussion on these topics. In addition, each of the Board’s committees considers risk within its area of responsibility. For example, the Audit Committee provides oversight to legal and compliance matters and assesses the adequacy of our risk-related internal controls. The Compensation Committee considers risk and structures our executive compensation programs to provide incentives to reward appropriately executives for growth without undue risk taking.

Independence of Directors

The Board has determined that Messrs. Zenz, Rogers and Hyun are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules (the “Nasdaq Rules”). Our board currently consists of 3 independent directors and 2 non-independent directors.

Board Committees

The Board has the following committees, each of which meets at scheduled times:

Audit Committee. The Audit Committee is appointed by the Board to assist the Board in its duty to oversee the Company’s accounting, financial reporting and internal control functions and the audit of the Company’s financial statements. The role of the Audit Committee is to oversee management in the performance of its responsibility for the integrity of the Company’s accounting and financial reporting and its systems of internal controls, the performance and qualifications of the company’s independent auditor, including the independent auditor’s independence, the performance of the Company’s internal audit function; and the Company’s compliance with legal and regulatory requirements.

Our board of directors has adopted an audit committee charter. The audit committee charter defines its primary duties to include the following oversight responsibilities with respect to the following principal areas:

●	the Company’s external audit function, including the qualifications, independence, appointment and oversight of the work of the external auditors;

●	the Company’s accounting and financial reporting requirements;

●	the Company’s reporting of financial information to the public;

●	the Company’s compliance with law and regulatory requirements;

●	the Company’s risks and risk management policies; and

●	the Company’s system of internal controls and management information systems.

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The current members of the Audit Committee are: Steven Zenz (Chairperson), Choong Sik (Samuel) Hyun and Tom Rogers. Mr. Zenz satisfies the requirements for being designated an audit committee financial expert as defined in SEC regulations because of his financial and accounting expertise. Upon the appointment of Mr. Zenz and Mr. Rogers on September 28, 2016, Mr. Fiveash was removed from the Audit Committee. The Audit Committee met 4 times during the fiscal year ended December 31, 2016.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Choong Sik (Samuel) Hyun (Chairperson), Steven Zenz and Tom Rogers. Our board of directors has adopted a Nominating and Corporate Governance Committee charter, which defines the nominating and corporate governance committee’s primary duties, including:

●	identifying individuals qualified to become members of our board of directors and recommending director candidates for election or re-election to our board of directors;

●	maintaining oversight of our board of directors and our governance functions and effectiveness;

●	considering and making recommendations to our board of directors regarding board size and composition, committee composition and structure and procedures affecting directors, and each director’s independence;

●	establishing standards for service on our board of directors; and

●	advising the board of directors on candidates for our executive offices, and conducting appropriate investigation of such candidates;

The Nominating and Corporate Governance Committee met once during the fiscal year ended December 31, 2016.

Compensation Committee. The Compensation Committee reviews and recommends to the full Board (i) the adequacy and form of compensation of the Board; (ii) the compensation of Chief Executive Officer, including base salary, incentive bonus, stock option and other grant, award and benefits upon hiring and on an annual basis; (iii) after obtaining the recommendation of the Chief Executive Officer, the compensation of other senior management, including Chief Financial Officer and Chief Technology Officer, upon hiring and on an annual basis; and (iv) the Company’s incentive compensation and other equity-based plans and recommends changes to such plans to our board of directors when necessary. Our board of directors has adopted a Compensation Committee charter.

The current members of the Compensation Committee are: Tom Rogers (Chairperson), Steven Zenz and Choong Sik (Samuel) Hyun. Upon the appointment of Mr. Zenz and Mr. Rogers on September 28, 2016, Mr. Fiveash was removed from the Compensation Committee. The Compensation Committee met 2 times during the fiscal year ended December 31, 2016.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee (or other Board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation Committee. See “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our Compensation Committee or their affiliates.

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Code of Business Conduct and Ethics and Insider Trading Policy

In January 2017, our board of directors adopted a Code of Ethical Conduct Policy and in January 2017 our board of directors adopted a revised Disclosure, Securities Trading and Confidentiality Policy.

Director Compensation

The following table summarizes the compensation paid to directors, other than directors who are also named executive officers and whose compensation as directors is reflected in the Summary Compensation Table in the “Executive Compensation” section of this Form 10, for the fiscal year ended December 31, 2016.

Name	Fees earned ($)	Share- Based Awards ($)		Option- Based awards ($)	Non-equity incentive plan compensation ($)	Pension Value ($)	All other compensation ($)	Total ($)
Tom Rogers(1)	-	9,300	(2)	-	-	-	-	9,300
Steven Zenz(1)	-	9,300	(2)	-	-	-	-	9,300

(1)	In connection with their appointment as directors in October 2016, Mr. Rogers and Mr. Zenz each received 1,765 RSUs that will vest on March 31, 2017. Under the terms of their appointments, each of Mr. Rogers and Mr. Zenz were awarded an additional 5,294 RSUs at March 13, 2017. The 5,294 RSUs will vest in one-third amounts on June 30, 2017, September 30, 2017 and December 31, 2017.

(2)	Based on the fair value of 1,765 RSUs which was based on the closing price of common shares on the date of issuance November 4, 2016 of CDN$6.97 (or $5.27 based on the exchange rate at November 4, 2016).

In addition, in recognition of Mr. Rogers’ role as Chairman of the Company’s Board and Mr. Zenz’s role as Chair of the Company’s Audit Committee, the Company awarded Mr. Rogers and Mr. Zenz each an additional 3,529 RSUs at March 13, 2017. The vesting schedule for the 3,529 units are 1,177 units by the end of June 2017, 1,176 units by the end of September 2017 and 1,176 units by the end of December 2017.

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ITEM 6. EXECUTIVE COMPENSATION.

As of the date of this Form 10, the Company had two executive officers: Steve Chung, Chief Executive Officer; and Louis Schwartz, Chief Financial Officer and Chief Operating Officer. See “Management” above for biographical information of our executive officers.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to, our executive officers for the years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)		Share- based awards ($)		Option- based awards ($)(1)		Non-Equity Incentive plan compensation		Pension Value ($)	All other compensation ($)(2)		Total compensation ($)
								(f) Annual Incentive Plan	Long- Term Incentive Plan
Steve Chung	2016	310,000	(3)	73,153	(4)	145,618	(5)	-	-	-	8,024		536,795
Chief Executive Officer and a Director of the Company	2015	360,000		530,027	(6)	819,664	(7)	79,200	-	-	18,364		1,807,255

Louis Schwartz	2016	251,040	(8)	159,415	(9)	72,809	(10)	-	-	-	-		483,264
Chief Operating Officer & Chief Financial Officer	2015	120,000	(11)	310,464	(12)	91,841	(13)	-	-	-	725,000	(12)	1,247,305

Harrison Shih	2016	290,000	(14)	14,630	(15)	72,809	(16)	-	-	-	8,024		385,463
Chief Product Officer	2015	250,000	(17)	-		162,575	(18)	55,000	-	-	7,708		475,283

Jungsoo Park(12)	2016	220,000	(19)	7,315	(20)	23,921	(21)	-	-	-	23,703		274,939
Interim Chief Financial Officer	2015	222,917	(22)	-		161,537	(23)	42,188	-	-	25,209		451,851

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(1)	The weighted average fair value price per option was estimated using the Black-Scholes option pricing model.

(2)	Based on medical and insurance benefits and 401K.

(3)	Pursuant to an Amendment of Employment Agreement dated August 15, 2016, Mr. Chung’s annual base salary was temporarily adjusted to an annual rate of $226,667 for the period from August 16, 2016 to December 31, 2016. His annual base salary returned to the $360,000 annual rate in January, 2017.

(4)	The fair value of 11,323 RSUs was estimated based on a closing price of the common shares of CDN$8.33 (or $6.46 based on the exchange rate at September 8, 2016) on September 8, 2016, the date of issuance.

(5)	Based on fair value on the date of grant. Includes options to purchase 41,176 common shares which are exercisable within 10 years after February 10, 2016. Such options were replaced with options to purchase 24,221 common shares at March 3, 2017.

(6)	The fair value of 14,569 RSUs was estimated based on a closing price of the common shares of CDN$45.90 (or $36.38 based on the exchange rate at April 1, 2015) on April 1, 2015, the date of issuance. Mr. Chung had been granted the RSUs prior to the Worldnow acquisition to incentivize his performance in creating and growing the mobile chat application business. After the Worldnow acquisition, the focus of our business shifted to providing online CMS and advertising services for media companies. In connection with this transition, we adopted a comprehensive option grant plan to incentivize our workforce. In February 2016, all RSUs were cancelled and he was granted options to align his incentives with the new business initiative.

(7)	Based on fair value on the date of grant. Includes options to purchase 23,718 common shares which are exercisable within 10 years after January 29, 2015 and options to purchase 12,704 common shares which are exercisable within 10 years after April 1, 2015. All of such options were replaced with options to purchase 21,423 common shares at March 3, 2017.

(8)	Pursuant to a Management Services Agreement dated April 1, 2015, as amended on August 1, 2015 (the “Management Services Agreement”) between Gannaway Web Holdings, LLC (d/b/a Worldnow and now Frankly Media) and Schwartz & Associates for which Mr. Schwartz is managing partner, Schwartz & Associates was due the annual rate of $360,000 for 2016. At August 15, 2016, pursuant to an Amendment of Management Services Agreement, the fee was temporarily adjusted to an annual rate of $33,120 for the period from August 16, 2016 to December 31, 2016. The annual compensation rate returned to the $360,000 in January, 2017.

(9)	The fair value of 24,677 RSUs was estimated based on a closing price of the common shares of CDN$8.33 (or $6.46 based on the exchange rate at September 8, 2016) on September 8, 2016, the date of issuance.

(10)	Based on fair value on the date of grant. Includes options to purchase 20,588 common shares which are exercisable within 10 years after February 10, 2016. Such options were replaced with options to purchase 12,110 common shares at March 3, 2017.

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(11)	Mr. Schwartz was appointed President of Frankly Media on August 24, 2015, Chief Operating Officer on December 22, 2015 and Chief Financial Officer on July 14, 2016. The amount shown is the prorated amount covering the period beginning his initial appointment in August 24, 2015 to December 31, 2015.

(12)	Pursuant to the Management Services Agreement between Gannaway Web Holdings, LLC (d/b/a Worldnow and now Frankly Media) and Schwartz & Associates for which Mr. Schwartz is managing partner, Schwartz & Associates was due the amount of $1,125,000 in connection with, and upon the closing of, the Worldnow acquisition as an incentive fee. $310,464 of the incentive fee was paid in 11,497 common shares. The Management Services Agreement expired on December 31, 2015. However, the terms of Mr. Schwartz’s compensation currently reflect the terms of his compensation pursuant to the Management Services Agreement. See “Certain Relationships and Related Party Transactions—Management Services Agreement with Schwartz & Associates, PC”.

(13)	Based on fair value on the date of grant. Includes options to purchase 8,690 common shares which are exercisable within 10 years after October 16, 2015. Such options were replaced with options to purchase 5,111 common shares at March 3, 2017.

(14)	Pursuant to an Amendment of Employment Agreement dated August 15, 2016, Mr. Shih’s annual base salary was temporarily adjusted to an annual rate of $273,333 for the period from August 16, 2016 to December 31, 2016. Effective January 11, 2016, Mr. Shih no longer acted as our Chief Products Officer and his employment agreement was amended to change his position from Chief Products Officer to advisor to Chief Executive Officer effective January 11, 2016. On January 31, 2017, Mr. Shih’s employment agreement was terminated as Mr. Shih resigned from the Company.

(15)	The fair value of 2,264 RSUs was estimated based on a closing price of the common shares of CDN$8.33 (or $6.46 based on the exchange rate at September 8, 2016) on September 8, 2016, the date of issuance.

(16)	Based on fair value on the date of grant. Includes options to purchase 20,588 common shares which are exercisable within 10 years after February 10, 2016.

(17)	Mr. Shih earned $225,000 from January 1, 2015 to August 30, 2015 and his salary increased to $300,000 starting September 1, 2015. The amount shown is the prorated amount.

(18)	Based on fair value on the date of grant. Includes options to purchase 6,926 common shares which are exercisable within 10 years after January 29, 2015.

(19)	Pursuant to an Amendment of Employment Agreement dated August 15, 2016, Mr. Park’s annual base salary was temporarily adjusted to an annual rate of $211,667 for the period from August 16, 2016 to December 31, 2016. His annual base salary returned to the $225,000 annual rate in January, 2017.

(20)	The fair value of 1,132 RSUs was estimated based on a closing price of the common shares of CDN$8.33 (or $6.46 based on the exchange rate at September 8, 2016) on September 8, 2016, the date of issuance.

(21)	Based on fair value on the date of grant. Includes options to purchase 6,764 common shares which are exercisable within 10 years after February 10, 2016. Such options were replaced with options to purchase 3,978 common shares at March 3, 2017.

(22)	Mr. Park earned a salary of $200,000 which increased to $225,000 beginning February 1, 2015. The amount shown is the prorated amount. Mr. Park was appointed Interim Chief Financial Officer on December 31, 2015 and was replaced in May 2016.

(23)	Based on fair value on the date of grant. Includes options to purchase 6,926 common shares which are exercisable within 10 years after January 29, 2015. Such options were replaced with options to purchase 4,074 common shares at March 3, 2017.

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Employment Agreements and Other Compensation

Our executive officers do not have employment agreements with Frankly Inc. but have employment agreements in place with either Frankly Co. or Frankly Media.

Steve Chung

Mr. Chung, our Chief Executive Officer, had entered into an “at-will” employment agreement with Frankly Co. dated January 9, 2013 pursuant to which Mr. Chung received 215,980 stock options of Frankly Co. The stock options were then converted into 12,705 stock options of Frankly Inc. pursuant to a Stock Option Substitution Agreement by and between WB III and TicToc Planet, Inc. date December 23, 2014 in connection with the Qualifying Transaction. On March 23, 2015, Mr. Chung’s employment agreement was amended and restated. The employment agreement sets forth his annual salary, annual bonus, initial option grant, performance-based RSUs (“PB RSU”), and participation in the employee benefit plans. Mr. Chung’s employment agreement originally had a termination date of February 1, 2017 but was extended pursuant to an amendment dated February 1, 2017 and changed to an at-will agreement terminable by either the Company or Mr. Chung upon 30 days prior written notice. Mr. Chung was granted an initial stock option award (“Option”) to purchase 36,423 common shares of Frankly Inc., at a price per share of not less than the fair market value of the shares on the date of grant. The Option will be subject to Frankly Inc.’s Equity Plan and will vest over a four year period commencing on February 1, 2015 and is contingent on his employment at the time of vesting with Frankly Co. The Option will immediately fully vest upon termination of his employment in the event of a change of control of Frankly Inc. or Frankly Co. Subject to the approval of board of directors of both Frankly Inc. and Frankly Co. and the shareholders of Frankly Inc., Mr. Chung was eligible to receive 14,569 PB RSU under the Equity Plan, which were issued to him in April 2015 but were cancelled in February 2016. Mr. Chung had been granted the RSUs prior to the Worldnow acquisition to incentivize his performance in creating and growing the mobile chat application business. After the Worldnow acquisition, the focus of our business shifted to providing online CMS and advertising services for media companies. In connection with this transition, we adopted a comprehensive option grant plan to incentivize our workforce. Mr. Chung’s RSUs were cancelled and he was granted options to align his incentives with the new business initiative. Upon termination of Mr. Chung’s employment for any reason, Frankly Co. will pay Mr. Chung any base salary actually earned but not paid for any period prior to the termination date and any approved but unreimbursed expenses.

On August 15, 2016, Mr. Chung’s employment agreement was amended to (i) decrease Mr. Chung’s salary from an annual rate of $360,000 to an annual rate of $226,667 for the period commencing August 16, 2016 and ending December 31, 2016, and (ii) return Mr. Chung’s annual salary rate to $360,000 commencing January 1, 2017.

On March 2, 2017, the Board of Directors approved a cash bonus payable to Mr. Chung in the amount of $35,000 upon successful listing of the common shares on NASDAQ in 2017.

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Louis Schwartz

On April 1, 2015, Gannaway Web Holdings, LLC (now Frankly Media) entered into a Management Services Agreement (the “Management Services Agreement”) with Schwartz and Associates, PC (“Schwartz & Associates”), a Georgia professional corporation for which Mr. Schwartz, our Chief Financial Officer and Chief Operating Officer is the managing partner. Pursuant to the Management Services Agreement, Gannaway Web Holdings, LLC engaged Schwartz & Associates to provide management services and Mr. Schwartz was appointed Chief Strategy Officer of Gannaway Web Holdings, LLC. Under the Management Services Agreement, Schwartz & Associates received for their services a base compensation of $12,500 per month, paid semi-monthly. Mr. Schwartz was also entitled to participate in any employee benefit programs, plans and practices on the same terms as other salaried employees on a basis consistent with other senior executives. Upon termination for any reason, we were to pay Mr. Schwartz all accrued and unpaid fees through the terminated date. Upon termination without cause or resignation for good reason, Mr. Schwartz was also entitled to a separation fee equal to the balance of the months remaining under the term of the agreement. On August 1, 2015, the Management Services Agreement was amended to extend the term of the agreement to December 31, 2015. On December 31, 2015, the Management Services Agreement expired and was verbally renewed on an at-will basis. The Management Services Agreement will terminate upon the execution of a new employment agreement which we intend to enter into with Mr. Schwartz shortly after the closing of our U.S. initial public offering.

On August 15, 2016, we entered into an Amendment to the Management Agreement, whereby for the period commencing on August 16, 2016 and ending on December 31, 2016, the fees payable to Schwartz & Associates was reduced from the annual rate of $360,000 to an annual rate of $33,120. Commencing January 1, 2017, the fees returned to an annual rate of $360,000. The reduction in fees will not be factored into the calculation of any bonus eligible under the Management Agreement.

Omar Karim

Mr. Karim, our Head of Engineering, had entered into an “at-will” employment agreement with Gannaway Web Holdings, LLC d/b/a WorldNow (now Frankly Media) dated October 14, 2015, pursuant to which Mr. Karim received 10,599 RSUs of Frankly Inc. The employment agreement sets forth his annual salary, annual bonus, initial option grant, and participation in the employee benefit plans. On August 15, 2016, Mr. Karim’s employment agreement was amended to (i) decrease Mr. Karim’s salary from an annual rate of $225,000 to an annual rate of $198,333 for the period commencing August 16, 2016 and ending December 31, 2016, and (ii) return Mr. Karim’s annual salary rate to $225,000 commencing January 1, 2017. On March 30, 2017, Mr. Karim’s employment agreement was amended to increase his annual salary rate to $250,000 commencing March 1, 2017.

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Outstanding Equity Awards at 2016 Fiscal Year End

The following table sets forth, for each of the named executive officers, information with respect to unexercised options as of the Company’s fiscal year at December 31, 2016:

		Option awards							Stock awards
Name		Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Steve Chung		29,891	(1)	N/A	60,410	(2)	7,622 at $7.65	7,622 on August 7, 2023	N/A	N/A	11,323	(3)	63,527	(4)

				N/A			5,081 at $7.65	5,081 on August 7, 2023	N/A	N/A

				N/A			6,926 at CDN$51.85 (or $41.01 based on the exchange rate at January 29, 2015)	6,926 on January 29, 2025	N/A	N/A

				N/A			16,792 at CDN$50.83 (or $40.21 based on the exchange rate at January 29, 2015)	16,792 on January 29, 2025	N/A	N/A

				N/A N/A			12,704 at CDN$44.88 (or $35.59 based on the exchange rate at April 1, 2015) 41,176 at CDN$17.00 (or $12.18 based on the exchange rate at February10, 2016)	12,704 on April 1, 2025 41,176 on February 10, 2026	N/A N/A	N/A N/A

Louis Schwartz		2,897	(5)	N/A N/A	26,381	(6)	8,690 at CD$24.31 (or $18.80 based on the exchange rate at October 16, 2015) 20,588 at CDN$17.00 (or $12.18 based on the exchange rate at February 10, 2016)	8,690 on October 16, 2025 20,588 on February 10, 2026	N/A N/A	N/A N/A	24,677	(7)	138,439	(4)

Harrison Shih		4,348	(8)	N/A	24,930	(9)	1,764 at $40.63	1,765 on August 29, 2024	N/A	N/A	2,265	(10)	12,705	(4)

				N/A N/A			6,926 at CDN$50.83 (or $40.21 based on the exchange rate at January 29, 2015) 20,588 at CDN$17.00 (or $12.18 based on the exchange rate at February 10, 2016)	6,926 on January 29, 2025 20,588 on February 10, 2026	N/A N/A	N/A N/A

Jungsoo Park	(11)	3,925	(12)	N/A NA N/A	10,647		882 at $14.11 6,926 at CDN$51.85 (or $41.01 based on U.S. dollar equivalent pricing for the transaction) 6,764 at CDN$17.00 (or $12.18 based on the exchange rate at February 10, 2016)	882 on March 26, 2024 6,926 on January 29, 2025 ; 6,764 on February 10, 2026	N/A N/A N/A	N/A N/A N/A	1,132	(14)	6,353	(4)

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(1)	Mr. Chung received options to purchase 12,703 common shares on August 7, 2013, options to purchase 23,718 common shares on January 29, 2015, and options to purchase 12,704 common shares on April 1, 2015.

(2)	Includes options to purchase 23,718 common shares granted on January 29, 2015, options to purchase 12,704 common shares granted on April 1, 2015, and options to purchase 41,176 common shares granted on February 10, 2016.

(3)	Mr. Chung was granted 11,323 RSUs on September 8, 2016. The 14,569 RSUs that were awarded on April 1, 2015 were cancelled on February 3, 2016.

(4)	Based on the last trading price of the common shares on the TSX-V which as of December 31, 2016 was CDN$7.48 per common share (or $5.61). For consistency purposes, the value of the awards are converted from Canadian dollars to U.S. dollars as of the December 31, 2016 Bank of Canada noon exchange rate at $1 for each CDN$1.3427.

(5)	Schwartz & Associates for which Mr. Schwartz is managing partner received options to purchase 8,690 common shares on October 16, 2015.

(6)	Includes options to purchase 8,690 common shares granted on October 16, 2015 and options to purchase 20,588 common shares on February 10, 2016.

(7)	Schwartz & Associates for which Mr. Schwartz is managing partner was granted 24,677 RSUs on September 8, 2016.

(8)	Mr. Shih received options to purchase 1,764 common shares on October 1, 2014, options to purchase 6,926 common shares on January 29, 2015, and options to purchase 20,588 common shares on February 10, 2016.

(9)	Includes options to purchase 1,764 common shares granted on October 1, 2014, options to purchase 6,926 common shares on January 29, 2015, and options to purchase 20,588 common shares on February 10, 2016.

(10)	Mr. Shih was granted 2,265 RSUs on September 8, 2016.

(11)	Mr. Park served as Interim Chief Financial Officer from December 31, 2015 to May 15, 2016.

(12)	Mr. Park received options to purchase 882 common shares on March 26, 2014, options to purchase 6,926 common shares on January 29, 2015, and options to purchase 6,764 common shares on February 10, 2016.

(13)	Includes options to purchase 882 common shares granted on March 26, 2014, options to purchase 6,926 common shares on January 29, 2015, and options to purchase 6,764 common shares on February 10, 2016.

(14)	Mr. Park was granted 1,132 RSUs on September 8, 2016.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2016, with respect to all compensation arrangements maintained by the Company, including individual compensation arrangements, under which shares are authorized for issuance. The chart below does not include RSUs.

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Plan Category (a)	Number of Securities to be issued upon exercise of outstanding options and rights (b)		Weighted-average exercise price of outstanding options and rights (c)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in columns (a) and (c))

Equity compensation plans approved by shareholders under the Incentive Stock Option Plan	245,762	(1)	$19.55	(2)	8,390	(3)

Equity compensation plans not approved by shareholders	-		-		-

Total	245,762	(1)	$19.55	(2)	8,390	(3)

(1) Excludes options that were issued, cancelled or replaced after December 31, 2016. At August 1, 2017, this number is 191,307.

(2) Excludes options that were issued, cancelled or replaced after December 31, 2016. At August 1, 2017, the weighted average exercise price is $5.25.

(3) Excludes options that were issued, cancelled or replaced after December 31, 2016. At August 1, 2017, this number was 17,005.

Equity Incentive Plan

On April 1, 2015, we adopted an amended and restated equity incentive plan, which amends and restates the equity incentive plan, which was previously established as of December 23, 2014. On January 22, 2016, we and our Board amended the plan (as so amended and restated, the “Original Equity Plan”) to fix the number of shares reserved for issuance of both stock options and RSUs at 336,183. On October 14, 2016, the authorized amount was decreased by 5,299 shares after RSUs issued and outstanding had vested and converted into 5,299 common shares, decreasing the authorized amount to 330,884. On January 31, 2017, the authorized amount was decreased by 1,511 shares after RSUs issued and outstanding had vested and converted into 1,511 common shares, decreasing the authorized amount to 329,373. On March 31, 2017, 1,764 RSUs for each of Messrs. Rogers and Zenz vested and converted into Common Shares on a one for one basis and the authorized amount under the Equity Plan decreased to 325,845. On June 30, 2017, 2,940 RSUs for each of Messrs. Rogers and Zenz vested and the authorized amount under the Equity Plan decreased to 319,965. The Equity Plan requires removal of such shares from the authorized amount under the Equity Plan upon conversion of RSUs into common shares. On March 2, 2017, our Board amended our Original Equity Plan (as so amended and restated, the “Equity Plan”) so that upon our listing of our common shares on NASDAQ and completion of a public offering raising at least US$5 million (the “Offering”), the maximum number of shares that may be granted under the Equity Plan pursuant to options and RSUs shall be increased to a fixed number equal to 20% of the aggregate number of our common shares and Restricted Shares outstanding at the closing of the Offering. The Amended and Restated Equity Plan remains subject to regulatory and shareholder approval. On March 3, 2017, we cancelled all outstanding options granted under the Original Equity Plan with an exercise price of CDN$17.00 or greater and issued one new option for each 1.7 canceled options. The grant of the substitution options remains subject to regulatory and shareholder approval.

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Our Equity Plan allows our officers, employees, directors and consultants to acquire proprietary interests in the Company. The Equity Plan is administered by our Board and permits the grant of options to acquire our common shares and RSUs that may be exchanged for our common shares. As of August 1, 2017, 191,307 options and 121,653 RSUs were issued and outstanding. Upon vesting, the options are exercisable and the RSUs are convertible into common shares on a 1:1 basis.

Options. Options may be exercised over periods of up to 10 years as determined by the Board and the exercise price shall not be less than the fair market value of the shares on the effective date of the option grant. Option awards generally vest over four years with one year cliff vesting. The aggregate number of awards granted to any one Participant (and any companies owned by that Participant) in a twelve month period must not exceed 5% of the issued and outstanding common shares and Restricted Shares, calculated on the date upon which an award is granted to any such Participant. The aggregate number of awards granted to any one consultant in a twelve month period must not exceed 2% of the issued and outstanding common shares and Restricted Shares, calculated at the date an award is granted to the consultant. The aggregate number of awards granted to all Participants retained to provide investor relations activities must not exceed 2% of the issued and outstanding common shares and Restricted Shares in any twelve month period, calculated at the date an award is granted to any such Participant. Awards issued to Participants retained to provide investor relations activities shall vest in stages over a period of not less than twelve months with no more than 25% of the awards vesting in any three month period.

All awards awarded are covered by a stock option agreement and vest in accordance with the vesting schedule set forth in such stock option agreement. The Board may choose to accelerate the vesting schedule upon a change of control. The exercise price for Options granted under our Equity Plan shall not be less than the fair market value of the shares on the effective date of the option grant; provided, however, that no Option granted to a Participant holding 10% or more of the common shares shall have an exercise price per common share that is less than one hundred ten percent (110%) of the fair market value of a common share on the effective date of grant of the Option. The term of each Option shall be fixed by the Board, but no Option shall be exercisable more than ten years after the date the Option is granted. In the case of an Option that is granted to a Participant who, on the grant date, owns 10% of the voting power of common shares, the term of such Option shall be no more than five years from the date of grant.

All Options are non-assignable and non-transferable. The Equity Plan provides that, during the lifetime of a Participant, an Option shall be exercisable only by a Participant or a Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of a Participant or a Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

Options will be evidenced by certificates that set forth the terms, conditions and limitations for each Option which may include, without limitation, the term and the provisions applicable in the event employment or service terminates.

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Restricted Stock Units. RSUs may be granted upon such terms and conditions as the Board shall determine. RSUs shall be evidenced by award agreements (“RSU Award Agreements”) in such form as the Board shall from time to time establish. RSU Award Agreements will specify the number of RSUs awarded (“RSU Award”) and will provide for the adjustment of such number in accordance with the Equity Plan. The purchase price, if any, for common shares issuable under each RSU Award shall be established by the Board. No monetary payment shall necessarily be required as a condition of receiving an RSU Award, except as may be required by applicable law or the requirements of any applicable stock exchange. Common shares issued pursuant to any RSU may (but need not) be made subject to vesting conditions based upon the satisfaction of such requirements, conditions, restrictions, time periods or performance goals, as shall be established by the Board. Until the RSU Awards are settled and the common shares issuable thereunder are delivered, no Shareholder rights shall exist with respect to the RSU. Rights to acquire common shares pursuant to an RSU Award shall not be subject in any manner to creditors of the Participant or the Participant’s beneficiary, except as transferred by will or the laws of descent and distribution. All rights with respect to an RSU Award shall be exercisable during the lifetime of the Participant. Each RSU Award Agreement shall specify the consequences of a Participant ceasing to be a service provider, employee or Director of the Company prior to the settlement of an RSU Award.

The Equity Plan contains customary provisions to adjust the grants of RSUs and other awards in the event of any corporate transaction or event such as a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination or other similar corporate transaction or event affecting the common shares, or other interests subject to the awards under the Equity Plan. In the event of a Change of Control (as defined in the Equity Plan) of the Company, the Board may, in its discretion, take any of the following actions, either singly or in combination: (i) fully vest and/or accelerate the restriction period of any awards; (ii) require that the award be assumed by any successor corporation or that awards for shares of other interests in the company or any other entity be substituted for such award; or (iii) cash-out outstanding awards.

Future Amendments. The Board may amend, suspend or terminate the Equity Plan at any time. However, without disinterested shareholder approval there shall be: (a) no increase in the maximum aggregate number of common shares that may be issued under the Equity Plan except as for the adjustments for changes in capital structure provided for in the Equity Plan; (b) no change in the class of persons eligible to receive Options; and (c) no other amendment that would require approval of the Shareholders under any applicable law, regulation or rule, including the rules of any stock exchange or market system upon which the common shares may then be listed.

No amendment, suspension or termination of the Equity Plan shall affect any then outstanding Award unless expressly provided by the Board. The Board may, in its sole and absolute discretion, amend the Equity Plan or any Award agreement with a Participant to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Equity Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Equity Plan.

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ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The following is a summary of transactions and series of similar transactions, since our inception, to which we were a party or will be a party, in which:

●	the amount involved exceeded or will exceed $120,000; and

●	a director, executive officer, holder of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. Pursuant to our Code of Ethical Conduct, all related party transactions must be approved by vote of a majority of our disinterested and independent directors.

Raycom Transactions and Agreements

Raycom is a holder of more than 5% of our capital stock. In addition, one of directors of our Board, Mr. Fiveash, is the Senior Vice President of Digital Media and Strategy of Raycom and is one of Raycom’s Board designees. On the earlier of 45 days following the effective date of our Form S-1 registration statement, as amended, that we have filed with the SEC for our U.S. initial public offering, or September 30, 2017, Raycom will appoint another Board designee subject to shareholder approval. Below are descriptions of agreements that we currently have in place with Raycom.

Website Software and Services Agreement and Local Sales Products Agreement

Frankly Media entered into a Website Software and Services Agreement with Raycom (the “Raycom Service Agreement”), dated October 1, 2011 and amended on October 1, 2014 and August 25, 2015. Pursuant to the Service Agreement, Frankly Media provides website software, platform and advertising services to Raycom. The Service Agreement expires on December 31, 2017 unless terminated earlier upon written notice. Frankly Media also entered into a local sales products agreement, dated August 1, 2015 (the “LSP Agreement”) with Raycom, pursuant to which Frankly Media provides targeted display and video advertising services. The LSP Agreement will expire on August 1, 2017. During the fiscal year of 2016, we recognized revenue of $5,021,343 under the Service Agreement and LSP Agreement and for the three months ended March 31, 2017, we recognized revenue of $1,361,884.

Pursuant to the Advance Agreement, as amended on March 30, 2017 and May 25, 2017, Raycom pre-paid an aggregate of $5 million of future fees for services to be provided by the Company pursuant to the Raycom Services Agreement. If we complete an equity raise of at least $5 million before June 30, 2017, then we can either (i) refund the prepayment to Raycom within 30 days of the completion of the equity raise along with an additional $30,000 for fees in connection with the prepayment by Raycom, or (ii) apply the prepayment to services provided by us for the year ending December 31, 2017 in which case Raycom will receive the Discount for the services to be provided by us. If we do not complete an equity raise of at least $5 million by June 30, 2017, then the prepayment will be applied to the services to be provided for the period commencing July 1, 2017 and Raycom will receive the Discount for services to be provided by us for the year ending December 31, 2017.

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Unit Purchase Agreement and Original Raycom Note

On July 28, 2015, we entered into a Unit Purchase Agreement pursuant to which we issued the Original Raycom Note in the aggregate principal amount of $4 million. The Original Raycom Note accrued simple interest at a 5% annual rate and was payable on August 31, 2016. We incurred interest expense under the Original Raycom Note due to Raycom during the year ended December 31, 2016 and the three months ended March 31, 2017 of $133,333 and $0, respectively. On August 31, 2016, in connection with the Raycom SPA and the Credit Agreement with Raycom, each as described below under the heading “—Raycom Loan”, we fully paid $3 million of the Original Raycom Note and converted $1 million of the Original Raycom Note into 150,200 common shares.

Raycom Loan

On August 31, 2016, we entered into Raycom SPA, as amended on December 20, 2016 and March 30, 2016, and the Credit Agreement with Raycom, amended on December 20, 2016, March 30, 2016 and June 26, 2017 as described more fully below.

Securities Purchase Agreement. Pursuant to the Raycom SPA, Raycom agreed to accept an aggregate of 150,200 common shares and 871,160 warrants to purchase one common shares per warrant at a price per common shares equal to CDN$8.50 ($6.63 based on the exchange rate at August 18, 2016) for a purchase price of CDN$1,276,700 (or $1 million based on the exchange rate at August 18, 2016) in settlement of $1 million of the Original Raycom Loan.

Credit Agreement. Pursuant to a Credit Agreement, we entered into a Credit Facility with Raycom in the principal amount of $14.5 million and issued to Raycom 5-year warrants (the “Raycom Warrants”) to purchase 871,160 common shares at a price per share of CDN $8.50 ($6.63 based on the exchange rate at August 18, 2016). The Credit Facility terminates on August 31, 2021. The Raycom Warrants have a 5-year term but upon a repayment of principal under the Credit Agreement, a pro-rata portion thereof will expire on the date which is later of (a) August 31, 2017 or (b) 30 days from the date of each principal repayment. Upon each payment of principal, the number of Raycom Warrants that will expire will equal the product of the (i) then outstanding number of Raycom Warrants and (ii) the principal repayment divided by the then outstanding principal balance of the loan. The exercise price and the number of shares underlying the Raycom Warrants will be subject to adjustment as set forth in the Credit Agreement. We incurred interest expense under the Credit Facility during the year ended December 31, 2016 and the three months ended March 31, 2017 of $673,353 and $510,080, respectively.

Subject to approval of Raycom, at its sole discretion, we may require further loans for working capital or general operating requirements from time to time upon written notice by minimum increments of $500,000 up to an aggregate amount of $1.5 million. We will pay interest on each loan outstanding at any time at a rate per annum of 10%. Interest will accrue and be calculated, but not compounded, daily on the principal amount of each loan on the basis of the actual number of days each loan is outstanding and will be compounded and payable monthly in arrears on each interest payment date. To the maximum extent permitted by applicable law, we will pay interest on all overdue amounts, including any overdue interest payments, from the date each of those amounts is due until the date each of those amounts is paid in full. That interest will be calculated daily, compounded monthly and payable on demand of Raycom at a rate per annum of 12%. We have the option to repay all or a portion of loans outstanding under the Credit Facility without premium, penalty or bonus upon prior notice to Raycom and repayment of all interest, fees and other amounts accrued and unpaid under the Credit Facility.

We must also make certain mandatory repayments, are required to maintain certain leverage and interest coverage ratios and subject to certain restrictions, including but not limited to indebtedness, change of control and distributions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Raycom Loan.”

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Upon an event of default, Raycom may by written notice terminate the facility immediately and declare all obligations under the Credit Agreement and the related loan documents, whether matured or not, to be immediately due and payable. Raycom may also as and by way of collateral security, deposit and retain in an interest bearing account, amounts received by Raycom from us under the Credit Agreement and the related loan documents and realize upon the Security Interest Agreements, Guaranty Agreements and Pledge Agreement as described below. If we fail to perform any of our obligations under the Credit Agreement and the related loan documents, Raycom may upon 10 days’ notice, perform such covenant or agreement if capable. Any amount paid by Raycom under such covenant or agreement will be repaid by us on demand and will bear interest at 12% per annum.

On June 26, 2017, we further amended the Credit Agreement as more fully described below.

Guaranty Agreements, Security Interest Agreements and Pledge Agreement. In connection with the Credit Agreement, our subsidiaries Frankly Co. and Frankly Media have entered into Guaranty Agreements whereby Frankly Co. and Frankly Media have guaranteed our obligations under the Credit Agreement. In addition, each of Frankly Inc., Frankly Co. and Frankly Media have entered into Security Interest Agreements pursuant to which Raycom has first priority security interests in substantially all of our assets. Frankly Media has also entered into an Intellectual Property Pledge Agreement pursuant to which it has granted a security interest in all of its intellectual property to Raycom. We have also (i) deposited our intellectual property in escrow accounts for the benefit of Raycom, (ii) in furtherance of the security interest granted to Raycom in our equity interest in Frankly Media LLC, entered into a pledge agreement and a control agreement pursuant to which we granted Raycom control of the equity interest of Frankly Media and (iii) entered into an insurance transfer and consent assigning our rights and payments under insurance policies covering our operations and business naming Raycom as mortgagee, first loss payee and additional named insured. In addition, we have entered into a Pledge Agreement pursuant to which we granted Raycom a security interest on substantially all of the assets of our current and future subsidiaries.

Raycom may transfer or assign, syndicate, grant a participation interest in or grant a security interest in, all or any part of its rights, remedies and obligations under the Credit Agreement and the related loan documents, without notice or our consent.

Raycom Conversion. We entered into a Securities Purchase Agreement with Raycom (the “Raycom Agreement”) dated June 26, 2017, pursuant to which we agreed to issue to Raycom common shares and warrants in exchange for a US$7,000,000 reduction in the principal amount of indebtedness due to Raycom pursuant to the Credit Agreement and the associated promissory note. Upon the consummation of the transactions contemplated by the Raycom Agreement, the principal amount due to Raycom will be reduced from US$14,500,000 to US$7,500,000. The issuance of the common shares and warrants pursuant to the Raycom Agreement will be subject to approval by our shareholders (other than Raycom, which will not be permitted to vote on the matter). We have agreed to seek such shareholder approval as promptly as may be practicable. Pursuant to Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”), the transactions with Raycom Media, Inc. will be “related-party transactions.” Unless there is an exemption available under applicable securities law, the Company will need to obtain a formal valuation for the transaction.

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Pursuant to the Raycom Agreement, Raycom will receive (i) such number of our common shares as is equal to the Canadian dollar equivalent of US$7,000,000 as of the date of the Raycom Agreement, divided by the greater of (A) 85% of the last closing price of our common shares on the TSX-V on the last trading day completed prior to the issuance of the news release announcing the execution of the Raycom Agreement, which closing price was CDN$4.89 ($3.69 based on the exchange rate on June 26, 2017), and (B) 85% of the Canadian dollar equivalent of the initial combined public offering price of common shares and warrants sold in our U.S. initial public offering, and (ii) warrants to purchase up to 675,900 common shares. The warrants will have an exercise price per share equal to the greater of (A) the U.S. dollar equivalent of the last closing price of our common shares on the TSX-V on the last trading day completed prior to the issuance of the news release announcing the execution of the Raycom Agreement (being $3.69), or (B) 120% of the initial combined public offering price of the common shares and warrants to purchase common shares to be sold in our U.S. initial public offering, and will expire on August 31, 2021. Upon the approval of the Raycom Conversion, warrants to purchase 675,900 common shares would be issuable to Raycom and based on an assumed combined initial public offering price of $5.25 per common share and a warrant to purchase a common share (the midpoint of the price range set forth on the cover page of the preliminary prospectus included in the Form S-1, as amended, that we have filed with the SEC for our U.S. initial public offering), 1,567,952 common would be issuable to Raycom.

In addition, the Raycom Agreement amends the Credit Agreement to provide that, (i) commencing with the closing date thereunder, the interest rate payable under the Credit Agreement and the associated promissory note will increase from 10% to 15.75% per annum. The 5.75% additional interest will accrue and be calculated daily and be payable quarterly. Such amount will be payable in our discretion either in cash or an equivalent amount of our common shares, based on the last closing price of the common shares on the TSX-V on the last trading day before the end of the applicable quarter (or, if our common shares are not trading on the TSX-V, on such other exchange on which the common shares may then be traded). If the common shares are not traded on a public exchange, the additional interest will be paid in cash.

In addition, the Raycom Agreement provides that, commencing with the closing date thereunder, the amount of each mandatory repayment due under the Credit Agreement will be reduced from US$687,500 to US$355,600, reflecting the proportionate reduction in the principal amount outstanding.

The Raycom Agreement also provides that (i) we will increase the size of our Board of Directors from five to seven on or before September 30, 2017, subject to shareholder approval, (ii) so long as Raycom owns common shares representing not less than 20% of the issued and outstanding common shares calculated on a fully-diluted basis, (A) a total of two individuals, neither of whom need be independent of our company, designated by Raycom will be named as part of management’s nominees for election as directors in our annual proxy circular (subject to compliance with certain TSX-V requirements) and (B) Raycom will have the right to approve one of management’s other nominees, who shall be independent of our company, for election as director in such proxy circular. Raycom will also be entitled to certain redesignation rights should any of its director nominees die, resign, or be disqualified or removed. If we are not successful in obtaining shareholder approval to increase the number of directors on the Board to seven by September 30, 2017, we will, by December 31, 2017, call a special shareholders’ meeting for the purpose of enlarging the Board to seven directors, subject to TSX-V Personal Information Form clearance and shareholder approval.

Pursuant to TSX-V rules, if the transactions contemplated by the Raycom Agreement are completed, the expiration date for warrants to purchase 420,560 common shares previously issued to Raycom in connection with the Credit Agreement will be accelerated from August 31, 2021 to August 31, 2017. All other terms of such warrants will remain unchanged. The remaining warrants to purchase 450,600 common shares will continue to be exercisable until August 31, 2021.

We have agreed to seek such shareholder approval as promptly as may be practicable. Because the effectiveness of the Raycom Agreement will likely occur following the closing of our U.S. initial public offering, and because such effectiveness will be subject to a vote of our shareholders, the effect of the cancellation of debt and issuance of common shares and warrants pursuant to the Raycom Agreement have not been reflected in the sections of this Form 10 relating to beneficial ownership of securities.

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The Raycom Conversion is subject to completion of our U.S. initial public offering with gross proceeds to us of at least US$11,000,000 by October 31, 2017 and the listing of our common shares on NASDAQ.

Management Services Agreement with Schwartz & Associates, PC

On April 1, 2015, Gannaway Web Holdings, LLC (now Frankly Media) entered into a Management Services Agreement (the “Management Services Agreement”) with Schwartz and Associates, PC (“Schwartz & Associates”), a Georgia professional corporation for which Mr. Schwartz, our Chief Financial Officer and Chief Operating Officer is the managing partner. Pursuant to the Management Services Agreement, Gannaway Web Holdings, LLC engaged Schwartz & Associates to provide management series and Mr. Schwartz was appointed Chief Strategy Officer of Gannaway Web Holdings, LLC. Under the Management Services Agreement, Schwartz & Associates received for their services a base compensation of $12,500 per month, paid semi-monthly. The Management Services Agreement also provided for special incentive compensation in the following:

● In a sale to a third party of the Company or substantially all of the Company’s assets, Mr. Schwartz was entitled to receive (i) if the transaction was originated by Mr. Schwartz, $500,000 or 2.5% of the total consideration of the transaction, or (ii) if the transaction was originated by a third party, $250,000 and 2% of the total amounts received in such transaction in excess of $50 million.

● In a sale to an existing Company investor, Mr. Schwartz was entitled to receive (i) if the transaction was originated by Mr. Schwartz, $250,000 or 2.5% of the total Company valuation in excess of $40 million, or (ii) if the transaction was originated by a third party, $250,000 and 5% of total the amounts received in excess of $22,500,000.

● In a third party investment in the Company, Mr. Schwartz was entitled to receive (i) if the transaction was originated by Mr. Schwartz, 2.5% of the total amount invested, or (ii) if the transaction was originated by a third party, 2.5% of the total amount invested.

Mr. Schwartz was also entitled to participate in any employee benefit programs, plans and practices on the same terms as other salaried employees on a basis consistent with other senior executives. Upon termination for any reason, we were to pay Mr. Schwartz all accrued and unpaid fees through the terminated date. Upon termination without cause or resignation for good reason, Mr. Schwartz was also entitled to a separation fee equal to the balance of the months remaining under the term of the agreement. On August 1, 2015, the Management Services Agreement was amended to extend the term of the agreement to December 31, 2015. On December 31, 2015, the Management Services Agreement expired and was not renewed. However, the terms of Mr. Schwartz’ s compensation currently reflect the terms of his compensation pursuant to the Management Services Agreement. We intend to enter into an employment agreement with Mr. Schwartz shortly after the closing of our U.S. initial public offering.

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ITEM 8. LEGAL PROCEEDINGS

On July 21, 2017, a complaint was filed by Gannaway Entertainment, Inc. (“GEI”), Albert C. Gannaway III, and Samantha Gannaway, and was served on August 4, 2017, captioned Gannaway Entertainment, Inc., Albert C. Gannaway III, Samantha Gannaway V.S. Frankly Inc., Steve Chung, SKP America, LLC, JJR Private Capital Limited Partnership, Ron Schmeichel, Louis Schwartz in the United States District Court for the Northern District of California against the Frankly, our Chief Executive Office, Chief Financial Officer and Chief Operating Officer and others alleging violations of U.S. securities laws, fraud and breach of fiduciary duties, and seeking in excess of $15 million in damages, arising out of our acquisition of Gannaway Web Holdings, LLC from GEI and other parties in 2015. We are reviewing the complaint with our counsel and believe that the claims are without merit. We intend to defend the claims vigorously.

We may, from time to time, be party to litigation and subject to claims incident to the ordinary course of business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of any future matters could materially affect our future financial position, results of operations or cash flows.

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ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common shares commenced trading on the TSX-V on October 17, 2013 and, since January 5, 2015, have been listed on the TSX-V under the symbol “TLK”. We have applied to change our TSX-V symbol to “FKLY”.

The table below sets forth the high and low bid prices of our common shares, as reported on the TSX-V for the periods shown, as adjusted for the Reverse Stock Split.

	High		Low
Fiscal Year 2017
Third Quarter (through August 1, 2017)	CDN$	5.00	CDN$	3.65
Second Quarter	CDN$	8.10	CDN$	4.40
First Quarter	CDN$	9.25	CDN$	5.95
Fiscal Year 2016
Fourth Quarter	CDN$	9.52	CDN$	6.80
Third Quarter	CDN$	10.20	CDN$	6.97
Second Quarter	CDN$	13.77	CDN$	8.16
First Quarter	CDN$	11.90	CDN$	7.99
Fiscal Year 2015
Fourth Quarter	CDN$	28.05	CDN$	8.84
Third Quarter	CDN$	52.70	CDN$	23.80
Second Quarter	CDN$	56.10	CDN$	40.80
First Quarter	CDN$	54.40	CDN$	41.14

The closing price of our common shares on the TSX-V on August 1, 2017 was CDN $3.70 per share. As of August 1, 2017, there were approximately 27 record holders of our common shares.

DIVIDEND POLICY

Holders of our common shares are entitled to receive such dividends as may be declared by our Board. No dividends have been paid with respect to our common shares and no dividends are anticipated to be paid in the foreseeable future. Any future decisions as to the payment of dividends will be at the discretion of our Board, subject to applicable law. In addition, the Credit Facility contains a negative covenant which prohibits us from paying dividends to our shareholders if an event of default has occurred and be continuing or could reasonably be expected to result from such distribution and without the prior written consent of Raycom. The Credit Facility also prohibits us from making distributions to shareholders that exceed (i) $0 if our total leverage ratio is equal to or more than 3:1, or (ii) $250,000, annually, if our total leverage ratio is less than 3:1.

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ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

In connection with the acquisition of Gannaway Web Holdings, LLC, now Frankly Media, in August 2015, we issued $20 million in Restricted Shares to GEI and Raycom in exchange for their LLC interests in Gannaway Web Holdings, LLC. The number of Restricted Shares was 9,772,204 shares, determined with reference to the volume-weighted average price of the common shares on the TSX-V for the five days prior to the date of the purchase agreement which was CDN$2.6471 ($2.0466 based on the exchange rate at July 28, 2015). All of such Restricted Shares were subject to a lock-up agreement. The lock-up period with respect to securities representing 50% of the value of the Share Consideration expired in August 2016. The lock-up period with respect to the remainder of the Share Consideration will expire upon the second anniversary of Closing Date of the transaction in August 2017. Further, upon expiry of the lock-up period, the Restricted Shares converted into common shares on a 1:1 basis. In August 2016, all of the Raycom Share Consideration Shares were converted into 397,126 common shares upon waiver by us of the lock-up restriction for the Raycom Restricted Shares, and half of the GEI Shares were converted into 1,510,536 common shares for a total of 88,855 common shares. The remaining 88,855 GEI Shares are subject to lock-up until August 2017. For purposes of the purchase price allocation, such Restricted Shares were reflected at fair value as of the Closing Date which amounted to $15,523,058. As a result of the lock-up agreement, a discount for lack of marketability in the amount of $2,444,882 was applied to arrive at the fair value of the Restricted Shares as of the Closing Date of $13,078,176. The issuance and conversion of the shares were made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act.

Further, in connection with the acquisition of Gannaway Web Holdings, LLC, we assumed a $400,000 liability of Gannaway Web Holdings, LLC with Schwartz & Associates, which we satisfied by granting 11,497 common shares to Schwartz & Associates. The common shares were issued at a price of CDN$2.6471 ($2.0466 based on the exchange rate at July 28, 2015) per Common Share, being the volume-weighted average price of the common shares on the TSX-V for the five days prior to the date of the purchase agreement. For purposes of the purchase price allocation, this additional investment was reflected at fair value as of the Closing Date which amounted to $310,464. The issuance and conversion of the shares were made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act.

Pursuant to a Management Services Agreement dated April 1, 2015, as amended on August 1, 2015 (the “Management Services Agreement”) between Gannaway Web Holdings, LLC (d/b/a Worldnow and now Frankly Media) and Schwartz & Associates for which Mr. Schwartz is managing partner, Schwartz & Associates was due the amount of $1,125,000 in connection with, and upon the closing of, the Worldnow acquisition as an incentive fee. $310,464 of the incentive fee was paid in 11,497 common shares. The issuance of the shares was made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act.

In June 2015, we issued 873 common shares to an employee upon exercise of stock options. The issuance of the shares was made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act.

During the years ended December 31, 2014 and 2015, we issued 5,373 options and 108,880 options, respectively, to our directors, officers and employees. The weighted average exercise prices for these options for the years ended December 31, 2014 and 2015 are $27.37 and $37.40, respectively. The issuance of the securities were made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act.

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In the year ended December 31, 2015, we granted an aggregate of 14,569 RSUs to our CEO and 1,765 RSUs which vested upon the one-year anniversary of their election to the Board to two independent directors. The 14,569 RSUs issued to our CEO were cancelled during the six months ended June 30, 2016. The issuance of the RSUs was made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act.

In July 2016, we issued 4,731 common shares upon conversion of 80,425 Restricted Shares held by an individual Korean investor. The issuance and conversion of the shares were made in reliance on the exemptions from prospectus requirements set forth in 2.42 (1)(a) of National Instrument 45-106 – Prospectus Exemptions.

In August 2016, we issued 88,855 common shares upon conversion of 1,510,535 Restricted Shares held by an individual investor. The issuance of the shares upon conversion was made in reliance on the exemptions from registration set forth in Section 3(a)(9) of the Securities Act.

In August 2016, pursuant to the Raycom SPA, 150,200 common shares were issued for a purchase price of CDN$1,276,700 (or $1 million based on the exchange rate at August 18, 2016) in settlement of $1 million of the Original Raycom Loan. Pursuant to the Credit Agreement, we issued 871,160 warrants to purchase one common share per warrant at a price per common share equal to CDN$8.50 ($6.63 based on the exchange rate at August 18, 2016). We have also converted Raycom’s 397,126 Restricted Shares into our common shares on a one-for-one basis. The issuance of the shares and warrants were made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act. The conversion of the Restricted Shares of Raycom were made in reliance on the exemptions from registration set forth in Section 3(a)(9) of the Securities Act.

In October 2016, we issued 5,299 common shares upon vesting of RSUs issued to two of our employees in October 2015. The conversion of the RSUs were made in reliance on the exemptions from registration set forth in Section 3(a)(9) of the Securities Act.

In December 2016, we sold 85,131 Units with each Unit consisting of one common share and one-half Private Placement Warrant to acquire a common share (each whole Private Placement Warrant entitled the holder to purchase one common share for CDN$9.52 for a period of 24 months from the date of issuance) at a price of CDN$7.65 per Unit for gross proceeds of CDN$651,249.90 and net proceeds of approximately CDN$619,660. All of the investors in this offering were “accredited investors,” as that term is defined in the Securities Act, of which 18 investors were Canadian investors and 2 were U.S. investors. Each Private Placement Warrant entitles the holder thereof to purchase one additional Common Share upon payment of the exercise price of CDN$9.52 per Unit for a period of 24 months from issuance. The first tranche of 83,660 Units closed on December 19, 2016 and the second tranche of 1,471 Units closed on December 20, 2016. 70,294 Units were issued for an aggregate purchase price of CDN$537,750 to non-U.S. purchasers in reliance on the exemption from registration set forth in Section 904 of Regulation S under the Securities Act and 14,837 Units were issued for an aggregate purchase price of CDN$113,499 to U.S. purchasers in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act. In connection with sale of Units outside of the U.S., we paid finder’s fees of 6% cash totaling CDN$31,590 to the Private Placement Finders. We also issued Broker Warrants to purchase 4,129 common shares to the Private Placement Finders, representing 6% of the total aggregate Units placed by the Private Placement Finders. The net proceeds from the offering will be used for general working capital and product development.

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In January 2017, we issued 1,510 common shares to a former employee upon vesting of RSUs held by such employee. The conversion of the RSUs were made in reliance on the exemptions from registration set forth in Section 3(a)(9) of the Securities Act.

On June 23, 2017, we issued 97,673 common shares upon conversion of the outstanding 97,673 Restricted Shares. The issuance of the shares upon conversion was made in reliance on the exemptions from registration set forth in Section 3(a)(9) of the Securities Act.

On June 30, 2017, we issued an aggregate of 5,880 common shares upon vesting of RSUs held by Messrs. Rogers and Zenz. The conversion of the RSUs were made in reliance on the exemptions from registration set forth in Section 3(a)(9) of the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

General

As of the date of this Form 10, our authorized capital stock consisted of an unlimited number of common shares, no par value per share and an unlimited number of Restricted Shares with no par value per share. On February 3, 2017, we effected the Reverse Stock Split of our issued and outstanding common shares. Upon effectiveness of the Reverse Stock Split, every 17 common shares outstanding decreased to one common share.

As of August 1, 2017, there were 2,139,392 common shares issued and outstanding and no Restricted Shares outstanding.

Common Shares

Holders of common shares are entitled to receive notice of and to attend all meetings of shareholders of the Company and to one vote per share at the shareholder meetings. Except as otherwise set out herein or as required by law, holders of common shares and Restricted Shares shall vote as one class at all meetings of shareholders of the Company. The holders of common shares are entitled to receive dividends as and when declared by the Board on the common shares as a class, provided that no dividend may be declared or paid in respect of the common shares unless concurrently therewith the same dividend is declared or paid on the Restricted Shares. The holders of the common shares shall be entitled, in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding up its affairs, (collectively, a “Liquidation Event”) to share ratably, together with the holders of Restricted Shares in such of our assets as are available for distribution. The common shares shall not be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the Restricted Shares are adjusted proportionately.

Restricted Shares

Holders of Restricted Shares were entitled to receive notice of and to attend all meetings of shareholders and to one vote per share. Notwithstanding the foregoing, holders of Restricted Shares were not entitled to vote for the election or removal of our directors. Except as otherwise set out herein or as required by law, holders of common shares and Restricted Shares voted as one class at all meetings of shareholders. The holders of Restricted Shares were also entitled to receive dividends as and when declared by the Board on the Restricted Shares as a class, provided that no dividend may be declared or paid in respect of Restricted Shares unless concurrently therewith the same dividend is declared or paid on common shares. The holders of Restricted Shares were entitled, in the event of any Liquidation Event to share ratably, together with the holders of common shares in such of our assets as are available for distribution.

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On June 23, 2017, we converted each Restricted Share outstanding into one common share

Stock Options and Restricted Share Units

Our Equity Plan addresses the granting, administration and exercising of options to purchase common shares (the “Options”) and, subject to approval of disinterested shareholders, restricted share units (“RSUs”). Under the Equity Plan, the maximum aggregate number of common shares that may be issued pursuant to the exercise of Options and RSUs is 319,965 shares. As at August 1, 2017, there were Options to acquire 191,307 common shares at a weighted average exercise price of $5.25 per share and 121,653 RSUs issued and outstanding.

All Options awarded are covered by a stock option agreement and vest in accordance with the vesting schedule set forth in such stock option agreement. The exercise price for Options granted under the Equity Plan shall not be less than the Discounted Market Price (as defined in the policies of the TSX-V), or such other price as permitted pursuant to a waiver obtained from the TSX-V; provided, however, that no Option granted to a participant holding 10% or more of the common shares shall have an exercise price per common share that is less than one hundred ten percent (110%) of the fair market value of a common share on the effective date of grant of the Option. The term of each Option shall be fixed by the Board, but no Option shall be exercisable more than ten years after the date the Option is granted. In the case of an Option that is granted to a participant who, on the grant date, owns 10% of the voting power of common shares, the term of such Option shall be no more than five years from the date of grant.

Under the Equity Plan, RSUs may be awarded to our officers, employees, directors and consultants upon such conditions as the Board may establish, including the attainment of performance goals recommended by the compensation committee of the Board. The purchase price for common shares issuable under each RSU award, if any, shall be established by the Board in its discretion. common shares issued pursuant to any RSU award may (but need not) be made subject to vesting conditions based upon the satisfaction of service requirements, conditions, restrictions, time periods or performance goals, as shall be established by the Board.

Warrants

As of August 1, 2017, we had outstanding warrants to purchase up to 917,850 common shares, with a weighted average price of CDN$8.50 (or $6.29 based on the exchange rate at December 31, 2016) per share.

Pursuant to the Credit Agreement with Raycom, we entered into a Credit Facility pursuant to which we issued Raycom Warrants to purchase 871,160 common shares at a price per share of CDN $8.50 ($6.63 based on the exchange rate at August 18, 2016). The Raycom Warrants have a 5-year term but upon a repayment of principal under the Credit Agreement, a pro-rata portion thereof will expire on the date which is later of (a) August 31, 2017 or (b) 30 days from the date of each principal repayment. Upon each payment of principal, the number of Raycom Warrants that will expire will equal the product of the (i) then outstanding number of Raycom Warrants and (ii) the principal repayment divided by the then outstanding principal balance of the loan. The exercise price and the number of shares underlying the Raycom Warrants will be subject to adjustment upon the following events:

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(i)	issuance of shares or securities exchangeable for or convertible into our common shares to holders of all or substantially all of our outstanding common shares by way of stock dividend or other distribution;
(ii)	forward and reverse splits of our common shares;
(iii)	any issue or distribution of rights, options or warrants to all or substantially all of holders of our common shares;
(iv)	any special distributions of securities or cash to all or substantially all of holders of our common shares; and
(v)	any capital reorganization.

In December 2016, we sold 85,131 Units, each Unit consisting of one common share and one-half Private Placement Warrant to acquire a common share at a price of CDN$7.65 per Unit. Each Private Placement Warrant entitles the holder thereof to purchase one common share at an exercise price of CDN$9.52 per Unit for a period of 24 months from the date of issuance. In connection with sale of Units outside of the U.S., we issued Broker Warrants to purchase 4,129 common shares, to the Private Placement Finders, representing 6% of the total aggregate Units. The December Warrants have weighted average anti-dilution protection in the case of (i) any share reorganization, including consolidations, splits, dividends or distributions, (ii) any rights offering offered to holders of our common shares at a price less than 95% of the applicable current market price, and (iii) any special distributions of the Company securities, cash, property or other assets or evidences of indebtedness to all or substantially all of the holders of our common shares. Anti-dilution adjustments are cumulative and will be made successively whenever an event referred to above occurs; provided however, no adjustment in the exercise price will be required if the adjustment would result in change of at least 1% in the prevailing exercise price and no adjustment shall be made in the number of common shares purchasable upon exercise of a December Warrant unless it would result in a change of at least one one-hundredth of a common share. No adjustment will be made which would result in an increase in the exercise price or a decrease in the number of the underlying common shares (except in respect of a consolidation of the outstanding common shares).

Registration Rights

In connection with the Credit Agreement, we have entered into a Pledge Agreement pursuant to which we granted Raycom a security interest on substantially all of the assets of our current and future subsidiaries. Upon an event of default, we have also agreed to use our best efforts to cause a registration under the Securities Act and applicable state securities laws of the pledged interests upon the written request from Raycom.

Indemnification of Officers and Directors

Our Articles contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the BCBCA. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We are also a party to director agreements with two of our new directors, Messrs. Zenz and Rogers that contain indemnification provisions. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Transfer Agents and Registrar

Our U.S. transfer agent for our common shares is VStock Transfer, LLC. Our Canadian transfer agent and registrar for our common shares and Restricted Shares is TSX Trust Company.

89

Listing

Our common shares are currently listed on the TSX-V under the symbol “TLK”. Before the date of this Form 10, there has been no public market for our securities in the U.S.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Business Corporation Act. Subject to the BCBCA, we must indemnify and advance expenses of a director or former director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. The failure of a director or former director of the Company to comply with the BCBCA or these Articles does not invalidate any indemnity to which he or she is entitled under our Articles. Subject to the BCBCA, no director or officer will be liable for (a) the acts, receipts, neglects or defaults of any person; (b) joining in any receipt or act of conformity; (c) any loss, damage or expense to the Company arising from the insufficiency or deficiency of title to any property acquired by or on behalf of the Company; (d) the insufficiency or deficiency of any security in or upon which any moneys of the Company are invested; (e) any loss, damage or expense arising from the bankruptcy, insolvency, act or omission of any person with whom any monies, securities or other property of the Company are lodged or deposited; (f) any loss, damage or expense occasioned by any error of judgment or oversight; or (g) any other loss, damage or expense related to the performance or non-performance of the duties that individual’s office.

We are also a party to director agreements with two of our new directors, Messrs. Zenz and Rogers that contain indemnification provisions. Under the director agreements, we have that in addition to any indemnification we are required to provide to our directors under our Articles, and subject to the provisions of the BCBCA and applicable law, we agreed to indemnify the directors for all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment which a director reasonably incurs in respect of any civil, criminal or administrative, investigative or other proceeding to which a director is made a party by reason of having been a director of the Company, provided (i) the director acted honestly and in good faith with a view to the best interests of the Company, (ii) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the director had reasonable grounds for believing the conduct in respect of which the proceeding was brought was lawful, and (iii) in all events, the director gives Frankly prompt notice of any such civil, criminal or administrative matter.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

90

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The consolidated financial statements of Frankly Inc. are filed under Item 15 below.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Our pro forma condensed consolidated statement of operations and comprehensive loss for the year ended December 31, 2015 has been prepared as if the acquisition of Gannaway Web Holdings, LLC (Worldnow) had occurred on January 1, 2015. Pro forma adjustments are intended to reflect what the effect would have been had we held our ownership interest as of January 1, 2015 on amounts that have been recorded in our historical consolidated statement of operations and comprehensive loss.

The unaudited pro forma financial information is for illustrative purposes only and is not necessarily indicative of the results of operations that would have been realized if the acquisition had been completed on the dates indicated, nor is it indicative of our future operating results. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. You should not rely on the unaudited pro forma statement of operations and comprehensive loss for the year ended December 31, 2015 as being indicative of the results of operations that would have been achieved had the business combination been consummated as of January 1, 2015. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes, the historical audited financial statements of Worldnow and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this Form 10. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only.

FRANKLY INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS (UNAUDITED)

For the Year Ended December 31, 2015

	Historical Financial Results
	Frankly Inc.	Worldnow	Combined			Pro Forma
	Year Ended December 31, 2015	Period Ended August 25, 2015	Year Ended December 31, 2015	Pro Forma Adjustments		Year Ended December 31, 2015
Total Revenue	$6,877,671	$18,117,773	$24,995,444	$-		$24,995,444

Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	1,408,625	3,426,865	4,835,490	-		4,835,490
General and administrative (excluding depreciation and amortization)	7,524,273	4,577,916	12,102,189	79,296	A	12,090,835
				(90,650)	B
Selling and marketing	1,552,549	2,018,626	3,571,175	-		3,571,175
Research and development (excluding depreciation and amortization)	6,023,697	3,002,785	9,026,482	-		9,026,482
Depreciation and amortization	1,156,143	2,063,827	3,219,970	(103,432)	C	3,116,538
Impairment expense	12,195,985	-	12,195,985	-		12,195,985
Loss on disposal of assets	25,935	-	25,935	-		25,935
Transaction costs	1,271,854	1,459,319	2,731,173	(2,731,173)	D	-
Other expense	251,987	245,000	496,987	-		496,987
Income (Loss) from operations	(24,533,377)	1,323,435	(23,209,942)	2,845,959		(20,363,983)

Other income	(86,767)	-	(86,767)	-		(86,767)
Foreign exchange gain	(23,442)	-	(23,442)	-		(23,442)
Interest expense, net	300,420	174,992	475,412	500,000	E	975,412
Income (Loss) before income tax expense	(24,723,588)	1,148,443	(23,575,145)	2,345,959		(21,229,186)
	-
Income tax expense	-	-	-	-		-
Net Income (Loss)	$(24,723,588)	$1,148,443	$(23,575,145)	$2,345,959		$(21,229,186)

Other Comprehensive Net Income (Loss)
Foreign currency translation	(33,516)	-	(33,516)	-		(33,516)
Comprehensive Net Income (Loss)	$(24,757,104)	$1,148,443	$(23,608,661)	$2,345,959		$(21,262,702)

Basic and Diluted Net Loss Per Share	$(16.43)					$(11.26)

Basic and Diluted Weighted-Average Common and Class A Restricted Voting Shares Outstanding	1,504,393			380,714	F	1,885,107

91

FRANKLY INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

AND

COMPREHENSIVE LOSS

For the Year Ended December 31, 2015 (Unaudited)

Basis of Presentation

The unaudited pro forma condensed consolidated statement of operations and comprehensive loss for the year ended December 31, 2015 was based on the audited consolidated financial statements of Frankly Inc. (the Company) for the year ended December 31, 2015 and the audited financial statements Gannaway Web Holdings, LLC (Worldnow) for the period ended August 25, 2015. These financial statements are included elsewhere in this Form 10. The unaudited pro forma condensed consolidated statement of operations and comprehensive loss gives effect to our acquisition of Woldnow as if it had been completed on January 1, 2015. Worldnow’s statement of operations for the period ended August 25, 2015 represented their results of operations from January 1, 2015 through August 25, 2015, the date of acquisition. The financial results of Worldnow from the date of acquisition through December 31, 2015 were consolidated and included in Frankly Inc.’s audited consolidated financial statements for the year ended December 31, 2015. A pro forma balance sheet is not presented because the audited balance sheet of Frankly Inc. as of December 31, 2015 already includes the financial position of Worldnow.

The unaudited pro forma results do not reflect any cost saving synergies from operating efficiencies or the effect of the incremental costs incurred in integrating the two companies. Accordingly, these unaudited pro forma results are presented for informational purpose only and are not necessarily indicative of what the actual results of operations of the combined Company would have been if the acquisition had occurred at the beginning of the period presented, nor are they indicative of future results of operations.

Adjustments to Pro Forma Condensed Consolidated Statement of Operations

A.	Rent Expense

The pro forma adjustment reflects inclusion of additional straight-line rent expense of $79,296 as a result of deferred rent being reflected at its fair value of $0 on the date of acquisition.

B.	Stock-Based Compensation Expense

The pro forma adjustment of $90,650 represents the reversal of stock-based compensation expense included in the historical results of operations of Worldnow. All of the outstanding options held by Worldnow employees were cancelled without reissuance on the date of acquisition.

C.	Depreciation and Amortization

The pro forma adjustment reflects the reversal of eight months of amortization of capitalized software included in the historical results of operations of Worldnow of $1,574,545 and the inclusion of eight months of amortization of capitalized software of $888,889, based on the fair value of capitalized software of $4 million on the date of acquisition. In addition, the pro forma adjustment includes eight months of amortization of intangibles of $582,224, based on the fair value of broadcast and advertiser customer relationships of $8.8 million on the date of acquisition. No pro forma adjustment has been made for other depreciable assets whose fair values were deemed equal to their carrying values on the date of acquisition.

92

D.	Transaction Costs

The pro forma adjustment reflects the reversal of combined transaction costs incurred related to the acquisition included in the historical results of operations of Frankly Inc. and Worldnow of $1,271,854 and $1,459,319, respectively.

E.	Interest Expense, net

The pro forma adjustment reflects eight months of interest expense related to the 5%, one-year $15,000,000 promissory notes issued as purchase consideration in the acquisition amounting to $500,000. The historical financial statements of Frankly Inc. already include $250,000 of interest expense related to the promissory notes after the acquisition date.

F.	Basic and Diluted Weighted-Average Common and Class A Restricted Voting Shares Outstanding

The pro forma adjustment reflects an increase of 380,714 to the weighted-average Common and Class A restricted voting shares outstanding for the year ended December 31, 2015 to reflect the 586,332 shares issued as purchase consideration on August 25, 2015 as if they were issued on January 1, 2015.

93

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

Prior to the Qualifying Transaction, Collins Barrow Toronto LLP was engaged as WB III Acquisition Corp.’s (“WB III”) independent accountants with the recommendation and approval of WB III’s audit committee. Upon consummation of the Qualifying Transaction, Collins Barrow Toronto LLP resigned as our independent accountants on February 17, 2015 and we engaged KPMG LLP, the Canadian member firm of KPMG International, (“KPMG Canada”) as our independent registered public accounting firm on February 17, 2015 to audit our financial statements as of December 31, 2014 and the year ended December 31, 2014.

On May 1, 2015, we dismissed KPMG Canada as our independent accountants with the recommendation and approval of our audit committee and we engaged Collins Barrow Toronto LLP as our independent registered public accounting firm on December 16, 2015 to audit our financial statements as of December 31, 2015 and for the year then ended. On June 21, 2016 we engaged Baker Tilly Virchow Krause LLP to audit our consolidated financial statements as of and for the year ended December 31, 2014, which had been previously audited by KPMG Canada. On December 1, 2016, with the recommendation and approval of our audit committee, and in connection with our U.S. initial public offering, we advised Collins Barrow Toronto LLP that, subject to receipt of necessary approvals, we intended to engage Baker Tilly Virchow Krause LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ended December 31, 2016. Although Collins Barrow Toronto LLP was advised of its dismissal in December 1, 2016, the final termination letter was not issued until April 17, 2017.

The reports of Collins Barrow Toronto LLP as independent accountants to WB III prior to the Qualifying Transaction on WB III’s consolidated financial statements did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. The report of Collins Barrow Toronto LLP on our consolidated financial statements did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the period beginning June 7, 2013 to December 23, 2014 (the date of the Qualifying Transaction) and for the years ended December 31, 2015 and 2016, Collins Barrow Toronto LLP did not have any disagreement with WB III or us, respectively, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Collins Barrow Toronto LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report on our financial statements.

The report of KPMG Canada on our consolidated financial statements did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2014, KPMG Canada did not have any disagreement with us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG Canada, would have caused it to make reference to the subject matter of the disagreement in connection with its report on our financial statements.

We delivered a copy of this disclosure to Collins Barrow Toronto LLP and KPMG Canada and requested that they furnish us a letter addressed to the SEC stating whether they agree with the above statements. In their respective letters to the SEC, dated November 10, 2016 attached as Exhibit 16.1, and November 10, 2016 and May 11, 2017, attached as Exhibits 16.2 and 16.3, respectively, to this Form 10 is a part, Collins Barrow Toronto LLP and KPMG Canada state that they agree with the statements above concerning their respective firm.

94

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

F-1

Frankly Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors

Frankly Inc. and Subsidiaries

San Francisco, CA

We have audited the accompanying consolidated balance sheet of Frankly Inc. and its subsidiaries as of December 31, 2015, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frankly Inc. and its subsidiaries as of December 31, 2015 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, since its incorporation the company has suffered recurring losses from operations and has negative cash flows from operating activities. These factors raise substantial doubt about its ability to continue as a going concern. Managements plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Collins Barrow Toronto LLP

Chartered Professional Accountants

Licensed Public Accountants

November 10, 2016

Toronto, Ontario

F-2

Frankly Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors

Frankly Inc. and Subsidiaries

San Francisco, California

We have audited the accompanying consolidated balance sheet of Frankly Inc. and Subsidiaries (the “Company”) as of December 31, 2016 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frankly Inc. and Subsidiaries as of December 31, 2016 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and had negative cash flows from operating activities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

April 17, 2017

F-3

Frankly Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,		March 31,
	2015	2016	2017
Assets			(Unaudited)
Current Assets
Cash and cash equivalents	$7,554,128	$6,053,203	$3,877,939
Restricted cash	-	634,115	634,115
Accounts receivable, net	2,994,780	3,242,866	3,383,416
Prepaid expenses and other current assets	1,297,101	650,898	1,054,034
Due from related parties	27,355	-	-
Total Current Assets	11,873,364	10,581,082	8,949,504

Property & equipment, net	2,133,372	1,481,328	1,336,060
Software development costs, net	4,366,338	6,710,494	6,653,812
Intangible assets, net	8,508,888	7,635,552	7,417,218
Goodwill	10,755,581	6,546,581	6,546,581
Other assets	364,985	308,604	265,202
Total Assets	$38,002,528	$33,263,641	$31,168,377

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,081,072	$4,687,581	$2,839,939
Accrued expenses	1,910,640	1,367,040	1,242,220
Revolving credit facility	1,950,000	1,375,474	1,319,249
Capital leases, current portion	195,940	167,635	159,196
Deferred revenue	74,769	21,702	14,549
Due to related parties	-	2,561,572	3,729,321
Total Current Liabilities	6,212,421	10,181,004	9,304,474

Promissory notes, net	15,000,000	-	-
Non-revolving credit facility, net of discount	-	11,630,384	11,782,930
Capital leases, non-current portion	208,083	40,449	-
Deferred rent	32,410	42,827	41,091
Other liabilities	49,566	64,766	15,200
Total Liabilities	21,502,480	21,959,430	21,143,695

Commitments and Contingencies (Note 9)

Shareholders’ Equity
Common shares, no par value, unlimited shares authorized, 1,294,018, 2,030,800 and 2,035,838 shares outstanding as of December 31, 2015 and 2016 and March 31, 2017, respectively	-	-	-
Class A restricted voting shares, no par value, unlimited shares authorized, 593,826, 97,674 and 97,674 shares outstanding as of December 31, 2015 and 2016 and March 31, 2017, respectively	-	-	-
Additional paid-in capital	59,462,420	64,986,368	65,214,534
Accumulated deficit	(42,931,749)	(53,642,691)	(55,146,510)
Accumulated other comprehensive (loss) income	(30,623)	(39,466)	(43,342)
Total Shareholders’ Equity	16,500,048	11,304,211	10,024,682
Total Liabilities and Shareholders’ Equity	$38,002,528	$33,263,641	$31,168,377

See accompanying notes to the consolidated financial statements.

F-4

Frankly Inc. and Subsidiaries

Consolidated Statements of

Operations and Comprehensive Loss

	Year Ended December 31,		Three Months Ended March 31,
	2015	2016	2016	2017
			(Unaudited)	(Unaudited)
Total Revenue	$6,877,671	$22,803,335	$5,220,270	$6,359,154

Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	1,408,625	8,582,189	1,457,439	2,760,414
General and administrative (excluding depreciation and amortization)	7,524,273	8,482,152	2,091,988	1,892,983
Selling and marketing	1,552,549	2,930,867	804,667	663,684
Research and development (excluding depreciation and amortization)	6,023,697	3,670,684	1,132,004	848,415
Depreciation and amortization	1,156,143	3,398,491	795,256	1,066,731
Impairment expense	12,195,985	4,209,000	-	-
Loss on disposal of assets	25,935	1,093	1,093	-
Transaction costs	1,271,854	-	-	-
Nasdaq listing fees	-	774,152	-	-
Other expense	251,987	205,681	341,212	27,017
Loss from operations	(24,533,377)	(9,450,974)	(1,403,389)	(900,090)

Non-operating income	(86,767)	-	-	-
Foreign exchange (gain) loss	(23,442)	(6,128)	3,522	(6,476)
Interest expense, net	300,420	1,266,096	220,936	610,205
Loss before income tax expense	(24,723,588)	(10,710,942)	(1,627,847)	(1,503,819)

Income tax expense	-	-	-	-
Net Loss	$(24,723,588)	$(10,710,942)	$(1,627,847)	$(1,503,819)

Other Comprehensive Net (Loss) Income
Foreign currency translation	(33,516)	(8,843)	2,888	(3,876)
Comprehensive Net Loss	$(24,757,104)	$(10,719,785)	$(1,624,959)	$(1,507,695)

Basic and Diluted Net Loss Per Share	$(16.43)	$(5.52)	$(0.86)	$(0.71)

Basic and Diluted Weighted-Average Common and Class A Restricted Voting Shares Outstanding	1,504,393	1,941,416	1,887,843	2,129,464

See accompanying notes to the consolidated financial statements.

F-5

Frankly Inc. and Subsidiaries

Consolidated Statements of

Shareholders’ Equity

	Common Shares	Class A Restricted Voting Shares	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balance, December 31, 2014	1,276,195	21,318	$45,144,563	$(18,208,161)	$2,893	$26,939,295
Exercise of options	2,233	-	44,807	-	-	44,807
Vesting of restricted share units	1,765	-	-	-	-	-
Exchange of restricted voting shares for common shares	2,328	(2,328)	-	-	-	-
Shares issued in acquisition of Worldnow	11,497	574,836	13,388,640	-	-	13,388,640
Share issuance costs	-	-	(166,506)	-	-	(166,506)
Stock-based compensation	-	-	1,050,916	-	-	1,050,916
Net loss	-	-	-	(24,723,588)	-	(24,723,588)
Other comprehensive loss	-	-	-	-	(33,516)	(33,516)
Balance, December 31, 2015	1,294,018	593,826	59,462,420	(42,931,749)	(30,623)	16,500,048
Vesting of restricted share units	5,299	-	-	-	-	-
Issuance of common shares	235,331	-	1,403,608	-	-	1,403,608
Share issuance costs	-	-	(74,535)	-	-	(74,535)
Issuance of warrants	-	-	3,003,915	-	-	3,003,915
Exchange of restricted voting shares for common shares	496,152	(496,152)	-	-	-	-
Stock-based compensation	-	-	1,190,960	-	-	1,190,960
Net loss	-	-	-	(10,710,942)	-	(10,710,942)
Other comprehensive loss	-	-	-	-	(8,843)	(8,843)
Balance, December 31, 2016	2,030,800	97,674	$64,986,368	$(53,642,691)	$(39,466)	$11,304,211
Vesting of restricted share units	5,038	-	-	-	-	-
Stock-based compensation	-	-	228,166	-	-	228,166
Net loss	-	-	-	(1,503,819)	-	(1,503,819)
Other comprehensive loss	-	-	-	-	(3,876)	(3,876)
Balance, March 31, 2017 (Unaudited)	2,035,838	97,674	$65,214,534	$(55,146,510)	$(43,342)	$10,024,682

See accompanying notes to the consolidated financial statements.

F-6

Frankly Inc. and Subsidiaries

Consolidated Statements of

Cash Flows

	Year Ended December 31,		Three Months Ended March 31,
	2015	2016	2016	2017
			(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(24,723,588)	$(10,710,942)	$(1,627,847)	$(1,503,819)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,156,143	3,398,491	795,256	1,066,731
Amortization of debt discount	-	184,502	-	145,436
Amortization of deferred financing costs	-	9,479	-	26,534
Stock-based compensation expense	1,050,916	1,190,960	271,998	228,166
Impairment expense	12,195,985	4,209,000	-	-
Loss on disposal of assets	25,935	1,093	1,093	-
Other non-cash asset writeoff	-	178,147	178,147	-

Changes in assets and liabilities:
Accounts receivable, net	525,256	(248,087)	552,713	(140,550)
Prepaid expenses and other current assets	(87,502)	476,321	(286,956)	(421,396)
Other assets	(66,013)	56,381	50,282	43,402
Accounts payable	(1,718,961)	2,607,997	758,885	(1,854,889)
Accrued expenses	(118,077)	(543,274)	(538,756)	(127,277)
Deferred revenue	(1,425,231)	(53,067)	52,647	(7,154)
Due to / from related parties	(35,136)	2,588,927	(121,087)	1,167,749
Deferred rent and other liabilities	81,975	25,617	15,626	(51,302)
Severance liability	(1,000,000)	-	-	-
Net cash provided by (used in) operating activities	(14,138,298)	3,371,545	102,001	(1,428,369)

Cash flows from investing activities
Acquisition of Worldnow, net of cash acquired	(4,512,698)	-	-	-
Capitalized software costs	(834,073)	(4,167,588)	(1,269,960)	(636,863)
Purchases of property & equipment	(399,392)	(52,883)	(22,043)	(9,582)
Purchases of intangible assets	(278,275)	-	-	-
Proceeds from sale of intangible assets or equipment	50,000	2,111	2,111	-
Other	1,189	-	-	-
Net cash used in investing activities	(5,973,249)	(4,218,360)	(1,289,892)	(646,445)

Cash flows from financing activities
Restricted cash	-	(634,115)	-	-
Revolving credit facility payments	(950,000)	(574,526)	-	(56,225)
Capital lease payments	(69,150)	(195,940)	(52,654)	(48,887)
Proceeds from issuance of common stock	44,807	486,116	-	-
Stock issuance costs	(166,506)	(74,535)	-	-
Proceeds from issuance of debt	-	357,810	-	-
Net cash used in financing activities	(1,140,849)	(635,190)	(52,654)	(105,112)

Effect of exchange rate changes on cash	(33,440)	(18,920)	(1,863)	4,662
Net change in cash and cash equivalents	(21,285,836)	(1,500,925)	(1,242,408)	(2,175,264)

Cash and cash equivalents at beginning of period	28,839,964	7,554,128	7,554,128	6,053,203
Cash and cash equivalents at end of period	$7,554,128	$6,053,203	$6,311,720	$3,877,939

Supplemental cash flow disclosure
Cash paid for interest	$303,891	$1,082,109	$220,854	$380,237
Cash paid for income taxes	-	-	-	-
Exchange of promissory notes for common shares	-	1,000,000	-	-
Shares issued in acquisition of Worldnow	13,388,640	-	-	-
Promissory notes issued in acquisition of Worldnow	$15,000,000	$-	$-	$-

See accompanying notes to the consolidated financial statements.

F-7

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Description of Business and Going Concern

Organization

Frankly Inc. (“Frankly”), has been operating since the incorporation of its predecessor, TicToc Planet Inc. (“TicToc”), on September 10, 2012. These consolidated financial statements include Frankly and its subsidiaries (Frankly Co. and Frankly Media LLC), together referred to as the “Company.”

On December 23, 2014, WB III, a Canadian public shell company traded on the Toronto Stock Exchange, completed a merger with TicToc whereby WB III Subco Inc., a wholly-owned subsidiary of the WB III, merged with TicToc. The transaction, referred to as the “Recapitalization”, was structured as a reverse triangular merger under the Delaware General Corporation Law, which resulted in TicToc becoming a wholly-owned Canadian subsidiary of WB III. Subsequent to the completion of the Recapitalization, WB III changed its name to Frankly Inc. and TicToc changed its name to Frankly Co.

As described in Note 3, on August 25, 2015, the Company completed the purchase of the outstanding units of Gannaway Web Holdings LLC, operating as Worldnow, in a transaction referred to as the acquisition of Worldnow. Subsequent to the acquisition, Worldnow changed its name to Frankly Media LLC.

On February 3, 2017, the Company effected a one-for-seventeen reverse split (the “Reverse Stock Split”) of its issued and outstanding common shares and Class A restricted voting shares. All warrant, option, RSU, share and per share information in the consolidated financial statements gives retroactive effect to the Reverse Stock Split for all periods presented.

Business and Reportable Segment

The Company has fully integrated its acquisition of Worldnow and operates under one reportable segment. The Company provides an integrated software platform for brands and media companies primarily in the United States of America (“U.S.”) to create, distribute, analyze and monetize their content across all of their digital properties on web, mobile, and television. The Company also sources national and local advertising for its customers to distribute over multiple consumer devices.

Going Concern

These consolidated financial statements have been prepared on the assumption that the Company is a going concern, which contemplates the realization of its assets and the settlement of its liabilities in the normal course of operations.

As of March 31, 2017, the Company has an accumulated deficit of $55.1 million, representative of recurring losses since inception. Additionally, the Company had not generated positive cash flow from operations since inception, except in 2016. In the first quarter of 2017, the Company used cash in operations. The Company must also continue to comply with the covenants in its revolving credit facility (as described in note 6) to continue to borrow under that facility. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue as a going concern is ultimately dependent upon its ability to achieve sustainable positive cash flow from operations. In December 2016, the Company’s cash position was improved with the closing of (i) SVB Line of Credit, (ii) December Private Placement, and (iii) the Original Raycom Advance and the Second Raycom Advance. The Company’s plan continues to be to develop new customer relationships and substantially increase its cash flows from operations and revenue derived from its products and services. If the Company’s revenues do not reach the level anticipated in its plan, the Company may require additional financing in order to execute its operating plan. Upon the successful consummation of the Company’s initial public offering in the U.S., it does not anticipate needing additional cash to meet its needs in the next 12 months. However, there can be no assurances that the Company will be successful in achieving sustainable positive cash flow from operations or that it will be able to raise additional cash needed to finance operations, if required. These consolidated financial statements do not include any adjustments related to the carrying values and classifications of assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

F-8

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), as defined in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205 – Presentation of Financial Statements.

The accompanying balance sheet as of March 31, 2017, the consolidated statements of operations and comprehensive loss and cash flows for the three months ended March 31, 2016 and 2017, and the consolidated statements of shareholders’ equity for the three months ended March 31, 2017, are unaudited. The consolidated financial data and other information disclosed in these notes to the condensed consolidated financial statements related to March 31, 2017, and the three months ended March 31, 2016 and 2017, are also unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s financial position as of March 31, 2017, and the results of its operations and cash flows for the three months ended March 31, 2016 and 2017, respectively. The results for the three months ended March 31, 2017 are not necessarily indicative of results to be expected for the year ended December 31, 2017, or for any other interim period or for any future year. The condensed consolidated financial statements do not include certain footnote disclosures and financial information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America and, therefore, should be read in conjunction with the audited annual consolidated financial statements and notes included herein. The Company’s business is generally not impacted by seasonality, with the exception of advertising revenue. Revenues from advertising products and services experience some seasonality as they are dependent on website traffic and market price for advertising inventory both of which are usually low at the beginning of the year and high at the end of the year and during the fall and winter holiday seasons.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, these estimates may ultimately differ from actual results. Significant items subject to such estimates and assumptions include: (i) the useful lives and expected future cash flows of long-lived assets, including capitalized software costs and other intangibles, (ii) the valuation of assets acquired in business combinations, (iii) share-based compensation, (iv) valuation allowance on deferred tax assets and (v) the fair value of the Company’s reporting unit.

Basis of Consolidation

These consolidated financial statements include the accounts of Frankly Inc. and its wholly-owned subsidiaries Frankly Co. and Frankly Media LLC. Subsidiaries are consolidated from the date on which control is transferred to the Company. All intercompany balances and transactions have been eliminated on consolidation.

Revenue Recognition

Revenue is measured as the fair value of the consideration received or receivable, and represents amounts receivable for services rendered. The Company’s primary sources of revenue are license fees for the use of its content management system and video software, and digital advertising revenue. The Company begins to recognize revenue when all of the following criteria under ASC 605-10 – Revenue Recognition, are met: (i) the Company has evidence of an arrangement with a customer; (ii) license agreement terms are fixed or determinable and free of contingencies or uncertainties that may alter the agreement such that it may not be complete and final; (iii) the Company delivers the specified services or products; and (iv) collection is reasonably assured. Revenue is recorded net of applicable sales taxes.

F-9

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company accounts for the license fees for the use of its content management system in accordance with ASC 605-25 – Multiple Element Arrangements. License fees and maintenance (post-contract support) relating to the Company’s video software are accounted for in accordance with ASC 985-605 – Certain Revenue Arrangements that Include Software Elements. As video software is accounted for in accordance with the software accounting guidance, the Company allocates revenue to deliverables based on the Vendor Specific Objective Evidence (“VSOE”) of each element, and if VSOE does not exist revenue is recognized when elements lacking VSOE are delivered.

●	License Fees — The Company enters into license agreements with customers for its content management system, video software, and mobile applications. These license agreements, generally non-cancellable and multiyear, provide the customer with the right to use the Company’s application solely on a Company-hosted platform or, in certain instances, on purchased encoders. The license agreements also entitle the customer to technical support. Revenue from these license agreements is recognized ratably over the license term. Early termination fees are recognized when a customer ceases use of agreed upon services prior to the expiration of their contract. These fees are recognized in full on the date the customer has completed their migration off of the Company’s solutions and there is no continuing service obligation to the customer.

●	Advertising (National Advertising) — Under national advertising agreements with advertisers, the Company sources, creates, and places advertising campaigns that run across the Company’s network of publisher sites. National advertising revenue, net of third-party costs, is shared with publishers based on their respective contractual agreements. The Company invoices national advertising amounts due from advertisers and remits payments to publishers for their share. Depending on the agreement with the publisher, the obligation to remit payment to the publisher is based on either billing to the advertiser or the collection of cash from the advertiser. National advertising revenue is recognized in the period during which the ad impressions are delivered. The Company reports revenue earned through national advertising agreements either on a net or gross basis in accordance with ASC Subtopic 605-45, Revenue Recognition - Principal Agent Considerations. Under national advertising agreements wherein the Company does not bear inventory risk and only has credit risk on its portion of the revenue, national advertising revenues are accounted for on a net basis and the publisher is identified as the customer. Beginning in the second quarter of 2016, the Company began amending certain advertising agreements with its publishers to take on inventory risk and additional credit risk. Under these revised agreements, the Company either a) provides the publisher with a guaranteed minimum gross selling price per advertising unit delivered, wherein the greater of the actual selling price or guaranteed minimum selling price is used in determining the publisher’s share or b) provides the publisher with a fixed rate per advertising unit delivered, wherein the publisher is paid the fixed rate per advertising unit delivered irrespective of the actual selling price. Under these national advertising agreements, national advertising revenues are accounted for on a gross basis with the advertiser identified as the customer and the publisher identified as a supplier, with amounts billed to the advertiser reported as revenue and amounts due to the publisher reported as a revenue sharing expense, within cost of revenue.

●	Advertising (Local Advertising) — Under local advertising agreements with customers, the Company provides local ad sales consulting and support services in exchange for monthly fees over the term of the agreement. The fees are established in the agreement with the customer in one of three ways: fixed annual amounts for an unlimited number of advertisers, flat fee paid per advertiser, or a commission rate of the local advertising revenue paid by the advertiser. Fixed amounts are recognized as revenue ratably over the contract term, and flat fee and commission-based amounts are recognized as revenue based on the revenue earned for each respective period based on actual delivery of the local advertising campaigns.

●	Usage Fees — The Company charges its customers for the optional use of its content delivery network to stream and store videos. The revenue is recognized as earned based on the actual usage because it has stand-alone value and delivery is in control of the customer. The Company also charges its customers for the use of its ad serving platform to serve ads under local advertising campaigns. The Company reports revenue as earned based on the actual usage.

F-10

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

●	Professional Services and other — Professional services consist primarily of installation and website design services. Installation fees are contracted on a fixed-fee basis. The Company recognizes revenue as services are performed. Such services are readily available from other vendors and are not considered essential to the functionality of the product. Website design services are also not considered essential to the functionality of the product and have historically been insignificant; the fee allocable to website design is recognized as revenue as the Company performs the services.

Business Combinations

A business acquired is reflected in the results of the Company effective from its date of acquisition through the end of the reporting period. The Company applies the provisions of ASC Topic 805, Business Combinations, in the accounting for its acquisitions. This standard requires the Company to recognize separately from goodwill the identifiable assets acquired and the liabilities assumed at the acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, the estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of operations and comprehensive loss.

The determination of estimated fair values of acquired intangible assets, as well as the useful economic life ascribed to finite lived intangible assets, requires the use of significant judgment. The use of different estimates and assumptions to those used by the Company could result in a materially different valuation of acquired intangible assets, which could have a material effect on the Company’s consolidated results of operations.

Capitalization of Software Development Costs

The Company accounts for its software development costs on its content management system and mobile applications as internal-use software in accordance with ASC 350-40 – Intangibles, Goodwill and other Internal-Use Software because software usage by its customers is cloud-based. Costs incurred during the preliminary project stage for internal use software programs are expensed as incurred. External and internal costs incurred during the application development stage of new software development as well as for upgrades and enhancements for software programs that result in additional functionality are capitalized. The Company accounts for its software development costs on its video software in accordance with ASC 985-20 – Costs of Software to Be Sold, Leased, or Marketed because software is maintained by the client on purchased encoders. All costs incurred to establish the technological feasibility of a software product to be sold, leased, or otherwise marketed are expensed as incurred. Costs incurred subsequent to establishing technological feasibility are capitalized.

During the years ended December 31, 2015 and 2016 and three months ended March 31, 2016 and 2017, the Company capitalized $834,073, $4,167,588, $1,269,960 and $636,863, respectively, of combined internal and external costs related to the application development stage. Internal and external training and maintenance costs are expensed as incurred. Capitalized costs are amortized on a straight-line basis over the software’s estimated useful life, which is three to five years beginning when the software is ready for use. Periodically, the Company reassesses the useful life considering technology, obsolescence, and other factors.

Research and Development Costs

Research and development expenses consist primarily of compensation-related expenses to employees and non-employee contractor costs incurred for the research and development of and maintenance and operation of our products, equipment and related infrastructure. Research and development expenses are reported net of amounts capitalized as software development costs.

F-11

Impairments and Fair Value Measurements

Goodwill Impairment — The Company recorded goodwill of approximately $22.8 million in its acquisition of Worldnow (Note 3). The Company uses a two-step process to evaluate its goodwill for possible impairment at least annually or more frequently if changes in circumstances or the occurrence of events suggest impairment exists. To identify any impairment, the estimated fair value of the reporting unit is compared with its carrying amount, including goodwill. The Company has one reporting unit, which is the same as its reportable segment. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and no further analysis is required. If the carrying amount of the reporting unit exceeds its estimated fair value, then the second step is performed to determine and measure the amount of the potential impairment charge.

For the second step, if it were required, implied fair value of the goodwill for the reporting unit is compared with its carrying amount and an impairment charge equal to the excess of the carrying amount over the implied fair value would be recorded. The implied fair value of the goodwill would be determined by allocating the estimated fair value of the reporting unit to its assets and liabilities. The excess of the estimated fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill. In connection with the Company’s annual goodwill impairment testing as of December 31, 2015 and 2016, the Company determined that under ASC 350-20 – Intangibles, Goodwill and other Internal-Use Software, a portion of the goodwill related to the Worldnow acquisition was impaired and recorded a non-cash goodwill impairment charge of $12.0 million and $4.2 million, respectively.

Significant judgments and estimates are required in assessing the fair value of the reporting unit. These estimates and assumptions are complex and subject to a significant degree of judgment with respect to certain factors including, but not limited to, revenue growth rates, future cash flows, discount rates, future economic and market conditions and determination of appropriate market comparables. The Company bases its fair value estimates on assumptions that are consistent with information used by the business for planning purposes and that it believes to be reasonable; however, actual future results may differ from those estimates. Changes in judgments on any of these factors could materially affect the value of the reporting unit.

Impairment of Long-Lived Assets, Excluding Goodwill — Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models or, when available, quoted market values and third-party appraisals. During the year ended December 31, 2015, the Company recorded an impairment charge of $194,985 related to a joint licensing agreement (Note 5).

Fair Value Measurements — The Company follows the authoritative guidance on fair value measurements and disclosures with respect to assets and liabilities that are measured at fair value on both a recurring and non-recurring basis. Under this guidance, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy is broken down into three levels defined as follows:

F-12

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

●	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

●	Level 3 – Inputs are unobservable for the asset or liability.

As part of its testing of goodwill and intangible assets for impairment, the Company determines the fair value of its assets and liabilities, many of which were based on discounted cash flows analysis and forecasted future operating results which represent Level 3 inputs.

Stock-Based Compensation

The Company records compensation costs related to stock-based awards in accordance with ASC 718, Compensation—Stock Compensation, whereby the Company measures stock-based compensation cost at the grant date based on the estimated fair value of the award. Compensation cost is recognized on a straight-line basis over the requisite service period of the award. The Company utilizes the Black-Scholes option-pricing model to estimate the fair value of stock options granted, which requires the input of highly subjective assumptions including: the expected option life, the risk free interest rate, the dividend yield, the volatility of the Company’s stock price and an assumption for employee forfeitures. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected term of the option. The Company has not historically issued any dividends and does not expect to in the near future. Changes in any of these subjective input assumptions can materially affect the fair value estimates and the resulting stock-based compensation recognized. See Note 7 for more information about the Company’s stock-based compensation for the periods presented.

Cash and Cash Equivalents — The Company considers all short-term, highly-liquid investments that are both readily convertible to cash and have an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents for any of the periods presented. Cash is held in the custody of several financial institutions. The Company seeks to mitigate credit risk by depositing funds only with major financial institutions. At various points during the years ended December 31, 2015 and 2016, the Company had amounts in excess of federally insured limits on deposit with banks. The Company has not experienced any losses in such accounts, and management believes it is not subject to significant credit risk on cash.

Restricted Cash — The Company has restricted cash related to the security interest on the standby letter of credit with Western Alliance Bank (Note 6) in the amount of $524,115. In addition, $110,000 is restricted as a security interest on Silicon Valley Bank for corporate credit cards.

Accounts Receivable and Concentration – Accounts receivable are amounts due from customers for services performed in the ordinary course of business and are presented net of an allowance for doubtful accounts. If collection is expected in one year or less, they are classified as current assets. If not, they are presented as non-current assets. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. This allowance is regularly evaluated by the Company for adequacy by taking into consideration factors such as past experience, credit quality of the customer base, age of the receivable balances, both individually and in the aggregate, and current economic conditions that may affect a customer’s ability to pay. Accounts receivable are considered past due when not paid by the due date agreed upon with the customer, which ranges from 15 to 60 days beyond the invoice date. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and the specific circumstances of the customer. The allowance for doubtful accounts was $57,723, $29,974 and $41,357 as of December 31, 2015 and 2016 and March 31, 2017, respectively.

Accounts receivable are subject to credit risk and as of December 31, 2015 and 2016 and March 31, 2017, two customers each accounted for greater than 10% of the Company’s accounts receivable balance. In total, these two customers accounted for 36%, 26% and 50% of the Company’s accounts receivable balance as of December 31, 2015 and 2016 and March 31, 2017, respectively. Additionally, approximately 36%, 33%, and 38% of the Company’s revenue for the year ended December 31, 2015 and 2016 and three months ended March 31, 2017 was generated from customers that accounted for greater than 10% of the Company’s total revenue.

F-13

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Income Taxes — Deferred income tax assets and liabilities are determined based on temporary differences between the financial statement and income tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted income tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established to the extent necessary to reduce deferred income tax assets to amounts that more-likely-than-not will be realized.

The Company accounts for uncertain tax positions using a more-likely-than-not recognition threshold based on the technical merits of the tax position taken. Tax benefits that meet the more-likely-than-not recognition threshold should be measured as the largest amount of tax benefits, determined on a cumulative probability basis, which is more-likely-than-not to be realized upon ultimate settlement in the consolidated financial statements. It is the Company’s policy to recognize interest and penalties related to income tax matters in income tax expense.

Property and Equipment — Property and equipment are presented at cost less accumulated depreciation. Property and equipment acquired in business combinations are initially recorded at fair value.

Depreciation is recognized on a straight-line basis over estimated useful lives as follows:

●	Leasehold improvements	Lesser of 10 years or remaining life of the lease

●	Computer equipment	2 to 5 years

●	Office equipment and furniture	5 to 7 years

Stock Issuance Costs — The Company charges incremental costs incurred in respect of raising capital against the equity proceeds raised, including legal, accounting, agent and investment banking fees.

Foreign Currency — The local currency of Frankly Inc., the parent holding entity, is the Canadian dollar; however, the Company’s functional and reporting currency is the U.S. dollar. The assets and liabilities of the holding entity are translated into the Company’s functional currency using the exchange rate at the reporting date except for shareholders’ equity, which is translated using historical rates. The income and expenses of the holding entity are translated into the Company’s functional currency at average exchange rates prevailing throughout the reporting period. The gains or losses resulting from such translation are reported as other comprehensive income or loss. A transaction gain or loss realized upon settlement of a foreign currency transaction generally will be included in the consolidated statement of operations and comprehensive loss for the period in which the transaction is settled.

Earnings (Loss) Per Share—Basic earnings (loss) per share is calculated in accordance with ASC 260, Earnings per Share, using the weighted-average number of common shares outstanding during each period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock equivalents unless the effect is to reduce a loss or increase the income per share. For purposes of this calculation, stock options, warrants and restricted stock units (“RSU”s) are considered to be potential common shares and are only included in the calculation of diluted earnings (loss) per share when their effect is dilutive. For the years ended December 31, 2015 and 2016 and three months ended March 31, 2016 and 2017, 176,576, 1,240,348, 316,379 and 1,235,016, potential common shares, respectively, were omitted from the calculation of loss per share because their effect was anti-dilutive.

Accounts Payable and Accrued Expenses – Accounts payable consists of trade accounts payable to vendors as well as amounts due to customers under national advertising arrangements. Accrued expenses consists of accrued compensation and benefits, accrued sales and use taxes, accrual for amounts due to customers under national advertising arrangements and accrued professional fees including audit, tax and legal.

Other Assets and Other Liabilities — Other assets include rental deposits and the long-term portion of unbilled revenue and other liabilities include deposits related to subleases.

F-14

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Recently Issued Accounting Pronouncements

ASU 2014-09: Revenue from Contracts with Customers (Topic 606) — In May 2014, the FASB issued ASU 2014-09 that will replace most existing revenue recognition guidance in GAAP. In July 2015, the FASB issued a one-year deferral of the effective date of the new revenue recognition standard. In March, April and May 2016, the FASB issued additional amendments to the technical guidance of Topic 606. Topic 606 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The new standard will be effective for the Company in 2018 and early application is permitted. (unless we choose to delay until 2019 as permitted under our election as an EGC). The Company is evaluating the effect that this guidance will have on its consolidated financial statements and related disclosures and has not yet selected a transition method.

ASU 2014-15: Presentation of Financial Statements – Going Concern (Subtopic 205-40) Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” — In June 2014, the FASB issued ASU 2014-15. Before the issuance of ASU 2014-15, there was no guidance in GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. This guidance is expected to reduce the diversity in the timing and content of footnote disclosures. ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards as specified in the guidance. ASU 2014-15 was adopted at December 31, 2016 and did not have a significant impact on the Company’s consolidated financial statements.

ASU 2015-03: Interest – Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs — In April 2015, the FASB issued ASU 2015-03, which changes the required presentation of debt issuance costs from an asset on the balance sheet to a deduction from the related debt liability. ASU 2015-03 was adopted in 2016 and did not have a material effect on the consolidated financial statements.

ASU 2015-15: Interest – Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements — In August 2015, the FASB issued ASU 2015-15, which clarifies the required presentation of debt issuance costs for Line-of-Credit Arrangements. ASU 2015-15 was adopted in 2016 and did not have a material effect on the consolidated financial statements.

ASU 2015-16: Business Combinations (Topic 805), Simplifying the Accounting for Measurement-Period Adjustments — In September 2015, the FASB issued ASU 2015-16, which removes the requirement to retrospectively account for adjustments to preliminary amounts recognized in a business combination. ASU 2015-16 requires the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. ASU 2015-16 was adopted in 2016 and did not have a material effect on the consolidated financial statements.

ASU 2015-17: Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes — In November 2015, the FASB issued ASU 2015-17 to simplify the presentation of deferred taxes in the balance sheet. Current guidance requires an entity to separate deferred income tax assets and liabilities into current and noncurrent amounts. The new guidance requires all deferred tax assets and liabilities to be presented as noncurrent. ASU 2015-17 was adopted in 2017 and did not have a significant impact on the consolidated financial statements.

ASU 2016-02: Leases (Topic 842) — In February 2016, the FASB issued ASU 2016-02, which requires a lessee to recognize assets and liabilities on its consolidated balance sheet for leases with accounting lease terms of more than 12 months. ASU 2016-02 will replace most existing lease accounting guidance in GAAP when it becomes effective. The new standard states that a lessee will recognize a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of operations. ASU 2016-02 will be effective for the Company in 2019 and requires the modified retrospective method of adoption. Early adoption is permitted. Although the Company is currently evaluating the effect that ASU 2016-02 will have on its consolidated financial statements and related disclosures, the Company expects that most of its operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon adoption.

F-15

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

ASU 2016-09: Compensation – Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting — In March 2016, the FASB issued ASU 2016-09, which is intended to simplify several aspects of the accounting for share-based payment award transactions, including the income tax consequences and classification on the statement of cash flows. ASU 2016-09 was adopted in 2017.

3. Acquisition of Worldnow

Description of Transaction

On July 28, 2015, the Company signed an agreement (the “Purchase Agreement”) to purchase all of the outstanding units of Gannaway Web Holdings LLC, operating as Worldnow, for total consideration of $45,000,000. On August 25, 2015 (the “Closing Date”), the Company completed the acquisition of Worldnow. Subsequent to the acquisition, Worldnow changed its name to Frankly Media LLC. The acquisition of Worldnow was made primarily to extend the reach of Frankly to Worldnow’s existing customer base within the local broadcast marketplace.

Under the terms of the Purchase Agreement, the Company paid $10,000,000 in cash, issued $20,000,000 in Class A restricted voting shares of the Company (the “Share Consideration”) and executed promissory notes to two shareholders of Worldnow bearing simple interest at a rate of 5 percent per year and agreed to pay $15,000,000 on August 31, 2016 (See Note 6 and Note 10). The number of restricted voting shares comprising the Share Consideration was 574,836, determined with reference to the volume-weighted average price of the common shares of the Company on the TSX-V for the five days prior to the date of the Purchase Agreement (CDN$45.46 or $34.79). For purposes of the purchase price allocation, the Share Consideration, prior to discount for lack of marketability, was reflected at fair value as of the Closing Date which amounted to $15,523,058.

All of the securities comprising the Share Consideration are subject to a lock-up agreement. The lock-up period with respect to securities representing 50 percent of the value of the Share Consideration expired August 25, 2016; and the lock-up period with respect to the remainder of the Share Consideration will expire upon August 25, 2017. The lock-up periods are subject to earlier expiry upon the occurrence of certain events that constitute a change of control of the Company. Further, upon expiry of the lock-up periods (Note 10), the restricted voting shares will be converted into common shares.

F-16

Purchase Price Allocation

The following summarizes the purchase price allocation relating to the acquisition of Worldnow:

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Shares	Amount
Purchase Consideration
Cash		$10,000,000
Promissory notes		15,000,000
Class A restricted voting shares issued	574,836	15,523,058
Class A restricted voting shares - discount for lack of marketability		(2,444,882)
Common shares issued to settle liability	11,497	310,464
	586,333	$38,388,640

Purchase Price Allocation
Cash	$5,487,302
Accounts receivable	3,508,133
Prepaid expenses and other current assets	1,136,553
Intangible assets	8,800,000
Software development costs	4,000,000
Property and equipment	2,002,903
Other assets	211,152
Accounts payable and accrued expenses	(3,640,811)
Revolving credit facility	(2,900,000)
Deferred revenue	(1,500,000)
Capital leases	(473,173)
Severance liability	(1,000,000)
Fair value of identifiable net assets acquired	15,632,059
Goodwill	22,756,581
Net assets acquired	$38,388,640

In connection with the acquisition, additional units of Worldnow were issued to Frankly Inc. for the assumption of a liability of Worldnow due to a third-party vendor. Frankly Inc. satisfied the liability by granting 11,497 common shares to the vendor reflecting the same price for the share consideration described above; however, for purposes of the purchase price allocation, this additional investment was reflected at fair value of the shares issued by Frankly Inc. as of the Closing Date which amounted to $310,464.

Significant judgments and assumptions related to the valuation and useful lives of certain classes of assets acquired are as follows:

●	Intangible Assets, Software Development Costs — Worldnow had certain proprietary technology used in its products, which the Company expects will contribute to future cash flow. The fair value of the software development costs intangible asset was determined based on the relief from royalty method under the income approach. The software development costs intangible asset was valued using Level 3 inputs (described further under “Fair Value Measurements” below) which consisted of the following key inputs: (i) cash flow projections; (ii) royalty rate; (iii) technology replacement rate; and (iv) present value factor. This asset is amortized on a straight-line basis over the estimated useful life of 3 years.

●	Intangible Assets, Broadcast Relationships — Worldnow had established relationships with local broadcasters and TV stations which are expected to result in future sales. The fair value of the broadcast relationships intangible asset was determined based on the excess earnings method under the income approach. The broadcast relationships intangible asset was valued using Level 3 inputs which consisted of the following key inputs: (i) cash flow projections; (ii) customer attrition rate / probability of renewal rate; (iii) charges for use of assets; and (iv) present value factor. This asset is amortized on a straight-line basis over the estimated useful life of twelve years.

F-17

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

●	Intangible Assets, Advertiser Relationships — Worldnow had established relationships with advertising agencies which are expected to result in future sales. The fair value of the advertiser relationships intangible asset was determined based on the lost profits method under the income approach. The “With” scenario assumed that the advertiser relationships are in place and the “Without” scenario assumes the advertiser relationships do not exist at the time of the valuation and must be re-created post valuation. The advertiser relationships cash flows were calculated by taking the difference in after-tax cash flows between the With and Without scenarios. The advertiser relationships intangible asset was valued using Level 3 inputs which consisted of the following key inputs: (i) cash flow projections under the With scenario; (ii) probability of success to be applied to the Without scenario; and (iii) present value factor. This asset is amortized on a straight-line basis over the estimated useful life of five years.

The difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed represents goodwill of $22,756,581. All of the goodwill is expected to be deductible for tax purposes as the acquisition was considered an asset deal for tax purposes. The goodwill recorded represents the following:

●	Cost savings and operating synergies expected to result from combining the operations of Worldnow with those of the Company

●	Intangible assets that do not qualify for separate recognition such as the assembled workforce

The Company incurred fees of $1,271,854 which were recognized separately from the acquisition and included as transaction costs on the consolidated statement of operations and comprehensive loss. The Company also incurred approximately $166,506 of share issuance costs related to the Share Consideration and shares issued to settle the liability assumed from Worldnow as described above. These costs were not expensed, but rather are included as a reduction to additional paid-in capital in the consolidated statements of shareholders’ equity.

Revenue and net loss of the acquired business from the Closing Date through December 31, 2015 included in the consolidated statements of loss and comprehensive loss amounted to $6,720,251 and $279,791, respectively.

Unaudited Pro Forma Disclosures

The following unaudited pro forma information presents the combined results of operations as if the acquisition of Worldnow had been completed on January 1, 2015, the beginning of the annual reporting period. The unaudited pro forma results include adjustments to reflect: (i) historical revenue and expenses of Worldnow prior to the date of acquisition based on Worldnow’s audited financial statements; (ii) the elimination of amortization of capitalized software from Worldnow’s historical financial statements and the inclusion of amortization based on the fair values at acquisition of Worldnow’s capitalized software and intangible assets; (iii) the inclusion of a full year of interest expense incurred on the one-year, 5% $15,000,000 promissory notes during the year ended December 31, 2015; (iv) additional rent expense due to elimination of deferred rent which existed at the closing date; (v) the elimination of stock-based compensation during 2015 related to options issued by Worldnow that were canceled in connection with the transaction; (vi) the elimination of transaction costs incurred during the year ended December 31, 2015 by Worldnow and Frankly; and (vii) an adjustment to the weighted-average shares outstanding to reflect the 586,333 shares of Frankly Inc. issued as consideration as if they had been issued on January 1, 2015.

The unaudited pro forma results do not reflect any cost saving synergies from operating efficiencies or the effect of the incremental costs incurred in integrating the two companies. Accordingly, these unaudited pro forma results are presented for informational purpose only and are not necessarily indicative of what the actual results of operations of the combined Company would have been if the acquisition had occurred at the beginning of the periods presented, nor are they indicative of future results of operations.

F-18

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)
Year Ended December 31, 2015

Pro forma revenues	$24,995,444
Pro forma net loss	$(21,229,186)
Pro forma net loss per share	$(11.26)

Pro forma weighted-average shares outstanding	1,885,107

4. Related Party Transactions and Balances

The Company has several significant shareholders as follows: SKP America LLC (“SKP America”), Raycom Media Inc. (“Raycom”), and Gannaway Entertainment Inc. (“GEI”) who each owned approximately 28.9%, 21.0% and 9.4%, respectively, as of December 31, 2015 and 25.6%, 25.7% and 8.3%, respectively, as of both December 31, 2016 and March 31, 2017 of the aggregate Common Shares and Class A restricted voting shares.

The following table summarizes related party balances in the consolidated balance sheets for the periods presented:

	December 31,		March 31,
Amounts Due (to) from Related Parties	2015	2016	2017
			(Unaudited)
Promissory notes:
GEI	$(11,000,000)	$-	$-
Raycom	(4,000,000)	-	-
Total promissory notes, net	$(15,000,000)	$-	$-

Non-revolving credit facility, net
Raycom	$-	$(11,630,384)	$(11,782,930)

Due (to) from Raycom:
Accounts receivable, net	119,366	295,231	1,298,676
Prepaid expenses and other current assets	-	70,000	(29,525)
Accounts payable	(175,614)	(159,385)	(201,887)
Deferred revenue	(87,230)	(2,896,585)	(4,896,585)
Total due to Raycom	(143,478)	(2,690,739)	(3,829,321)

Due from Mobdub:
Prepaid expenses and other current assets	170,833	129,167	100,000
Total due from Mobdub	170,833	129,167	100,000
Total due (to) from related parties	$27,355	$(2,561,572)	$(3,729,321)

F-19

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table summarizes related party transactions in the consolidated statements of operations and comprehensive loss for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
Revenue (Expense) from Related Parties	2015	2016	2016	2017
			(Unaudited)	(Unaudited)
Raycom:
Revenue	$1,006,828	$5,021,343	$1,290,736	$1,361,884
Interest on promissory notes	(66,667)	(133,333)	(50,000)	-
Interest on non-revolving credit facility	-	(673,353)	-	(510,080)
Interest on the Raycom Advance	-	-	-	(57,998)
	940,161	4,214,657	1,240,736	793,806

GEI:
Interest on promissory notes	(183,333)	(368,806)	(137,500)	-

SK Planet:
Consulting fees	(108,587)	-	-	-
	(108,587)	-	-	-

Mobdub:
License fees	(42,649)	(145,442)	(35,033)	(29,167)
	(42,649)	(145,442)	(35,033)	(29,167)

	$605,592	$3,700,409	$1,068,203	$764,639

SK Planet

SK Planet through its subsidiary, SKP America LLC, holds common shares in the Company. The Company had services agreements with SK Planet’s Korean and U.S. subsidiaries, whereby the affiliated companies provided market research, mobile application development, and support for the Company’s back office operations as requested. The agreements provided that all intellectual property interest in all works completed by the affiliated company will be transferred to the Company. The agreements terminated in September 2015. Pursuant to the agreements, the Company incurred consulting fees during the year ended December 31, 2015.

Raycom

As partial consideration for the acquisition of Worldnow on August 25, 2015, the Company issued a $4,000,000 promissory note to Raycom and 397,126 Class A restricted voting shares (Note 3). The note bears interest at 5% per annum and was due on August 31, 2016 (Note 6). Raycom was a customer and significant shareholder of Worldnow and, subsequent to the acquisition of Worldnow, remains a customer and significant shareholder of Frankly. Accordingly, during the years ended December 31, 2015 and 2016 and three months ended March 31, 2016 and 2017, revenue-related transactions and balances with Raycom arose in the ordinary course of business.

On September 1, 2016, the Company completed the closing of its financing with Raycom Media Inc (Note 6). The Company received a non-revolving term line of credit from Raycom in the principal amount of $14.5 million and, subject to approval of Raycom, an additional available $1.5 million non-revolving line of credit (collectively, the “Loan”). The proceeds were used to pay down $14 million of the $15 million outstanding promissory notes. In addition, Raycom converted the remaining $1.0 million of its existing $4.0 million promissory note from the Company into 150,200 common shares of the Company and the Company issued 871,160 common stock purchase warrants to Raycom. The Loan was recorded at fair value of $11,578,593 with the remaining $2,921,407 being allocated to the warrants. The carrying value of the Loan at December 31, 2016 and March 31, 2017, net of debt discount and deferred financing costs, was $11,630,384 and $11,782,930. Interest expense on the Loan amounted to $673,353 and $510,080 for the year ended December 31, 2016 and three months ended March 31, 2017, and is presented within interest expense, net on the consolidated statements of operations and comprehensive loss.

On December 22, 2016, Raycom pre-paid $3 million of future fees for services to be provided by the Company (the “Advance Agreement”). Pursuant to the Advance Agreement, if the Company had completed an equity raise of at least $5 million before March 31, 2017, then it could have either (i) refunded the prepayment to Raycom within 30 days of the completion of the equity raise along with an additional $30,000 for fees in connection with the prepayment by Raycom, or (ii) applied the prepayment to services provided by the Company for the year ending December 31, 2017 in which case Raycom would have received a discount of $300,000 for the services to be provided by the Company. On March 30, 2017, the Company entered into an amendment to the Advance Agreement pursuant to which Raycom pre-paid an additional $2 million of future fees for services to be provided by the Company. In connection with this agreement, the Company recognized interest expense of $57,998 for the three months ended March 31, 2017.

GEI

As partial consideration for the acquisition of Worldnow on August 25, 2015, the Company issued an $11,000,000 promissory note to GEI and 177,710 Class A restricted voting shares (Note 3). The note had interest at 5% per annum and was due on August 31, 2016 (Note 6, Note 10). On September 1, 2016, the promissory note to GEI was paid in full using the proceeds from the Raycom financing transaction discussed above.

Mobdub

The Company has a license agreement with a company that is owned by an officer of the Company. The agreement is for licensing of mobile applications and has a total contract value of $350,000. The period of the agreement is three years and commenced on October 14, 2015.

F-20

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

5. Long-Lived Assets

All of the Company’s long-lived assets are domiciled in the U.S. Depreciation and amortization expense for long-lived assets was as follows for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2015	2016	2016	2017
			(Unaudited)	(Unaudited)

Depreciation of property and equipment	$339,005	$701,724	$191,039	$154,849
Amortization of capitalized software	467,735	1,823,431	385,883	693,548
Amortization of other intangibles	349,403	873,336	218,334	218,334
Total depreciation and amortization	$1,156,143	$3,398,491	$795,256	$1,066,731

Property and Equipment, Net

The following table summarizes property and equipment, net, including assets held under capital lease:

	December 31,		March 31,
	2015	2016	2017
			(Unaudited)
Cost:
Office and computer equipment and software	$1,933,615	$1,981,889	$1,991,470
Leasehold improvements	578,782	578,781	578,781
	2,512,397	2,560,670	2,570,251

Accumulated depreciation and amortization:
Office and computer equipment and software	(335,037)	(926,901)	(1,054,637)
Leasehold improvements	(43,988)	(152,441)	(179,554)
	(379,025)	(1,079,342)	(1,234,191)
	$2,133,372	$1,481,328	$1,336,060

Balances as of December 31, 2015 and 2016 and March 31, 2017 include $1,620,005 of office and computer equipment and software and $382,898 of leasehold improvements from the Worldnow acquisition (Note 3). Depreciation expense for assets held under capital lease was $57,749, $164,248, $41,062 and $35,950, for the years ended December 31, 2015 and 2016 and three months ended March 31, 2016 and 2017, respectively. The net carrying value of assets held under capital lease was $568,594, $404,346 and $368,396 as of December 31, 2015 and 2016 and March 31, 2017, respectively (Note 9).

F-21

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Software Development Costs, Net

The following table summarizes software development costs, net for the periods presented:

	December 31,		March 31,
	2015	2016	2017
			(Unaudited)

Cost	$4,834,073	$9,001,660	$9,638,525
Accumulated amortization	(467,735)	(2,291,166)	(2,984,713)
	$4,366,338	$6,710,494	$6,653,812

Balances as of December 31, 2015 and 2016 and March 31, 2017 include $4,000,000 from the Worldnow acquisition (Note 2, Note 3). During the year ended December 31, 2015 and 2016 and three months ended March 31, 2016 and 2017, the Company capitalized software development costs of $834,073, $4,167,588, $1,269,960 and $636,863, respectively.

Goodwill

The following table summarizes the changes in goodwill for the periods presented:

Carrying Value

Balance, December 31, 2014	$-
Worldnow acquisition (Note 3)	22,756,581
Impairment	(12,001,000)
Balance, December 31, 2015	$10,755,581
Impairment	(4,209,000)
Balance, December 31, 2016	$6,546,581
Activity	-
Balance, March 31, 2017 (Unaudited)	$6,546,581

Goodwill impairment at December 31, 2015 and 2016

The Company completed step one of its goodwill impairment analysis as of December 31, 2015 and 2016 as required by ASC 350-20 – Intangibles, Goodwill and other Internal-Use Software. On both valuation dates, the estimated fair value of the Company’s reporting unit was less than its carrying amount, and therefore, the second step was completed to determine and measure the amount of the potential impairment charge. The fair value of the Company’s reporting unit was determined using the Company’s common share price as of the valuation date.

As of December 31, 2015 and 2016, for step two of the goodwill impairment analysis, the implied fair value of goodwill of the Company’s reporting unit was compared with its carrying amount and an impairment charge of $12,001,000 and $4,209,000 was recorded, respectively. The implied fair value of goodwill was determined by allocating the estimated fair value of the reporting unit to its identifiable assets and liabilities. The excess of the estimated fair value of the reporting unit over the amounts assigned to its identifiable assets and liabilities was the implied fair value of goodwill.

F-22

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Other Intangible Assets, Net

The following table summarizes intangible assets, net for the periods presented:

	December 31,		March 31,
	2015	2016	2017
			(Unaudited)
Cost:
Broadcast relationships, 12-year useful life	$7,600,000	$7,600,000	$7,600,000
Advertiser relationships, 5-year useful life	1,200,000	1,200,000	1,200,000
	8,800,000	8,800,000	8,800,000

Accumulated amortization:
Broadcast relationships	(211,112)	(844,448)	(1,002,782)
Advertiser relationships	(80,000)	(320,000)	(380,000)
	(291,112)	(1,164,448)	(1,382,782)
	$8,508,888	$7,635,552	$7,417,218

The broadcast and advertiser relationships were acquired in the Worldnow acquisition (Note 2, Note 3) on August 25, 2015. In addition, during the year ended December 31, 2015, the Company (i) purchased software rights for $100,000 and sold them later in the year for $50,000, recognizing a loss of $25,000 (net of accumulated amortization); and (ii) purchased intellectual property for $228,275 for which no royalties were collected and, consequently, the asset was considered fully impaired and a loss equal to the carrying value of $194,985 was recognized later in 2015.

Based on the intangible assets recorded as of December 31, 2016, scheduled annual amortization of software development costs and other intangible assets for each of the next five calendar years following December 31, 2016, and thereafter is as follows:

Years Ending December 31,	Total

2017	$3,873,887
2018	3,406,151
2019	2,050,453
2020	793,333
2021	633,333
Thereafter	3,588,889
Total	$14,346,046

6. Debt

Non-revolving Credit Facility, Extinguishment of Promissory Notes and Old Revolving Credit Facility

On September 1, 2016, the Company completed the closing of its financing with Raycom, a related party (Note 4). The Company received a non-revolving term line of credit from Raycom in the principal amount of $14.5 million and, subject to approval of Raycom, an additional available $1.5 million non-revolving line of credit (collectively, the “Loan”). In addition, Raycom converted $1.0 million of its existing $4.0 million promissory note from the Company into 150,200 common shares of the Company and the Company issued 871,160 warrants to Raycom entitling the holder of each warrant to acquire one common share of the Company upon exercise of each warrant at a price per common share equal to CDN$8.50 ($6.63 based on the exchange rate at August 18, 2016). The warrants will expire on the earlier of: (i) the repayment of the Loan in accordance with its terms; and (ii) 5 years. To the extent that there is a mandatory repayment of any portion of the principal balance of the Loan, a proportionate number of the warrants will have their term reduced to the later of one year from issuance and 30 days from the date of such repayment. The common shares and warrants issued to Raycom were subject to a four-month statutory hold period which expired on January 1, 2017.

F-23

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The warrants were recorded within shareholders’ equity in accordance with ASC 470-20 - Debt With Conversion and Other Options. Proceeds from the sale of the debt instrument with stock purchase warrants (detachable call options) were allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The value allocated to the Loan with Raycom was $11,578,593 with the remaining $2,921,407 being allocated to the warrants. The fair value of the 871,160 warrants issued were estimated based on the Black-Scholes pricing model, using the following assumptions: 1) Dividend yield of 0%, 2) Risk free rate of 0.66% for 751,000 warrants and 0.56% for 120,160 warrants, 3) Volatility of 71.14%, 4) Expected term of 5 years for 751,000 warrants and 7 months for 120,160 warrants, and 5) Forfeiture rate of 0%.

The debt discount of $2,921,407 is being amortized to interest expense, net on the consolidated statement of operations and comprehensive loss using the effective-interest method. Amortization of debt discount included in interest expense, net for the year ended December 31, 2016 and three months ended March 31, 2017 amounted to $184,502 and $145,436, respectively. In accordance with ASC 470-50 Debt Modifications and Extinguishments, the Company accounted for the refinancing transaction as an extinguishment of debt. The Company incurred legal fees directly related to the refinancing of $142,190, which were recorded as deferred financing costs and recorded against the carrying value of the Loan. Amortization of deferred financing costs included in interest expense, net for the year ended December 31, 2016 and three months ended March 31, 2017 amounted to $9,479 and $7,110, respectively.

Prior to the completion of the financing arrangements, Raycom held 397,125 voting shares of the Company, which represented approximately 21% of the issued and outstanding voting shares of the Company. Immediately following the completion of the financing transactions, Raycom held 547,325 voting shares of the Company and 871,160 warrants, which collectively represents approximately 27% of the issued and outstanding voting shares of the Company on a non-diluted basis.

The proceeds of the Loan were used to pay off the outstanding $15.0 million of promissory notes issued by the Company in connection with the 2015 acquisition of Worldnow, including $3.0 million of the $4.0 million of such notes issued to Raycom, with the remaining $1.0 million promissory note balance owed to Raycom being converted to common shares of the Company as described above.

The Loan has a five-year term and is secured by the grant of a security interest in the Company’s assets, a pledge of shares of the Company’s subsidiaries and a guarantee by the Company’s subsidiaries secured by their assets. Simultaneously, the Company and Raycom also entered into a software code escrow agreement.

Interest on outstanding balances of the Loan will accrue at a rate of 10% per annum, with a default interest rate of 12% per annum. The Loan is subject to certain scheduled mandatory principal repayments, with additional mandatory repayments occurring upon the Company’s raising of additional financing, sales of assets and excess cash flow.

On August 31, 2016, in connection with the above refinancing transaction, the Company utilized cash on hand to extinguish the Revolving Credit Facility with Western Alliance Bank.

Promissory Notes Payable to Related Parties

In connection with the acquisition of Worldnow on August 25, 2015 (Note 3), the Company executed unsecured promissory notes, bearing a simple interest at a rate of 5 percent per year, to pay an aggregate of $15,000,000 in cash on August 31, 2016. The holders of the promissory notes were Raycom ($4,000,000) and GEI ($11,000,000), former shareholders of Worldnow (Note 4). Interest expense on the promissory notes amounted to $250,000, $502,139, $187,500 and $0 for the years ended December 31, 2015 and 2016 and three months ended March 31, 2016 and 2017, respectively, and is presented within interest expense, net on the consolidated statements of operations and comprehensive loss. On September 1, 2016, the promissory notes were extinguished in connection with the refinancing transaction discussed above.

F-24

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Revolving Credit Facility – Silicon Valley Bank

On December 28, 2016, the Company entered into the Loan and Security Agreement pursuant to which Silicon Valley Bank (“SVB”) issued to the Company a $3 million revolving line of credit (the “Revolving Credit Facility”). Amounts borrowed under the revolving line of credit may be repaid and, prior to the Revolving Line Maturity Date (as defined below), reborrowed, subject to the applicable terms and conditions of the Loan and Security Agreement. Upon entry into the Loan and Security Agreement, the Company paid SVB a revolving line commitment fee of $15,000, which was recorded as deferred financing costs within prepaid expenses and other current assets on the consolidated balance sheet. If, at any time, the outstanding principal amount of any advances exceeds the lesser of either the revolving line of $3 million (the “Revolving Line”) or the Borrowing Base (as defined below), the Company must immediately pay to SVB in cash the excess amount of such excess (the “Overadvance”). The Borrowing Base means a percentage ranging from 80 to 85% based on the dilution rate with respect to the Company’s account receivable and other sums owing to the Company (the “Applicable Borrowing Base Percentage”) of the Company’s eligible accounts.

Subject to any adjustments upon an event of default, the principal amount outstanding under the line of credit will accrue interest at a floating per annum rate equal to 2.25% above the Prime Rate published on the Wall Street Journal, which interest will be payable monthly and computed on the basis of a 360-day year for the actual number of days elapsed.

Immediately upon the occurrence and during the continuance of an event of default, obligations under the line of credit will bear interest at a rate per annum which is 5.0% above the rate that is otherwise applicable thereto (the “Default Rate”).

The Company is subject to certain covenants including but not limited to periodic reports to SVB regarding the Company’s financials and accounts, collection of proceeds from the Company’s accounts receivable into a lockbox account which can be used as a reserve by SVB to reduce any obligations under the Loan and Security Agreement, maintenance of insurance, timely tax filings and pension payments, remittance of proceeds from any sale of collateral to SVB to be applied to any obligations under the Loan and Security Agreement and maintenance of the Company’s intellectual property. The Company has also agreed to maintain unrestricted and unencumbered cash at SVB in an aggregate amount of $1 million at all times and maintain an Adjusted Quick Ratio (as defined below) of (i) 1.1 to 1.0 until the earlier of March 31, 2017 and such date the Company’s securities are listed or approved for trading on a U.S. national stock exchange or market and (ii) 1.3 to 1.0 at all times thereafter. The Adjusted Quick Ratio means the ratio of the Company’s unencumbered and unrestricted cash at SVB plus net billed accounts receivable determined according to GAAP and current liabilities minus the current portion of non-refundable Deferred Revenue. The Company was in compliance with covenants as of March 31, 2017.

The principal amount of all advances, the unpaid interest thereon, and all other obligations relating to the line of credit will be immediately due and payable on the Revolving Line Maturity Date. The line of credit may be terminated earlier than the Revolving Line Maturity Date upon written notice by the Company. Upon termination of the Loan and Security Agreement or the line of credit prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to 1.0% of the Revolving Line is payable by the Company.

Pursuant to an intercreditor agreement dated December 28, 2016 (“Intercreditor Agreement”) between Raycom, The Teachers’ Retirement Systems of Alabama, as agent for Raycom (“TRS”) and SVB, Raycom has first priority security interest in substantially all of the Company’s assets other than accounts receivable, cash, cash accounts, short and long term investments, all bank accounts including, without limitation, all operating accounts, depository accounts, savings accounts, and investment accounts, and all property contained therein, stock, securities, and investment property, and all proceeds arising out of any of the foregoing (the “SVB Priority Collateral”) while SVB will have first priority security interest in the SVB Priority Collateral.

As of December 31, 2016 and March 31, 2017, the principal amount outstanding under the Revolving Credit Facility was $1,375,474 and $1,319,249, respectively.

F-25

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Revolving Credit Facility – Western Alliance Bank

The Company, through its Frankly Media subsidiary, had a revolving credit facility which was assumed in the Worldnow acquisition (Note 3) and provided for a $3,000,000 revolving line of credit and a $500,000 letter of credit (collectively, the “Old Revolving Credit Facility”). As of December 31, 2015, $1,950,000 was outstanding under the Old Revolving Credit Facility. On August 31, 2016, in connection with the above refinancing transaction, the Company utilized cash on hand to extinguish the Old Revolving Credit Facility.

Letter of Credit – Western Alliance Bank

On August 31, 2016, in lieu of a security deposit under the lease dated October 26, 2010, with Metropolitan Life Insurance Company, for real property located at 27-01 Queens Plaza North, Long Island City, NY, Frankly Media LLC entered into a standby letter of credit with Western Alliance Bank for an amount of $500,000 (the “Letter of Credit”). For each advance, interest will accrue at a rate equal to the sum of (i) the Base Rate (as defined below), plus (ii) 3.50%, provided that such interest rate will change from time to time as the Base Rate changes. The “Base Rate” means the rate of interest used as the reference or base rate to establish the actual rates charged on commercial loans and which is publicly announced or reported from time to time by the Wall Street Journal as the “prime rate”. Interest will accrue from the date of the advance until such advance is paid in full. The Company has granted Western Alliance Bank a security interest in a $524,115 controlled cash deposit account together with (i) all interest, whether now accrued or hereafter accruing; (ii) all additional deposits hereafter made to the account; (iii) any and all proceeds from the account; and (iv) all renewals, replacements and substitutions for any of the foregoing. As of December 31, 2016 and March 31, 2017, no advances were made under the Letter of Credit. The cash security interest of $524,115 is presented within restricted cash on the consolidated balance sheet.

Debt Maturities

Scheduled debt principal payments during each of the next five calendar years following December 31, 2016 and thereafter are as follows:

Payments Due During the Years Ending December 31,	Revolving credit facility	Non-revolving credit facility, net	Total

2017	$1,375,474	$-	$1,375,474
2018	-	-	-
2019	-	2,687,500	2,687,500
2020	-	2,750,000	2,750,000
2021	-	9,062,500	9,062,500
Thereafter	-	-	-
Total principal payments	1,375,474	14,500,000	15,875,474
Unamortized debt discount	-	(2,736,905)	(2,736,905)
Unamortized deferred financing costs	-	(132,711)	(132,711)
Total carrying value at December 31, 2016	$1,375,474	$11,630,384	$13,005,858

7. Shareholders’ Equity

Common Shares and Class A Restricted Voting Shares

Subsequent to the Recapitalization on December 23, 2014, all common and Class A restricted voting shares and related stock-based grants have been denominated in Canadian dollars and have been translated to U.S. dollars using the exchange rate in effect at the date of transaction or grant, as applicable.

The Class A restricted voting shares have the same voting rights as common shares except for voting for the election and removal of directors of the Company. The Class A restricted voting shares participate in dividends and liquidation events in the same manner as common shares. In terms of restrictions on transfer, no Class A restricted voting shares shall be transferred to another party unless an offer to acquire common shares is concurrently made that is identical to the offer for the Class A restricted voting shares in terms of price per share, percentage of outstanding shares to be transferred and in all other material respects.

F-26

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

On February 3, 2017, the Company effected a one-for-seventeen reverse split (the “Reverse Stock Split”) of its issued and outstanding common shares and Class A restricted voting shares. All warrant, option, RSU, share and per share information in the consolidated financial statements gives retroactive effect to the Reverse Stock Split for all periods presented.

Shares Issued During the Three Months Ended March 31, 2017

During the three months ended March 31, 2017, the Company issued a total of 5,038 common shares for employee and director RSUs that vested.

Shares Issued During the Year Ended December 31, 2016

In December 2016, the Company sold an aggregate of 85,131 common shares and 42,565 (one-half of common shares sold) Private Placement Warrants (the “December Private Placement”) for gross proceeds of CDN$651,250 or $486,116. Each Private Placement Warrant entitles the holder thereof to purchase one additional common share at an exercise price of CDN$9.52 for a period of 24 months from issuance. The gross proceeds were allocated between the common shares and Private Placement Warrants using the relative fair value method which resulted in $403,608 and $82,508 being allocated to the common shares and Private Placement Warrants, respectively. The Company also issued broker warrants to purchase 4,129 common shares to the Private Placement Finders, representing 6% of the total aggregate common shares placed by the Private Placement Finders. In connection with the December Private Placement, the Company incurred $61,131 in share issuance costs, offset by $9,319, being the value attributed to the broker warrants, for net share issuance costs of $51,812.

On September 1, 2016, the Company completed the closing of its financing with Raycom (Note 6). Raycom exchanged $1.0 million of its existing $4.0 million promissory note from the Company for 150,200 common shares of the Company. The Company incurred share issuance costs of $22,723 in connection with this transaction.

Pursuant to the provisions of the lockup agreement described in Note 3, 88,855 Class A restricted voting shares held by GEI were exchanged for an equal number of common shares during August 2016. In addition, in connection with the Raycom refinancing transaction (Note 6), 397,125 Class A restricted voting shares held by Raycom were exchanged for an equal number of common shares.

During the year ended December 31, 2016, the Company issued a total of 5,299 common shares for employee RSUs that vested. In addition, the Company exchanged two additional investors’ 10,172 Class A restricted shares for an equal number of common shares.

Shares Issued During the Year Ended December 31, 2015

As part of the consideration in the acquisition of Worldnow on August 25, 2015 (Note 3), the Company issued to Raycom and GEI, two former shareholders of Worldnow (Note 4), a total of 574,836 Class A restricted voting shares with a fair value less discount for marketability of $13,078,176. In addition, in connection with the acquisition, the Company also issued 11,497 common shares with a fair value of $310,464 to a third-party vendor. These amounts were partially offset by aggregate share issuance costs of $166,506 related to the transaction.

Also during the year ended December 31, 2015, the Company issued a total of 3,998 common shares for employee and agent option exercises and director RSUs that vested. In addition, the Company exchanged one investor’s 2,328 Class A restricted shares for an equal number of common shares.

F-27

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Stock-Based Compensation

Description of the Plan

On April 1, 2015, the Company adopted an amended and restated equity incentive plan, which amends and restates the equity incentive plan, or the “Plan”, which was previously established as of December 23, 2014. On January 22, 2016, the Company and its Board of Directors (the “Board”) amended the Plan to fix the number of shares reserved for issuance of both stock options and RSUs at 336,183.

Based on the number of outstanding options and RSUs as of March 31, 2017 and RSUs vested through March 31, 2017, the Company had 8,679 options or RSUs remaining for issuance under the Plan.

Options may be exercised over periods of up to 10 years as determined by the Board and the exercise price shall not be less than the closing price of the shares on the day preceding the award date. Option awards generally vest over four years with one year cliff vesting. On December 23, 2014, all stock options outstanding prior to the Recapitalization were exchanged for identical options which may be settled with Frankly Inc. shares.

The Plan allows the Company to award RSUs to officers, employees, directors and consultants of Frankly and its subsidiaries upon such conditions as the Board may establish, including the attainment of performance goals recommended by the Company’s compensation committee. The purchase price for common shares of the Company issuable under each RSU award, if any, shall be established by the Board at its discretion. Shares issued pursuant to any RSU award may be made subject to vesting conditions based upon the satisfaction of service requirements, conditions, restrictions, time periods or performance goals established by the Board.

The Company did not recognize any tax benefits for stock-based compensation during any of the periods presented.

On March 2, 2017, the Company further amended the Plan so that upon its listing of its common shares on NASDAQ and completion of a public offering raising at least US$5 million (the “Offering”), the maximum number of shares that may be granted under the Plan pursuant to options and RSUs shall be increased to a fixed number equal to 20% of the aggregate number of its common shares and Class A restricted voting shares outstanding at the closing of the Offering. On March 3, 2017, the Company cancelled all outstanding options granted under the Plan with an exercise price of CDN$17.00 or greater and issued one new option for each 1.7 canceled options.

F-28

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Stock Options

The following table sets forth the activity for the Company’s stock options during the periods presented:

			Weighted Average
					Remaining
				Grant Date	Contractual
	Shares		Exercise Price	Fair Value	Term (Years)

Balance, December 31, 2014	58,630		$31.28	$10.20	4.37
Granted	108,881		37.40	21.59
Exercised	(2,233)		21.08	11.39
Forfeited or canceled	(24,469)		35.70	20.57
Balance, December 31, 2015	140,809		$35.53	$17.17	7.12
Granted	170,147		12.19	3.61
Exercised	-		-	-
Forfeited or canceled	(65,194)		34.82	12.32
Balance, December 31, 2016	245,762		$19.52	$9.10	8.71
Vested and expected to vest, December 31, 2016	235,854		$19.62	$9.18	8.70
Exercisable, December 31, 2016	47,595		$29.18	$17.07	7.74

Unaudited interim activity:
Balance, January 1, 2017	245,762		$19.52	$9.10	8.71
Adjustment - Balance, December 31, 2016	(53	)(a)	-	-
Granted	61,851		5.44	3.12
Exercised	-		-	-
Forfeited or canceled	(34,500)		17.37	7.44
Canceled (Option Replacement)	(193,339	)(b)	19.90	9.11
Granted (Option Replacement)	113,677	(b)	5.30	9.11
Balance, March 31, 2017	193,398		$6.66	$7.48	8.30
Vested and expected to vest, March 31, 2017	186,686		$6.71	$7.55	8.27
Exercisable, March 31, 2017	59,153		$9.77	$11.79	6.95

(a) On February 3, 2017, the Company effected a one-for-seventeen reverse split. Upon finalizing the impact at the holder level, a small rounding adjustment was required to true-up options outstanding as of December 31, 2016.

(b) On March 3, 2017, the Company cancelled all outstanding options granted under the Plan with an exercise price of CDN$17.00 or greater and issued one new option for each 1.7 canceled options (the “Option Replacement”). The Company accounted for the Option Replacement as a modification in accordance with ASC 718, Compensation—Stock Compensation. The Company canceled 193,339 existing options (the “original options”) and concurrently granted 113,677 replacement options (the “replacement options”) .. The total stock-based compensation expense recognized by the Company for the three months ended March 31, 2017, relating to the Option replacement, was computed using the original grant date fair value of the original options, plus the incremental fair value calculated as the excess of the fair value of the replacement options over the fair value of the original options on the modification date.

The aggregate intrinsic value of outstanding and exercisable stock options as of March 31, 2017 is $0.

During the years ended December 31, 2015 and 2016 and three months ended March 31, 2017, the following stock options were granted to directors, officers and employees of the Company. The fair values of the options granted were estimated based on the Black-Scholes option pricing model, using the following assumptions:

F-29

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Year Ended December 31,		Three Months Ended
	2015	2016	March 31, 2017
			(Unaudited)
Number of options granted	108,881	170,147	61,851
Dividend yield	0%	0%	0%
Risk-free interest rate	0.65%~1.25%	0.70%~1.00%	1.38%
Volatility	63.96%~68.01%	65.89%~85.70%	69.65%
Expected term in years	5~6.25	6.25	6.25
Forfeiture rate	5%	5%	5%

Restricted Share Units

The following table sets forth the activity for the Company’s RSUs for the periods presented:

			Weighted-Average
			Grant Date
	Shares		Fair Value

Balance, December 31, 2014	-		$-
Granted	37,532		21.97
Vested	(1,765)		36.35
Forfeited or canceled	-		-
Balance, December 31, 2015	35,767		21.26
Granted	60,832		6.38
Vested	(5,299)		10.89
Forfeited or canceled	(14,569)		36.35
Balance, December 31, 2016	76,731		$7.31

Unaudited interim activity:
Balance, January 1, 2017	76,731		$7.31
Adjustment - Balance, December 31, 2016	(7	)(a)	-
Granted	52,836		5.21
Vested	(5,038)		5.57
Forfeited or canceled	(754)		6.44
Balance, March 31, 2017	123,768		$6.49

(a) On February 3, 2017, the Company effected a one-for-seventeen reverse split. Upon finalizing the impact at the holder level, a small rounding adjustment was required to true-up RSUs outstanding as of December 31, 2016.

The RSUs granted during the years ended December 31, 2015 and 2016 and the three months ended March 31, 2017 had an aggregate fair value of $824,534, $387,982 and $275,123, respectively, based on the closing price for common shares on the date of grant. Unrecognized compensation cost related to the Company’s non-vested RSUs was $369,976 as of December 31, 2016, which is expected to be recognized from 2017 through 2019.

F-30

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

8. Income Taxes

Loss before income taxes includes the following components:

	Year Ended December 31,
	2015	2016

United States	$(21,401,954)	$(6,950,722)
Canada	(3,321,634)	(3,760,220)
Total	$(24,723,588)	$(10,710,942)

The Company had no income tax expense or benefit for the years ended December 31, 2015 and 2016.

Reconciliation of Effective Tax Rate

The reconciliation of the federal statutory tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2015	2016

Loss before income taxes	$(24,723,588)	$(10,710,942)
US Federal statutory income tax rate	34.0%	34.0%

Expected income tax benefit based on Federal income tax rate	$(8,406,020)	$(3,641,720)

Reconciling items:
Foreign Rate Differential	(416,606)	(1,117,692)
Stock-based compensation	291,407	676,817
Stock Exchange Listing Fees	-	263,212
Permanent Differences	32,919	31,814
State and Local Taxes	(141,672)	(417,022)
Valuation allowance	8,639,972	4,204,591
Income tax expense	$-	$-

Deferred Taxes

The Company had the following temporary differences that would ordinarily give rise to deferred taxes:

	December 31,
	2015	2016

Deferred tax assets:
Professional Services	$46,309	$57,893
Net Operating Loss Carryforwards	9,226,849	11,109,255
Credits	7,325	38
Other	920,033	898,681
Intangible Assets	4,305,741	6,670,091
Total	14,506,257	18,735,958
Valuation allowance	(14,506,257)	(18,735,958)
	$-	$-

F-31

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income. The Company considers projected future taxable income and ongoing tax planning strategies, then records a valuation allowance to reduce the carrying value of the net deferred taxes to an amount that is more-likely-than-not able to be realized. Based upon the Company’s assessment of all available evidence, including the previous three years of U.S. based taxable income and loss after permanent items, estimates of future profitability, and the Company’s overall prospects of future business, the Company determined that it is more-likely-than-not that the Company will not be able to realize a portion of the deferred tax assets in the future. The Company will continue to assess the potential realization of deferred tax assets on an annual basis, or an interim basis if circumstances warrant. If the Company’s actual results and updated projections vary significantly from the projections used as a basis for this determination, the Company may need to change the valuation allowance against the gross deferred tax assets. On the basis of this evaluation, as of December 31, 2016, a valuation allowance of $18.7 million was recorded to reduce the net deferred tax assets to their estimated realizable value.

The Company had U.S. federal and state income tax net operating loss carry-forwards of approximately $28.1 million and $11.4 million, respectively, as of December 31, 2016 to apply against future taxable income. If not utilized, these net operating losses will expire on various dates in the next 20 years (primarily after 2031). Additionally, the Company had Canadian income tax net operating loss carry-forwards of approximately $3.7 million which will begin to expire in 2033. These net operating loss carry-forward balances might be subject to annual limitations in their use in accordance with U.S. Internal Revenue Code (“IRC”) section 382. The Company has not undertaken the effort of performing the IRC Section 382 study as it has not had the need to utilize the net operating loss carry-forward balances to offset taxable income. However, should the facts change the Company will perform such a study.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	Year Ended December 31,
	2015	2016

Unrecognized tax benefits - January 1	$516,974	$358,458
Gross increases - tax positions in prior period	-	-
Gross decreases - tax positions in prior period	(282,190)	(358,458)
Gross increases - tax positions in current period	123,674	-
Settlement	-	-
Lapse of statute of limitations	-	-
Unrecognized tax benefits - December 31	$358,458	$-

The Company recognizes accrued interest related to unrecognized tax benefits and penalties as income tax expense. The Company does not have any material unrecognized tax benefits which would affect the effective tax rate if recognized. The Company does not have any unrecognized tax benefits which would reverse within the next twelve months.

The Company is subject to taxation in the United States and various states and Canada. As of December 31, 2016, tax years 2013 and forward were generally open to examination by various jurisdictions.

9. Commitments and Contingencies

Operating Lease Commitments

The Company is obligated under several non-cancellable operating leases for office space, expiring in 2017 through 2023. The Company has one sublease for its excess office space as of December 31, 2016. Rent expense, net of sublease income, for the years ended December 31, 2015 and 2016 was $679,000 and $1,377,000, respectively.

F-32

Frankly Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The future aggregate minimum lease payments under these non-cancellable operating leases, without regard to subleases, are payable as follows as of December 31, 2016:

Payments Due During the Years Ending December 31,	Total

2017	$1,403,958
2018	1,381,158
2019	1,076,658
2020	852,908
2021	852,908
Thereafter	995,061
Total	$6,562,651

Capital Lease Commitments

The Company is party to various computer-related equipment leases that qualify as capital lease obligations, expiring in 2017 and 2018. The present value of the future minimum lease payments at inception of the lease is recorded as a capitalized asset within property and equipment (Note 5) with the related capital lease obligation as a liability in the accompanying consolidated balance sheets.

Future minimum capital lease payments were payable as follows as of December 31, 2016:

Payments Due During the Years Ending December 31,	Total

2017	$173,224
2018	40,742
Total	213,966
Amount representing interest	(5,882)
Present value of minimum lease payments	208,084
Less current portion	(167,635)
Non-current portion	$40,449

Employee Benefit Plan

The Company’s subsidiaries, Frankly Co. and Frankly Media, each have a 401(k) plan (the “Plans”), which cover all eligible employees. Under the Plans, employees may contribute from their gross salaries on a before tax basis up to annual statutory limits determined each year. The Company’s matching contributions amounted to $21,224, $0, $0 and $0 for the years ended December 31, 2015 and 2016 and three months ended March 31, 2016 and 2017, respectively.

10. Subsequent Events

For the audited consolidated financial statements, management evaluated subsequent events through April 17, 2017, which is the date these consolidated financial statements were available to be issued. For the unaudited interim condensed consolidated financial statements, management evaluated subsequent events through May 19, 2017, which is the date these consolidated financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to our disclosure in the consolidated financial statements. After the original issuance of our unaudited interim condensed consolidated financial statements, we evaluated subsequent events through August 7, 2017.

On May 25, 2017, the Company entered into amendments to the Raycom SPA and Credit Agreement, pursuant to which Raycom and the Company agreed to further extend the time period for the successful listing of the Company’s common shares on Nasdaq from May 31, 2017 to June 30, 2017 and the enlargement of the Board to seven members to the earlier of, and subject to shareholder approval: (a) 45 days following the effective date of the Company’s Form S-1 registration statement for the Company’s U.S initial public offering, or (b) July 31, 2017.

On May 25, 2017, we entered into an amendment to the Advance Agreement, pursuant to which if the Company did not complete an equity raise of at least $5 million by June 30, 2017, then the prepayment will be applied to the services to be provided for the period commencing July 1, 2017 and Raycom will receive the Discount for services to be provided by us for the year ending December 31, 2017.

Raycom Conversion

The Company entered into a Securities Purchase Agreement with Raycom (the “Raycom Agreement”) dated June 26, 2017, pursuant to which it has agreed to issue to Raycom common shares and warrants in exchange for the reduction of US$7,000,000 principal amount of indebtedness due to Raycom pursuant to the Credit Agreement and the associated promissory note. As a result of the transactions contemplated by the Raycom Agreement, the principal amount due to Raycom will reduce from US$14,500,000 to US$7,500,000. The issuance of the common shares and warrants pursuant to the Raycom Agreement will be subject to the approval of the proposed transaction by the shareholders of the Company (other than Raycom, which will not be permitted to vote on the matter). The Company has agreed to seek such shareholder approval as promptly as may be practicable. Pursuant to Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”), the transactions with Raycom Media, Inc. will be “related-party transactions.” Unless there is an exemption available under applicable securities law, the Company will need to obtain a formal valuation for the transaction.

Pursuant to the Raycom Agreement, Raycom will receive (i) such number of our common shares as is equal to the Canadian dollar equivalent of US$7,000,000 as of the date of the Raycom Agreement, divided by the greater of (A) 85% of the last closing price of our common shares on the TSX-V on the last trading day completed prior to the issuance of the news release announcing the execution of the Raycom Agreement, which closing price was CDN$4.89 ($3.69 based on the exchange rate on June 26, 2017), and (B) 85% of the Canadian dollar equivalent of the initial public offering price of securities sold in the Company’s U.S. initial public offering, and (ii) warrants to purchase up to 675,900 common shares. The warrants will have an exercise price per share equal to the greater of (A) the U.S. dollar equivalent of the last closing price of our common shares on the TSX-V on the last trading day completed prior to the issuance of the news release announcing the execution of the Raycom Agreement (being $3.69), or (B) 120% of the initial public offering price in the Company’s U.S. initial public offering, and will expire on August 31, 2021.

In addition for to providing for the reduction of the principal amount of indebtedness due to Raycom pursuant to the Credit Agreement, the Raycom Agreement amends the Credit Agreement to provide that, (i) commencing with the closing date thereunder, the interest rate payable under the Credit Agreement and the associated promissory note will increase from 10% to 15.75% per annum. The 5.75% additional interest will accrue and be calculated daily and be payable quarterly. Such amount will be payable in the Company’s discretion either in cash or an equivalent amount of the Company’s common shares, based on the last closing price of the common shares on the TSX-V on the last trading day before the end of the applicable quarter (or, if the Company’s common shares are not trading on the TSX-V, on such other exchange on which the common shares may then be traded). If the common shares are not traded on a public exchange, the additional interest will be paid in cash.

In addition, the Raycom Agreement provides that, commencing with the closing date thereunder, the amount of each mandatory repayment due under the Credit Agreement will be reduced from US$687,500 to US$355,600, reflecting the proportionate reduction in the principal amount outstanding.

The Raycom Agreement also provides that (i) the Company will increase the size of its Board of Directors from five to seven on or before September 30, 2017, subject to shareholder approval, (ii) so long as Raycom owns common shares of the Company representing not less than 20% of the issued and outstanding common shares calculated on a fully-diluted basis, (A) a total of two individuals, neither of whom need be independent of the Company, designated by Raycom will be named as part of management’s nominees for election as directors in the Company’s annual proxy circular (subject to compliance with certain TSX-V requirements) and (B) Raycom will have the right to approve one of management’s other nominees, who shall be independent of the Company, for election as director in such proxy circular. Raycom will also be entitled to certain redesignation rights should any of its director nominees die, resign, or be disqualified or removed. If the Company is not successful in obtaining shareholder approval to increase the number of directors on the Board to seven by September 30, 2017, the Company will, by December 31, 2017, call a special shareholders’ meeting for the purpose of enlarging the Board to seven directors, subject to TSX-V Personal Information Form clearance and shareholder approval.

Pursuant to TSX-V rules, if the transactions contemplated by the Raycom Agreement are completed, the expiration date for warrants to purchase 420,560 common shares previously issued to Raycom in connection with the Credit Agreement will be accelerated from August 31, 2021 to August 31, 2017. All other terms of such warrants will remain unchanged. The remaining warrants to purchase 450,600 common shares will continue to be exercisable until August 31, 2021.

The Company has agreed to seek such shareholder approval as promptly as may be practicable. Because the effectiveness of the Raycom Agreement will likely occur following the closing of the Company’s U.S. initial public offering, and because such effectiveness will be subject to a vote of the Company’s shareholders, the effect of the cancellation of debt and issuance of common shares and warrants pursuant to the Raycom Agreement have not been reflected in the section of this Form 10 relating to beneficial ownership of securities.

The Raycom Conversion is subject to completion of the Company’s U.S. initial public offering with gross proceeds to us of at least US$11,000,000 by October 31, 2017 and the listing of our common shares on NASDAQ.

Legal Proceedings

On July 21, 2017, a complaint was filed by Gannaway Entertainment, Inc. (“GEI”), Albert C. Gannaway III, and Samantha Gannaway, and was served on August 4, 2017, captioned Gannaway Entertainment, Inc., Albert C. Gannaway III, Samantha Gannaway V.S. Frankly Inc., Steve Chung, SKP America, LLC, JJR Private Capital Limited Partnership, Ron Schmeichel, Louis Schwartz in the United States District Court for the Northern District of California against the Company, the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and others alleging violations of U.S. securities laws, fraud and breach of fiduciary duties, and seeking in excess of $15 million in damages, arising out of the Company’s acquisition of Gannaway Web Holdings, LLC from GEI and other parties in 2015. The Company is reviewing the complaint with its counsel and believe that the claims are without merit. The Company intends to defend the claims vigorously.

Silicon Valley Bank Line of Credit

On August 1, 2017, the Company repaid all amounts owed to SVB under these agreements and such agreements were terminated.

F-33

Independent Auditor’s Report

To the Board of Managers

Gannaway Web Holdings, LLC (dba Worldnow)

New York, New York

We have audited the accompanying financial statements of Gannaway Web Holdings, LLC (dba Worldnow) (the “Company”), which comprise the balance sheet as of August 25, 2015, and the related statements of income, preferred units and members’ deficit, and cash flows for the period from January 1, 2015 through August 25, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gannaway Web Holdings, LLC (dba Worldnow) as of August 25, 2015, and the results of its operations and its cash flows for the period from January 1, 2015 through August 25, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ Baker Tilly Virchow Krause, LLP

New York, New York

September 19, 2016

F-34

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Balance Sheet

As of
August 25, 2015
Assets
Current assets:
Cash and cash equivalents	$5,487,302
Accounts receivable, net of allowance for doubtful accounts of $57,724 in 2015	3,508,133
Prepaid expenses and other current assets	1,136,553
Total current assets	10,131,988
Property and equipment, net of accumulated depreciation of $5,098,910 in 2015	2,002,903
Software development costs, net of accumulated amortization of $9,163,862 in 2015	7,306,614
Other assets	211,152
Total assets	$19,652,657
Liabilities, Preferred Units and Members’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$3,640,813
Revolving credit facility	2,900,000
Deferred revenue, current portion	2,530,636
Capital leases, current portion	200,788
Other liabilities, current portion	1,000,000
Total current liabilities	10,272,237
Deferred revenue	3,430,372
Capital leases	272,385
Deferred rent	896,299
Total liabilities	14,871,293
Commitments and contingencies
Preferred units (Liquidation preference: A units $11,188,316; B units $12,984,743)	22,362,159
Members’ deficit:
Common units – unlimited units authorized; issued and outstanding 99,352,941 units as of August 25, 2015	38,318,472
Accumulated deficit	(55,899,267)
Total members’ deficit	(17,580,795)
Total liabilities, preferred units and members’ deficit	$19,652,657

See accompanying notes to financial statements.

F-35

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Statement of Income

Period from
January 1, 2015
through
August 25, 2015
Revenues:
License fees	$12,411,128
National advertising, net	3,210,521
Local advertising, net	1,332,646
Local ad serving	870,353
Other revenue	293,125
18,117,773
Operating expenses:
General and administrative	12,976,192
Other general expenses	1,754,319
Depreciation and amortization	2,063,827
Income before interest expense, net	1,323,435
Interest expense	174,992
Net income	$1,148,443

See accompanying notes to financial statements.

F-36

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Statements of Preferred Units and Members’ Deficit

Period from January 1, 2015 through August 25, 2015

							Total
	Preferred	Preferred	Preferred	Common	Common	Accumulated	members’
	Class A	Class B	units	units	units	deficit	deficit
Balance at December 31, 2014	11,188,316	12,984,743	$22,362,159	100,000,000	$37,827,822	$(57,047,710)	$(19,219,888)
Issuance of common units	—	—	—	2,352,941	400,000	—	400,000
Forfeiture of common units	—	—	—	(3,000,000)	—	—	—
Equity-based compensation	—	—	—	—	90,650	—	90,650
Net income	—	—	—	—	—	1,148,443	1,148,443
Balance at August 25, 2015	11,188,316	12,984,743	$22,362,159	99,352,941	$38,318,472	$(55,899,267)	$(17,580,795)

See accompanying notes to financial statements.

F-37

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Statement of Cash Flows

Period from
January 1, 2015
through
August 25, 2015
Cash flows from operating activities:
Net income	$1,148,443
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,063,827
Bad debt	7,350
Equity-based compensation	90,650
Amortization of deferred financing costs	17,820
Transaction fee settled by issuance of common units	400,000
Changes in operating assets and liabilities:
Accounts receivable, net	1,241,794
Prepaid expenses and other current assets	(260,646)
Other assets	(211,152)
Deferred revenue	2,764,561
Accounts payable, accrued expenses, and deferred rent	(923,548)
Other liabilities	(441,968)
Net cash provided by operating activities	5,897,131
Cash flows from investing activities:
Purchase of property and equipment	(276,344)
Capitalized software costs	(1,490,727)
Net cash used in investing activities	(1,767,071)
Cash flows from financing activities:
Revolving credit facility repayments	(100,000)
Term loan payments	(1,333,333)
Payments on capital leases	(135,959)
Net cash used in financing activities	(1,569,292)
Net increase in cash and cash equivalents	2,560,768
Cash and cash equivalents at beginning of year	2,926,534
Cash and cash equivalents at end of year	$5,487,302

Supplemental disclosure of cash flow information
Cash paid for interest during the year	$163,441

Supplemental disclosures of noncash investing and financing activities:
Leasehold improvements, furniture and equipment acquired through capital leases	$457,602

See accompanying notes to financial statements.

F-38

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Notes to Financial Statements

Period from January 1, 2015 through August 25, 2015

(1)	Organization, Description of Business, and Basis of Presentation

(a)	Organization

Gannaway Web Holdings, LLC (dba Worldnow) is a Delaware limited liability company (the Company) and is a majority-owned subsidiary of a domestic corporation, Gannaway Entertainment, Inc. (GEI). The Company began operations on July 17, 1998 concurrent with the purchase of the assets of an entity operating as “Worldnow Online.” On August 25, 2015, the Company was purchased by Frankly, Inc. (the Acquirer, note 11).

(b)	Description of Business

The Company is a solutions service provider that provides digital publishing software as a service and related advertising services for local media sites on the Internet. The Company’s software enables site owners to design, build, and host sites to publish local content and information on digital platforms. The Company also sources national and local advertising for its customers to distribute over multiple consumer devices. The Company’s website publishing and management system (the Producer) allows the customer to manage media assets on all digital platforms and to interact with its consumers. Additionally, the Company licenses or provides other technologies and services.

(c)	Basis of Presentation

The accompanying financial statements have been prepared assuming that Worldnow will continue as a going concern. Management believes that cash on hand, cash to be generated from operations, and cash available under the credit facility (note 10) will be sufficient to meet the Company’s needs. However, circumstances such as the loss of significant customers or deterioration in the economy, particularly in the media and advertising industries, could require the Company to obtain other sources of liquidity and there can be no assurances that such sources will be available.

The financial results for 2015 are presented from January 1, 2015 through the date the Company was sold on August 25, 2015 (period ended August 25, 2015). All amounts as of August 25, 2015 presented herein reflect the Company’s accounts immediately prior to the sale of the Company (note 11).

(2)	Summary of Significant Accounting Policies

(a)	Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The cash presented in the accompanying balance sheets consists of cash collections not yet applied to reduce the outstanding revolving credit facility balance and would not be available to fund disbursements in the event the bank determines, in its sole discretion, that a material adverse change has occurred.

(b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported and the disclosures in the financial statements and accompanying notes. Actual results could differ from those estimates.

F-39

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Notes to Financial Statements

Period from January 1, 2015 through August 25, 2015

(c)	Revenue Recognition

The Company’s primary sources of revenue are license fees for use of its content management systems and video software and fees from national and local advertising revenue earned by the customers.

The Company enters into license agreements with customers for its Producer, video, and mobile applications. These license agreements, generally no cancelable and multiyear, depending on the application, provide the customer the right to use the Company’s application solely on a Company-hosted platform or on the purchased encoders. The license agreements also entitle the customer to technical support. Revenue from these license agreements is recognized ratably over the license term. In accordance with the contingent revenue provisions of ASC Subtopic 605-25, the Company delays recognition of revenue until contractual amounts become due and payable. During the period ended August 25, 2015, the Company received payments of $4.6 million related to customer contract terminations. As of August 25, 2015, the unearned portion was included in deferred revenue and will be recognized upon cessation of services to the customers in the remainder of 2015. License fee revenue represented approximately 69% of total revenue for the period ended August 25, 2015.

Under national advertising agreements, the Company sources, creates, and places advertising campaigns that run across the Company’s network of website participants. National advertising revenue, net of the Company’s sales commission, is shared 0%–75% with customers based on their respective contribution to overall network traffic. The Company invoices national advertising amounts due from advertisers and remits payments to website participants. Depending on the customer arrangement, the obligation to remit payment to the customer is based on either billing to the advertiser or the collection of cash from the advertiser. National advertising revenue is recognized in the period during which the ad impressions are delivered and represented approximately 18% of total revenue for the period ended August 25, 2015.

Under local advertising agreements with customers, the Company provides local ad sales consulting and support services in exchange for monthly fees over the term of the agreement. The fees are established in the agreement with the customer in one of three ways: fixed annual amounts for an unlimited number of advertisers, flat fee paid per advertiser, or a commission rate of approximately 10% to 20% of the local advertising revenue paid by the advertiser. Fixed amounts are recognized as revenue ratably over the contract term, and flat fee and commission-based amounts are recognized as revenue based on the revenue earned for each respective period. The costs and expenses incurred by the Company to provide consulting and support services are expensed as incurred. Local advertising revenue represented approximately 7% of total revenue for the period ended August 25, 2015.

The Company reports revenue earned through national advertising agreements on a net basis. Gross billings from national advertising agreements (including mobile billings) of approximately $9,160,000 resulted in net revenue from national advertising agreements of approximately $3,210,000 for the period ended August 25, 2015.

F-40

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Notes to Financial Statements

Period from January 1, 2015 through August 25, 2015

Revenue from Raycom Media Inc., a significant shareholder and broadcast group customer, accounted for approximately 15% of the Company’s total revenue for the period ended August 25, 2015.

(d)	Property and Equipment

Property and equipment are recorded at cost. Depreciation expense includes amortization of assets held under capital leases and is calculated on a straight-line basis over the lesser of the estimated useful lives of the related assets or the term of the lease. The estimated useful lives used to compute depreciation expense are as follows:

Leasehold improvements	Lesser of 10
years or
remaining life
of lease
Computer equipment	2–5 years
Office equipment and furniture	5–7 years

Expenditures for maintenance and repairs are expensed as incurred.

(e)	Software Development Costs

Capitalized software development costs consist of costs to purchase and develop proprietary software for license to customers and for internal use. Development costs are expensed until the Company has determined that the software will result in probable future economic benefit and technological feasibility has been established. Thereafter, costs are capitalized until the point at which the product is ready for release or use.

Capitalized software is amortized using the straight-line method over its estimated useful life, which generally does not exceed five years. Impairment of the capitalized cost of software developed for license to customers is evaluated by comparing the unamortized cost to its estimated realizable value and recording the asset at the lower of these amounts. Other capitalized software costs are evaluated for impairment by a comparison of their carrying value to future estimated undiscounted net cash flows expected to be generated by their use. If the carrying value is greater than the estimated undiscounted future cash flows, impairment may exist and is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The Company assesses the carrying value of software development costs whenever events or changes in circumstances, such as significant declines in revenue, earnings or cash flows, or material adverse changes in the business climate, indicate that the carrying amount of an asset may be impaired.

(f)	Advertising Costs

The Company’s advertising costs were immaterial for the period ended August 25, 2015.

F-41

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Notes to Financial Statements

Period from January 1, 2015 through August 25, 2015

(g)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. Cash is primarily maintained with one financial institution and deposits may exceed the amount of insurance provided on such deposits. The Company’s accounts receivable are concentrated among customers in the media and broadcasting industry, which may be similarly affected by adverse economic factors impacting that industry. The Company performs ongoing credit evaluations of its major customers, maintains reserves for potential credit losses, and does not require any collateral deposits.

(h)	Equity-Based Compensation

The Company accounts for its employee equity-based compensation awards in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation – Stock Compensation. ASC Topic 718 requires that all employee equity-based compensation is recognized as a cost in the financial statements and that for equity-classified awards, such cost is measured at the grant date fair value of the award. The Company estimates grant date fair value using the Black-Scholes-Merton option pricing model.

Compensation expense for awards is recognized over the requisite service period based on the grant date fair value of those options.

(i)	Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company under its license fee, local advertising, and national advertising agreements with customers. As of August 25, 2015, the allowance for doubtful accounts was approximately $58,000. Such allowance is based on the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, as well as an assessment of the existing economic environment. Balances outstanding over 90 days and over a specified amount are reviewed individually for collectability. All other balances are reviewed on a pooled basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

(j)	Loss Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(k)	Other General Expenses

In 2014, the Company incurred approximately $1,500,000 of expense related to the settlement of a legal matter, which was offset by $200,000 of insurance proceeds. The Company recorded the liability related to this settlement in the other liabilities, current portion line item, of which $1,000,000 related to this matter as of August 25, 2015.

F-42

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Notes to Financial Statements

Period from January 1, 2015 through August 25, 2015

For the period ended August 25, 2015, the Company incurred approximately $1,459,000 (note 11) of investment banking and due diligence fees. In addition, the Company incurred $245,000 for sales and use taxes for the period ended August 25, 2015.

(3)	Long-lived Assets

(a)	Property and Equipment

As of August 25, 2015, property and equipment, including assets held under capital lease, consisted of the following:

August 25,
2015

Computer equipment	$6,197,676
Leasehold improvements	654,299
Office equipment and furniture	249,838
7,101,813
Less accumulated depreciation and amortization	(5,098,910)
$2,002,903

Depreciation and amortization expense on property and equipment was approximately $489,000 for the period ended August 25, 2015. Depreciation expense for assets held under capital lease was approximately $63,000 for the period ended August 25, 2015, (note 4(b)).

(b)	Software development costs

As of August 25, 2015, software development costs consisted of the following:

August 25,
2015

Cost	$16,054,021
Less accumulated amortization	(9,163,862)
6,890,159
Cost - in process	416,455
$7,306,614

During the period ended August 25, 2015, amortization expense for software development costs was approximately $1,575,000.

F-43

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Notes to Financial Statements

Period from January 1, 2015 through August 25, 2015

As of August 25, 2015, scheduled annual amortization of software development costs is as follows:

Period ending August 25:
2016	$3,648,102
2017	2,435,115
2018	806,942
$6,890,159

(4)	Commitments and Contingencies

(a)	Operating Leases

The Company leases certain office facilities and office equipment under no cancelable operating lease agreements that expire at various dates through the year 2023. As of August 25, 2015, future minimum lease payments required under such no cancelable lease agreements were payable as follows:

Period ending August 25:
2016	$801,000
2017	853,000
2018	853,000
2019	853,000
2020	853,000
Thereafter	2,132,000
$6,345,000

The Company recognized income of approximately $141,000 in 2015, under the New York City Relocation Employment Assistance Program (REAP), which provides incentives to Manhattan-based companies to relocate to certain areas of the outer boroughs of New York City.

Rent expense, net of REAP income, included in general and administrative expenses in the accompanying statements of income for the period ended August 25, 2015, was approximately $409,000.

F-44

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Notes to Financial Statements

Period from January 1, 2015 through August 25, 2015

(b)	Capital Leases

The Company has entered into various computer-related equipment leases that qualify as capital lease obligations. As a result, the present value of the remaining future minimum lease payments is recorded as a capitalized asset and a related capital lease obligation in the accompanying balance sheets. Assets recorded under capital lease obligations totaled approximately $678,000 as of August 25, 2015. Related accumulated depreciation totaled approximately $142,000 as of August 25, 2015. Future minimum capital lease payments as of August 25, 2015 are payable as follows:

Period ending August 25:
2016	$218,198
2017	186,898
2018	95,067
Total	500,163
Amount representing interest	(26,990)
Present value of minimum lease payments	473,173
Less current portion	(200,788)
Total noncurrent portion	$272,385

(c)	Letter of Credit

As of August 25, 2015, the Company had $500,000 of outstanding letters of credit relating to its lease of office space.

(d)	Legal Contingencies

The Company is involved in various claims and legal actions. In the opinion of the Company, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(5)	Related-Party Transactions

The Company recorded revenue from Raycom Media Inc., a significant shareholder, of approximately $2,686,000 for the period ended August 25, 2015. Breakdown of revenue recorded from Raycom Media Inc. is as follows:

F-45

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Notes to Financial Statements

Period from January 1, 2015 through August 25, 2015

Period Ended
August 25, 2015

License fees	$2,165,000
National advertising, net	265,000
Local advertising, net	33,000
Local ad serving	167,000
Other revenue	56,000
$2,686,000

Related-party transactions with this affiliate in the accompanying balance sheet as of August 25, 2015 include trade accounts payable of approximately $41,000, deferred revenue of approximately $1,158,000, and trade accounts receivable of approximately $99,000.

(6)	Equity-Based Incentive Plan

The Company has a nonqualified incentive plan (the Plan), which provides employees, directors, and certain consultants the option to purchase common units of the Company. The grant date, exercise price, number of units, and vesting period for each grant is determined at the discretion of the Company’s board of managers. Grantees typically vest in the options at the rate of 33% for each full year of service to the Company from the option grant date. On occasion, certain option grants may vest immediately. The majority of grants in 2015 vest 33% per year for 3 years. The Company is authorized to grant options for up to 17,647,000 units under the Plan, and as of August 25, 2015, approximately 8,927,000 units remained available for grant. The options expire 10 years after the grant date.

The following transactions occurred with respect to options under the Plan for the period ended August 25, 2015:

		Weighted
	Number of	average
	Options	exercise price
Balance outstanding at December 31, 2014	8,906,946	$0.15
Granted	345,000	0.15
Exercised	-	-
Forfeited or canceled	(531,750)	0.21
Balance outstanding at August 25, 2015	8,720,196	$0.15

The Company utilizes the Black-Scholes-Merton option-pricing model to estimate the fair value of options granted, which requires the input of highly subjective assumptions including: the expected option life, the risk-free interest yield, the dividend yield and the volatility of the Company’s common unit price. The risk-free interest yield is estimated based on five year constant maturity U.S. Treasury rates at the date of grant. Volatility is estimated based on historical volatility of comparable companies. The Company has not historically issued any dividends and does not expect to in the near future. The expected option life is estimated based on historical experience and knowledge of future events. The options granted in 2015 were assumed to have an expected life of 0.2 years given knowledge of the planned sale of the Company (note 11) at the date of grant.

F-46

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Notes to Financial Statements

Period from January 1, 2015 through August 25, 2015

The fair value of option grants during the period ended August 25, 2015 was estimated on the date of grant using the following range of assumptions and estimates:

Assumption	August 25, 2015
Volatility	57%
Risk-free interest yield	1.7%
Dividend yield	-
Average life	0.2 years
Weighted average fair value of common units	$0.15
Weighted average grant date fair value	$0.02

The Company amortizes the fair value of option grants on a straight-line basis over their respective vesting periods. Approximately $91,000 of compensation expense was recognized for the period ended August 25, 2015. In connection with the sale of the Company (note 11), all unvested options became fully vested. As of August 25, 2015, there was no unrecognized equity-based compensation on outstanding options.

The following table summarizes information about unit options outstanding as of August 25, 2015:

			Weighted
			average
			remaining
	Options	Options	contractual
Exercise Price	Outstanding	Vested	life
0.12	5,856,946	5,856,946
0.15	2,688,250	2,688,250
1.00	175,000	175,000
0.15	8,720,196	8,720,196	6.1 years

(7)	401(k) Plan

The Company offers its qualified employees the opportunity to participate in a defined-contribution plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Employees qualify for the plan after three months of service and attaining the age of 21. The Company does not match employee contributions.

F-47

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Notes to Financial Statements

Period from January 1, 2015 through August 25, 2015

(8)	Income Taxes

The Company is treated as a partnership for federal income tax purposes and does not incur federal or state income taxes. Instead, its earnings and losses are included in the income tax returns of the members whose tax impact depends on their respective tax situations. Therefore, the financial statements do not reflect a provision for federal or state income taxes.

The Company is subject to income taxes in New York City. Deferred income taxes in this jurisdiction consist principally of net operating loss carryforwards of approximately $1,600,000 as of August 25, 2015. The Company has recorded a full valuation allowance against its deferred tax asset due to the uncertainty of realizing the related benefits. Additionally, utilization of this carryforward to offset taxable income in future periods is limited to common ownership that exists between the year the taxable income is generated and the year the loss carryforward was generated.

(9)	Common Units and Preferred Units

Common Units

In May 2015 a member of the Company agreed to forfeit their 3,000,000 common units held in the Company. No consideration was given as a result of this forfeiture.

In connection with the sale of the Company (note 11) an additional 2,352,941 units, based on a price of $0.17 per unit, of the Company were issued to Frankly, Inc. as consideration for the assumption of a $400,000 liability of the Company due to a third-party vendor.

Preferred Units

The Preferred Units have a stated capital value of $1.00 per unit and a dividend rate of 6% per year. The dividends are not cumulative. The dividend rate is applied to the unreturned capital value of the Preferred Units, which is the stated capital value of $1.00 per unit reduced by the aggregate amount of distributions made by the Company in respect of the Preferred Units. The Preferred Units are convertible, at the option of the holder, into Common Units at the ratio of the unreturned capital value to $1.00. The conversion ratio may be adjusted in the event of stock splits or stock dividends and to reflect distributions of cash or other assets. The Preferred Class B units have preference over the Preferred Class A units in the event of liquidation and for purposes of dividend distributions. There was no preferred unit activity in 2015. A summary of preferred units authorized, issued and outstanding as of August 25, 2015 is as follows:

	Preferred Class A		Preferred Class B
		Carrying		Carrying
	Units	value	Units	value
	11,188,316	$11,188,316	12,984,743	$11,173,843

Unreturned capital value		$11,188,316		$12,984,743

(10)	Credit Facility

In September 2013, the Company entered into an amended agreement with its lender. The amended agreement provided for a $2,000,000 term loan, a $3,000,000 revolving line of credit, and a $500,000 letter of credit (collectively, the Credit Facility). The term loan was scheduled to mature in August 2016 and required monthly principal payments of $67,000 beginning in March 2014. Interest on the term loan was payable monthly and accrued at the greater of 3.25% or the lender’s prime rate, plus 1.0%. The term loan was repaid in full during the period ended August 25, 2015.

F-48

GANNAWAY WEB HOLDINGS, LLC

(dba WORLDNOW)

Notes to Financial Statements

Period from January 1, 2015 through August 25, 2015

Borrowings on the revolving line of credit are limited to the lesser of $3,000,000 or a percentage of eligible accounts receivable (the advance rate). The advance rate is 85% of eligible accounts receivable, unless the dilution rate from items such as credits and billing adjustments is 3.5% but less than 5%, in which case it will be reduced to 80%. The lender may reduce the advance rate below 80% in the event the lender determines that dilution as to the Company’s receivables exceeds 5.0%. Eligible accounts receivable exclude, among other things, past-due invoices, and customer balances where more than 35% of the amounts owed by the customer are past due. The revolving credit facility was renewed in April 2015 for two years. It expires in April 2017 and requires monthly interest payments. The interest rate applicable to the revolving credit facility is the greater of 3.25% or the lender’s prime rate, plus 2.50%. As of August 25, 2015, $2,900,000, was outstanding under the revolving line of credit and the applicable interest rate was 5.75%.

The Credit Facility contains financial covenants for which compliance must be measured monthly and before each advance. These covenants include an asset coverage ratio of not less than 1.05 to 1.0 and a debt service coverage ratio, measured on a rolling 3-month basis, of not less than 1.75 to 1.0. The asset coverage ratio is defined as unrestricted cash maintained at lender plus eligible receivables less contra-accounts, counterclaims, and offsets, which include liabilities the Company has to its customers for their share of advertising revenue, divided by the Credit Facility balance, including the letter of credit but excluding the term loan balance. The debt service coverage ratio was modified in April 2015 and is defined as the most recent three months’ net income plus interest, depreciation, amortization, and nonrecurring noncash expenses divided by the current portion of long-term debt plus interest expense, severance payments and capital lease payments for the three months tested. The Company’s ability to comply with these covenants is subject to risk and uncertainty. Borrowings under the Credit Facility are secured by all property of the Company, including but not limited to cash, accounts receivable, property and equipment, and other long-lived assets.

In the event there is an event of default under the Credit Facility, the interest rates on the term loan and revolving credit facility will be subject to an additional 5% (500 basis points).

The $2,000,000 term loan was secured by a guaranty executed by Raycom Media Inc., a related party. On August 5, 2015, the term loan, including accrued interest, was paid in full and, consequently, the guaranty by Raycom Media Inc. was terminated.

(11)	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through September 19, 2016, the date on which the financial statements were available to be issued.

Sale of Company

On August 25, 2015, all of the outstanding common units and preferred units of the Company were acquired by Frankly, Inc. (the Acquirer, a company traded on the TSX Venture Exchange) for aggregate consideration of $45,000,000 comprised primarily of $10,000,000 of cash, $15,000,000 in promissory notes and $20,000,000 in restricted common shares of the Acquirer. In connection with the sale, the Company incurred transaction costs of approximately $1,459,000 in cash and stock during the period ended August 25, 2015.

F-49

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Frankly Inc.

Dated: August 7, 2017	By:	/s/ Steve Chung
	Name:	Steve Chung
	Title:	Chief Executive Officer

95

EXHIBIT INDEX

Exhibit No.

3.1	Articles of Frankly Inc. (Incorporated by reference from Exhibit 3.1 to Amendment No. 2 to Form S-1 (Registration No. 333-214578) filed February 1, 2017)

3.2	Amended and Restated Certificate of Incorporation of Frankly Co. dated December 12, 2014 (Incorporated by reference from Exhibit 3.2 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

3.3	Certificate of Merger of Frankly Co. dated December 23, 2014 (Incorporated by reference from Exhibit 3.3 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

3.4	Certificate of Formation of Frankly Media LLC, dated May 11, 1998 as amended on October 15, 2015 (Incorporated by reference from Exhibit 3.4 to Amendment No. 1 to Form S-1 (Registration No. 333-214578) filed January 11, 2017)

3.5	Sixth Amended and Restated Limited Liability Company Agreement of Frankly Media LLC, dated August 25, 2015 (Incorporated by reference from Exhibit 3.5 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

3.6	Bylaws of Frankly Co. (Incorporated by reference from Exhibit 3.6 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

4.1	Warrant dated August 31, 2016 issued to Raycom Media, Inc. (the “Raycom Warrant”) (Incorporated by reference from Exhibit 4.1 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

4.2	Form of Share Certificate (Incorporated by reference from Exhibit 4.2 to Amendment No. 1 to Form S-1 (Registration No. 333-214578) filed January 11, 2017)

4.3	Form of Class A Restricted Share Certificate (Incorporated by reference from Exhibit 4.3 to Amendment No. 1 to Form S-1 (Registration No. 333-214578) filed January 11, 2017)

4.4	Promissory Note, dated August 31, 2016 by and between Frankly Inc., as borrower, and Raycom Media, Inc., as creditor (Incorporated by reference from Exhibit 4.4 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

4.5	Form of Warrant dated December 19, 2016 (Incorporated by reference from Exhibit 4.5 to Amendment No. 1 to Form S-1 (Registration No. 333-214578) filed January 11, 2017)

10.1	Amended and Restated Employment Agreement, dated March 23, 2015, between Frankly Co. and Steve Chung (Incorporated by reference from Exhibit 10.1 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

10.2	Amendment of Employment Agreement, dated August 15, 2016 between Frankly Co. and Steve Chung (Incorporated by reference from Exhibit 10.2 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

10.3	Management Services Agreement between Schwartz & Associates, PC and Frankly Media LLC (Incorporated by reference from Exhibit 10.3 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

10.4	Amendment to the Management Services Agreement, dated August 15, 2016, between Louis Schwartz and Frankly Media LLC (Incorporated by reference from Exhibit 10.4 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

10.5	Amendment to the Credit Agreement and SPA, dated December 20, 2016 by and between Raycom Media, Inc. and Frankly Inc. (Incorporated by reference from Exhibit 10.5 to Amendment No. 1 to Form S-1 (Registration No. 333-214578) filed January 11, 2017)

10.6	Loan and Security Agreement between Silicon Valley Bank and Frankly Inc. dated December 28, 2016 (Incorporated by reference from Exhibit 10.6 to Amendment No. 1 to Form S-1 (Registration No. 333-214578) filed January 11, 2017)

10.7	Guaranty Agreement dated August 31, 2016 by and between Frankly Co. and Raycom Media, Inc. (Incorporated by reference from Exhibit 10.7 to Amendment No. 2 to Form S-1 (Registration No. 333-214578) filed February 1, 2017)

10.8	Director Agreement dated August 11, 2016 between Frankly Inc. and Tom Rogers (Incorporated by reference from Exhibit 10.8 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

10.9	Director Agreement dated August 5, 2016 between Frankly Inc. and Steven Zenz (Incorporated by reference from Exhibit 10.9 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

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10.10	Credit Agreement, dated August 31, 2016 by and between Frankly Inc. and Raycom Media, Inc. (Incorporated by reference from Exhibit 10.10 to Amendment No. 1 to Form S-1 (Registration No. 333-214578) filed January 11, 2017)

10.11	Share Purchase Agreement, dated August 31, 2016 by and between Frankly Inc. and Raycom Media, Inc. (Incorporated by reference from Exhibit 10.11 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

10.12	Amended and Restated Equity Incentive Plan dated January 22, 2016 (Incorporated by reference from Exhibit 10.12 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

10.13	Form of Restricted Stock Units Agreement (Incorporated by reference from Exhibit 10.13 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

10.14	Guaranty Agreement dated August 31, 2016 by and between Frankly Media LLC and Raycom Media, Inc. (Incorporated by reference from Exhibit 10.14 to Amendment No. 2 to Form S-1 (Registration No. 333-214578) filed February 1, 2017)

10.15	Intellectual Property Security Agreement dated August 31, 2016 by and among Frankly Inc., Frankly Co. and Frankly Media LLC, on the one hand, and Raycom Media, Inc. on the other hand (Incorporated by reference from Exhibit 10.15 to Amendment No. 2 to Form S-1 (Registration No. 333-214578) filed February 1, 2017)

10.16	Pledge Agreement dated August 31, 2016 by and between Frankly Inc. and Raycom Media, Inc. (Incorporated by reference from Exhibit 10.16 to Amendment No. 2 to Form S-1 (Registration No. 333-214578) filed February 1, 2017)

10.17	Security Agreement dated August 31, 2016 by and between Frankly Inc. and Raycom Media, Inc. (Incorporated by reference from Exhibit 10.17 to Amendment No. 2 to Form S-1 (Registration No. 333-214578) filed February 1, 2017)

10.18	Security Agreement dated August 31, 2016 by and between Frankly Co. and Raycom Media, Inc. (Incorporated by reference from Exhibit 10.18 to Amendment No. 2 to Form S-1 (Registration No. 333-214578) filed February 1, 2017)

10.19	Security Agreement dated August 31, 2016 by and between Frankly Media LLC and Raycom Media, Inc. (Incorporated by reference from Exhibit 10.19 to Amendment No. 2 to Form S-1 (Registration No. 333-214578) filed February 1, 2017)

10.20	Employment Agreement dated October 14, 2015 between Gannaway Web Holdings, LLC d/b/a WorldNow (now Frankly Media) and Omar Karim (Incorporated by reference from Exhibit 10.20 to Amendment No. 2 to Form S-1 (Registration No. 333-214578) filed February 1, 2017)

10.21	Amendment of Employment Agreement dated August 15, 2016 between Frankly Media LLC and Omar Karim (Incorporated by reference from Exhibit 10.21 to Amendment No. 2 to Form S-1 (Registration No. 333-214578) filed February 1, 2017)

10.22	Website Software and Services Agreement (“Raycom Services Agreement”) dated October 1, 2011, by and between Raycom Media, Inc. and Raycom Media LLC (formerly WorldNow), as amended on October 1, 2014 and August 21, 2015 (Incorporated by reference from Exhibit 10.22 to Amendment No. 2 to Form S-1 (Registration No. 333-214578) filed February 1, 2017)

10.23	Amendment of Employment Agreement, dated February 1, 2017 between Frankly Co. and Steve Chung

10.24	Amendment of Employment Agreement dated March 1, 2017 between Frankly Media LLC and Omar Karim (Incorporated by reference from Exhibit 10.24 to Amendment No. 3 to Form S-1 (Registration No. 333-214578) filed April 18, 2017)

10.25	Amendment to Raycom Services Agreement (the “Raycom Services Agreement Amendment”), dated December 22, 2016 (Incorporated by reference from Exhibit 10.25 to Amendment No. 3 to Form S-1 (Registration No. 333-214578) filed April 18, 2017)

10.26	Amendment to Raycom Services Agreement Amendment, dated March 30, 2017 (Incorporated by reference from Exhibit 10.26 to Amendment No. 3 to Form S-1 (Registration No. 333-214578) filed April 18, 2017)

10.27	Amendment to Credit Agreement, SPA and Raycom Warrant, dated March 30, 2017 by and between Raycom Media, Inc. and Frankly Inc. (Incorporated by reference from Exhibit 10.27 to Amendment No. 3 to Form S-1 (Registration No. 333-214578) filed April 18, 2017)

10.28	Amended and Restated Equity Incentive Plan dated March 2, 2017 (Incorporated by reference from Exhibit 10.28 to Amendment No. 3 to Form S-1 (Registration No. 333-214578) filed April 18, 2017)

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10.29	Amendment to Raycom Services Agreement Amendment, dated May 25, 2017 (Incorporated by reference from Exhibit 10.29 to Amendment No. 7 to Form S-1 (Registration No. 333-214578) filed June 2, 2017)

10.30	Amendment to Credit Agreement, SPA and Raycom Warrant, dated May 25, 2017 by and between Raycom Media, Inc. and Frankly Inc. (Incorporated by reference from Exhibit 10.30 to Amendment No. 7 to Form S-1 (Registration No. 333-214578) filed June 2, 2017)

10.31	Securities Purchase Agreement dated June 26, 2017 between Raycom Media, Inc. and Frankly Inc. (Incorporated by reference from Exhibit 10.31 to Amendment No. 9 to Form S-1 (Registration No. 333-214578) filed June 27, 2017)

16.1	Letter on Change in Certifying Accountant of Collins Barrow Toronto LLP, dated November 10, 2016 (Incorporated by reference from Exhibit 16.1 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

16.2	Letter on Change in Certifying Accountant of KPMG Canada, dated November 10, 2016 (Incorporated by reference from Exhibit 16.2 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

16.3	Letter on Change in Certifying Accountant of Collins Barrow Toronto LLP, dated May 11, 2017 (Incorporated by reference from Exhibit 16.3 to Amendment No. 4 to Form S-1 (Registration No. 333-214578) filed May 11, 2017)

21.1	List of Subsidiaries (Incorporated by reference from Exhibit 21.1 to Form S-1 (Registration No. 333-214578) filed November 10, 2016)

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